As filed with the Securities and Exchange Commission on February 17, 2004
                                                      Registration No.
                                                                      ----------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                              --------------------

                                   INYX, Inc.
                 (Name of small business issuer in its charter)

           Nevada                          2384                  75-2870720
  (State or jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization  Classification Code Number)   Identification No.)
                               825 Third Avenue, 40th Floor
                                 New York, New York 10022
                                      (212) 838-1111 (Address
                              and telephone number
                             of principal executive offices)

Jack Kachkar, Chairman & CEO                              With a copy to
825 Third Avenue, 40th Floor                            Ronald L. Brown, Esq.
  New York, New York 10022                                Andrews Kurth LLP
       (212) 838-1111                                1717 Main Street, Ste. 3700
(Name, address and telephone                          Dallas, Texas 75240-6657
number of agent for service)

Approximate date of proposed sale to the public: From time to time after the effective date of the registration statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]:

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. []

                         CALCULATION OF REGISTRATION FEE

=============================== =============== =========== ============== ==================
                                                 Proposed     Proposed
                                                  Maximum     Maximum
          Title of Each              Amount      Offering    Aggregate
       Class of Securities           to be       Price Per    Offering         Amount of
         to be Registered        Registered(1)   Share(2)      Price        Registration Fee
------------------------------- --------------- ----------- -------------- ------------------
Common Stock, $0.001 par value     26,235,000       $1.21     $31,744,350      $4,022.00
                                   ----------
=============================== =============== =========== ============== ==================

         (1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate number of additional shares that may be issuable in connection with share splits, share dividends or similar transactions.

         (2) Estimated pursuant to Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the bid and asked prices for the Company's common stock as reported within five business days prior to the date of this filing.
                       -----------------------------------


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  Subject to completion dated February 17, 2004


                                   INYX, INC.


                                26,235,000 Shares


                                  Common Stock

         This prospectus relates to the offer and sale of up to 26,235,000 shares of common stock by our stockholders. They are named under the heading of "Selling Stockholders" appearing at page 12. We will not receive any of the proceeds from the sale of common stock by the selling stockholders. We will pay all expenses in connection with this offering, and the selling stockholders will only be responsible for paying any sales or brokerage commissions or discounts with respect to sales of their shares.

         The selling stockholders may sell shares in the over-the-counter market or on any stock exchange on which our common stock may be listed at the time of sale. They may also sell shares in block transactions or private transactions or otherwise, through brokers or dealers. These sales will be made either at market prices prevailing at the time of sale or at negotiated prices. Brokers or dealers may act as agents for the selling stockholders or may purchase any of the shares as principal. If brokers or dealers purchase shares as principal, they may sell such shares at market prices prevailing at the time of sale or at negotiated prices.

         In lieu of making sales through the use of this prospectus, the selling stockholders may also make sales of the shares covered by this prospectus pursuant to Rule 144 or Rule 144A under the Securities Act.

         Our common stock is traded on the National Association of Securities Dealers, Inc. OTC Bulletin Board under the symbol "IYXI". We have applied to have our shares of common stock listed on the American Stock Exchange. On
February 12, 2004, the closing bid price for our common stock was $1.19 per share.

         For a discussion of certain considerations associated with the purchase of the common stock offered hereby, see "Risk Factors" beginning on page 4.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ____________ ____, 2004

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and Financial Statements and related notes thereto appearing elsewhere in this Prospectus.

The Company

         Inyx, Inc. (formerly known as Doblique, Inc.), through its wholly-owned subsidiaries, Inyx Pharma Limited ("Inyx Pharma") and Inyx Canada, Inc. ("Inyx Canada"), is a specialty pharmaceutical company that focuses its expertise on development-led contract manufacturing and the development and manufacturing of its own prescription and over-the-counter ("OTC") pharmaceutical products. We also provide specialty pharmaceutical development and manufacturing consulting services to the international healthcare market. By "specialty pharmaceutical," we mean that we specialize in the development and manufacturing of selected pharmaceutical products and technologies for the treatment of respiratory, allergy, dermatological and topical disease conditions. Although we continue to expand our own product research and development activities, we have not yet commercialized or marketed our own products or drug delivery applications. We also have limited product distribution capabilities, and although we perform some sales and marketing functions, until we build or contract our own sales force, we will initially depend on our customers' distribution channels or strategic partners to market and sell the pharmaceutical products we are presently developing or planning to develop. A material element of our growth strategy is to expand our existing business through the strategic acquisitions of pharmaceutical products and drug delivery devices that are complementary with our expertise, including those through the acquisition of other pharmaceutical companies. We, therefore, continually evaluate opportunities to make strategic acquisitions of specialty pharmaceutical products or businesses. We completed our first acquisition in April 2003, which is discussed below. Our corporate address is 825 Third Avenue, 40th Floor, New York, New York 10022, and our telephone number is (212) 838-1111, fax (212) 838-0060. Inyx, Inc. is a Nevada corporation. Inyx Pharma is a corporation formed under the laws of England and Wales with offices and product development and manufacturing facilities in Runcorn, Cheshire, England. Inyx Canada, a Canadian corporation that provides administrative and business development support, is located in Toronto, Ontario.

The Offering

         Up to 26,235,000 shares of our issued and outstanding common stock are being offered and sold by the selling stockholders. We will not receive any of the proceeds from the sale of these shares. Such shares include (i) 5,385,000 shares issued upon exercise of stock purchase warrants at exercise prices ranging from $1.10 to $3.10; (ii) 3,000,000 shares sold in a private placement to institutions and accredited investors in October 2003; (iii) up to 6,000,000 shares that may be sold by the holder of a 7% Convertible Term Note issued October 29, 2003, consisting of approximately 5,000,000 shares that may be issued either upon conversion of the Term Note or payment in kind of the principal amount of the Term Note and up to approximately 1,000,000 shares issuable in kind to pay interest on such Note; and (iv) up to 3,150,000 shares that may be sold by the holder of two promissory notes issued December 30, 2003, consisting of 2,400,000 shares that may be issued either upon conversion of the notes or payment in kind of up to $1,000,000 of principal amount of one of the notes, and up to 750,000 shares issuable in kind to pay interest on one of the notes. Therefore, if the holders of the notes convert them into common stock, this prospectus will cover the resale of such shares of common stock. However, if the notes are not converted, we may pay the principal and interest of the notes in shares of common stock, and this prospectus will cover the issuance of those shares to pay such debt and their eventual resale.

Plan of Distribution

         Sales of common stock may be made by or for the account of the selling stockholders in the over-the-counter market or on any exchange on which our common stock may be listed at the time of sale. Shares may also be sold in block transactions or private transactions or otherwise, through brokers or dealers. Brokers or dealers may be paid commissions or receive sales discounts in connection with such sales. The selling stockholders must pay their own commissions and absorb the discounts. Brokers or dealers used by the selling stockholders may be deemed to be underwriters under the Securities Act of 1933. In addition, the selling stockholders will be underwriters under the Securities Act with respect to the common stock offered hereby.

Risk Factors

         Investing in the common stock involves certain risks. You should review these "Risk Factors" beginning on page 4.


Summary Financial Information

                                              Nine Months Ended
                                                September 30
                                                ------------              Year Ended December 31,
                                                (unaudited)               -----------------------
                                           (In thousands except per           (In thousands)
                                                share amounts)           (except for share amounts)
                                             2003 (1)      2002                2002        2001
                                             --------    --------           --------    --------
Statement of Operations Data:
Net revenues                                 $  8,134    $ 20,862           $ 24,644    $ 21,919
Gross profit                                    1,604       3,537              3,872       6,670
Total operating expenses                        4,809       6,516              8,483       4,366
Earnings (loss) from continuing operations     (2,999)     (3,180)           (30,988)        524
Loss from discontinued operations                 (25)       --
Net earnings (loss)                            (3,024)     (3,180)           (30,988)        524
Earnings (loss) per share of common stock
     outstanding basic and fully diluted:
From continuing operations                      (0.14)      (0.20)             (1.94)       0.03

(1) Operations as a combined business since the reverse acquisition of Inyx Pharma on April 28, 2003.

Balance Sheet Data:

                                       September 30, 2003     December 31, 2002
                                       ------------------     -----------------
                                          (unaudited)          (In thousands)

                                         (In thousands)
Total assets                               $ 20,825              $ 10,612
Working capital (deficit)                    (1,410)                 (953)
Total liabilities                            12,366                34,557
Stockholders' equity (deficit)                8,459               (23,945)

Pro Forma Condensed Combining Summary Financial Information

                                     Nine Months Ended
                                       September 30      Year Ended December 31,
                                       ------------      -----------------------
                                        (unaudited)            (unaudited
                                      (In thousands)         (In thousands)
                                     2003        2002             2002
                                   --------    --------         --------
Statement of Operations Data:
Net revenues                       $ 10,530    $ 18,133         $ 21,184
Gross profit                          2,124       3,506            3,862
Operating loss                       (3,046)     (2,329)          (2,957)
Net loss                             (3,573)     (2,813)         (28,643)

                                  RISK FACTORS

         In addition to the other information presented in this prospectus, prospective investors should carefully consider the following risk factors in evaluating an investment in our common stock. They are not the only ones we face. Additional risks and uncertainties that we are not aware of or that we currently deem immaterial also may impair our business. If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected.

                          RISKS RELATED TO OUR BUSINESS

We  depend  on  our   customers   to  continue   outsourcing   development   and
manufacturing.

         Our revenues are highly dependent on research and development expenditures, production-related compliance testing expenditures and contract manufacturing expenditures by the pharmaceutical, biotechnology and medical device companies who are our clients. We believe we have benefited from the growing tendency of pharmaceutical and biotechnology companies to engage independent organizations to conduct development and testing projects and to produce the pharmaceuticals necessary for such projects and for commercial sale. A general economic decline in these industries or a reduction in the outsourcing of research, development, testing and manufacturing or production activities by our customers could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We depend on certain customers for most of our sales.

         Our largest customers account for a significant percentage of our revenue. For the fiscal year ended December 31, 2002, revenues from our largest three customers accounted for $10.8 million in net revenues or approximately 51% of total revenue. During 2002, these three customers were the Merck Group of Companies, accounting for $7 million in net revenue or approximately 33% of total revenues; Connetics Corporation, accounting for $2.8 million in net revenue or approximately 13% of total revenues; and Celltech Pharmaceuticals Ltd., accounting for $1 million in net revenue or approximately 5% of total revenues. For the nine month period ended September 30, 2003, revenues from our largest three customers accounted for $3.4 million in net revenues or approximately 42% of total revenues. During this nine-month period, these three customers were Merck Generics (UK) Ltd., accounting for $1.7 million in net revenue or approximately 21% of total revenues; Genpharm Inc., accounting for $1 million in net revenue or approximately 12% of total revenues; and Celltech Pharmaceuticals Ltd., accounting for $0.7 million in net revenue or approximately 9% of total revenues. There can be no assurance that our business will not continue to be dependent on certain customers or that annual results will not be dependent upon the performance of a few large projects for specific customers.

         Due to the nature of the drug development process, significant customers in any one period may not continue to be significant customers in subsequent periods. Some customers may not seek our services for periods of a year or more during which they concentrate on testing and clinical trials related to the products produced by us. We continually seek to increase our customer base and obtain new business from existing customers, whether or not significant contracts have expired or are expected to expire in the near future. The loss of business from a significant customer or the failure on our part to replace customers whose projects have been completed (either with new projects for such customers or new customers) could have a material adverse affect on our business, financial condition, results of operations and cash flows.

Because we currently operate some of our business under short-term agreements, we need to maintain or increase the number of longer-term agreements in order to grow our business.

         Although we provide a number of our products to our customers under longer-term, multi-year agreements, we do receive some of our business under individual purchase orders and short-term agreements with our customers. We need to continue to successfully negotiate an increased number of purchase orders and longer-term contracts with a larger number of clients to increase our revenues. If we fail to maintain our current rate of incoming orders, our revenues and profits may decline. If we fail to obtain more purchase orders or contracts, this may have a material adverse effect on our business, financial condition, results of operations and cash flows.

If we are not  able  to  develop,  and  market  and  sell  our  own  proprietary
pharmaceutical   products,   our  business  and  competitive   position  in  the
pharmaceutical industry may suffer.

         Our business growth strategy includes the development and sales of our own proprietary pharmaceutical products for respiratory, dermatological and topical drug delivery applications through our own customers' distribution channels or with strategic marketing partners. We compete with other pharmaceutical companies, including large pharmaceutical companies with financial resources and capabilities substantially greater than ours, in the development and marketing of new pharmaceutical products or generic ones. Although we are building the resources to implement such a business strategy and grow our business, we cannot provide assurance that we will be able to successfully develop or commercialize our own pharmaceutical products, whether new products or generic ones, on a timely or cost-effective basis. We also cannot provide assurance that we will be able to obtain the required regulatory approvals necessary to develop and commercialize our own pharmaceutical products or develop new treatment indications and line extensions for existing marketed pharmaceutical products in order to grow our business. Furthermore, as we have limited sales and marketing capabilities and lack an integrated product sales force, we will be depending on our customers' own distribution channels or strategic partners for sales and marketing assistance while we build or contract our own sales force. Even if we successfully develop and commercialize a regulatory-approved pharmaceutical product, we may not be able to generate sales sufficient to create a profit or otherwise avoid a loss. If we cannot successfully develop, commercialize and market our own pharmaceutical products, including the failure to obtain the necessary regulatory approvals to market such products, the growth of our business, financial condition and results of operations could be materially adversely affected.

Our lack of sales and marketing experience could affect our ability to market our potential products, which could adversely affect our potential revenues from future product sales.

         Currently, we have no experience in developing, training or managing a sales force. We will incur substantial additional expenses if we have to undertake these business activities, and the costs of establishing a sales force may exceed our product revenues. In addition, we compete with other pharmaceutical companies, including large pharmaceutical companies which have financial resources and sales and marketing capabilities and expertise substantially greater than ours. As a result, any marketing and sales efforts that we may undertake may be unsuccessful and may have a material adverse affect on our business, its growth and financial condition, and results of operations.

If we cannot  implement  our strategy to grow our business  through  product and
company   acquisitions,   our   business   and   competitive   position  in  the
pharmaceutical industry may suffer.

         Our business strategy includes enhancing our competitive position in the pharmaceutical industry through acquisitions of regulatory-approved pharmaceutical products and drug delivery devices for respiratory, dermatological and topical drug delivery applications or such products in development, including through the acquisition of other pharmaceutical companies. Other pharmaceutical companies, most of which have substantially greater financial, marketing and sales resources than we do, compete with us for the acquisition of such regulatory-approved products, products in development or pharmaceutical companies. The inability to effect acquisitions of such regulatory approved products, products in development, or other pharmaceutical companies may limit the growth of our business. Furthermore, as we have limited sales and marketing capabilities and lack an integrated product sales force, even if we obtain rights to a regulatorily approved pharmaceutical product or acquire a company, we may not be able to generate sales sufficient to create a profit or otherwise avoid a loss. If we cannot successfully acquire regulatorily approved products or other pharmaceutical companies in our market sector, our business growth, financial condition and results of operations could be materially adversely affected.

We will face challenges in the integration of acquisitions and if we cannot integrate the business of products or companies we acquire, our business may suffer.

         The integration of acquired products or pharmaceutical companies into our business will require significant management attention and may require the further expansion of our management team or the implementation of our own sales force. In order to manage our acquisitions effectively, we must maintain adequate operational, quality and regulatory, financial and management information systems and motivate and effectively manage an increasing number of employees and sales personnel. Further, any acquisition may initially have an adverse effect upon our results of operations while the acquired business is adapting to our management and operating practices. Our future success will also depend in part on our ability to retain or hire qualified employees to develop, sell and market our own products and to manage and operate newly acquired companies and products in accordance with applicable regulatory standards and on an efficient and cost-effective basis. There can be no assurance that we will be able to successfully integrate the operations of any company or products we may acquire. There also can be no assurance that our personnel, systems, procedures, and controls will be adequate to support our continued growth. If we cannot integrate our acquisitions successfully, such changes and acquisitions could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, there can be no assurance that we will be able to obtain adequate financing for any acquisition, or that, if available, such financing will be on favorable terms. Moreover, in the event we are unable to successfully integrate the operations of an acquisition, we may consider available strategic alternatives, including possible dispositions.

If we fail to meet governmental regulations, we may not be able to sell our pharmaceutical products or services.

         We must ensure that our products and services continuously comply with strict requirements designed to ensure the quality and integrity of pharmaceutical products. These requirements include the United States Federal Food, Drug and Cosmetic Act governed by the U.S. Food and Drug Administration (the "FDA") and FDA-administered cGMP ("current Good Manufacturing Practices") regulations for pharmaceutical manufacturers. Our products and services must also continuously comply with the requirements of the regulatory agencies where we distribute our products or services, including the United Kingdom Medicines and Healthcare Products Regulatory Authority (the "MHRA"), the European Agency for the Evaluation of Medicinal Products (the "EMEA"), and the Canadian Therapeutic Products Directorate (the "TPD"). These regulations apply to all phases of our business, including drug testing and manufacturing; record keeping; personnel management; management and operations of facilities and equipment; control of materials, processes and laboratories; and packaging, labeling and distribution.

         To  date,  we  have  been  able  to  comply  with  these   governmental
regulations. However, Congress, the FDA the MHRA, the EMEA, the TPD, or the pharmaceutical regulatory agency of any other country where we distribute our products or services could impose stricter regulations in the future. We have a small staff with regulatory expertise. Therefore, we could have difficulty in quickly changing our methods to comply with stricter regulations. If we fail to comply with any of the regulations governed by a particular pharmaceutical regulatory agency, the regulators can disqualify any data we collect in our product development process for that country or bar us from manufacturing pharmaceutical products or terminate our ongoing pharmaceutical product research for that country. If we violate regulations, we could face other forms of regulatory sanctions including fines and civil penalties, the recall of affected products, or restrictions on our operations. In severe cases, the authorities could close our facilities. If the authorities disqualified our data, barred our products or closed our facilities, even for a short period of time, our reputation could be severely damaged. This would make it difficult for us to obtain new purchase orders and contracts. Our inability to obtain a sufficient number of new purchase orders and contracts could have a material adverse effect on our business, financial condition, results of operations and cash flows.

         The public uses some of the products we produce even though we do not market or sell products directly to the public. Therefore, we face liability for personal injury or death to people who use these products. We may have to pay substantial damages or incur substantial defense costs in connection with a claim of personal injury or death. We believe we have adequate insurance coverage to cover such potential risks; however, there can be no assurance that our current or future insurance coverage will prove to be adequate to cover such risks.

If we fail to obtain the necessary governmental permits, authorizations or export certificates, we may not be able to sell our products or services in a particular jurisdiction.

         Through our two subsidiaries, Inyx Canada and Inyx Pharma, we will be selling our products and services in a developing country that requires our parent company, Inyx, Inc., to have United States government business authorizations and export permits to do business in that country. To date, we have received the necessary permits and authorizations to sell our products and services in that country but we do require further authorizations and export permits from the U.S. government to continue to provide our goods and services in that jurisdiction. Due to political events or changes to U.S. government laws, the U.S. government may not continue to provide us with the necessary permits and authorizations to sell our subsidiaries' products or services in that country. The failure to receive such authorizations or permits could have a material adverse affect on our ability to provide our goods and services to that developing country. This may have a material adverse effect on our business, financial condition, results of operations and cash flows.

We will be subject to the risks of doing business in developing countries.

         We plan to continue marketing and selling our products and services to customers in certain developing countries. Accordingly, we will be subject to all the risks of doing business with customers in such countries, including dealing with:

         - trade protection measures and import or export licensing requirements;
         -        difficulties in enforcing contracts;
         -        difficulties in protecting intellectual property;
         -        unexpected changes in regulatory requirements;
         - legal uncertainty regarding liability, tax, tariffs and other trade barriers;
         -        foreign exchange controls and other currency risks;
         -        inflation;
         -        challenges to credit and collections;
         -        expropriation; and
         - government instability, war, riots, insurrections and other political events.

         Although we may seek to obtain political risk insurance covering some of the events listed above, insurance proceeds under such policies would likely not cover all losses and such insurance may not be available on commercially reasonable terms, or at all to us.

Any delays or difficulties in the manufacture of our own products or our customers' products may reduce our revenues, profit margins, limit the sales of our products, or harm our reputation.

         We manufacture all of our customers' products, and intend to manufacture the significant majority of the pharmaceutical products we plan to develop or are presently developing proprietarily, at our Inyx Pharma Runcorn facility in the United Kingdom. Many of our production processes are complex and require specialized and expensive equipment. Any unforeseen delays or interruptions in our manufacturing operations may reduce our revenues and profit margins. Additionally, our facilities utilize gases that are considered to be explosive; therefore, exposed flames and other sources of ignition represent a significant risk to manufacturing capability. We believe we have taken the necessary preventative measures to mitigate such risk. All electrical circuits are flame-proofed and all sources of ignition are strictly prohibited from the facility. However, there can be no assurance that such safety features will prevent significant damage to our facilities due to accidents. In addition, our manufacturing output may decline as a result of other accidents, power outages, supply shortages, natural disasters, or other disruptions of the manufacturing process.

         Any inability to resume manufacturing, after interruption, will have a significant material adverse effect on our business. A long delay in the resumption of the manufacturing operation may cause growing demand for our customers' products or own planned products which may exceed our ability to supply the demand if we are successful in resuming our manufacturing operations. If such a situation would occur, it may be necessary for us to seek an alternative manufacturing source which could materially adversely impact our ability to meet our customers' demands or our own requirements, or meet our customers' and our own pricing and distribution requirements. We cannot provide assurance that we may be able to find or utilize a third-party manufacturer in a timely or cost-effective manner to continue to manufacture products for us and our customers. Even though we carry business interruption insurance policies, we may suffer losses as a result of business interruptions that exceed the coverage available under our insurance policies. All such events could have a material adverse affect on our business, financial condition, results of operations and cash flows.

Any delays or difficulties in the supply of key materials or components for our own products or our customers' products may reduce our revenues, profit margins, limit the sales of our products, or harm our reputation.

         We utilize a variety of suppliers as indicated by our customers' requirements or our own product development and manufacturing needs. We depend on five critical suppliers for certain products. These suppliers are: Cebal, which provides us with cans; Perfect Valois, which provides valves for aerosol pharmaceutical products; Lablabo, which provides actuators for steroidal foam products; Bespak, which provides valves for pharmaceutical respiratory inhaler devices; and Pfifer, which provides pump valves for nasal pump spray products. As we are dependant on these suppliers in order to deliver its goods and services to our customers, any interruptions, delays, or the loss of any of these suppliers could have a material adverse affect on our business and operations in which we may be forced to seek an alternative source, thereby delaying the delivery of our products and services to our customers. In such an event, our reputation with our customers could be severely damaged, which may make it difficult for us to maintain our current purchase orders and contracts with affected customers or obtain new purchase orders and contracts from that customer.

If  the  implementation  of  our  new  information   technology  system  is  not
successful, our business could be disrupted.

         In November 2003, we began the process of implementing a new information technology system, the Sage 500 Management Information System, which has started to become operational. In connection with its implementation, we will incur related costs of approximately $550,000 plus annual maintenance costs of approximately $65,000. This system is intended to support many of our business functions, including manufacturing, warehousing, distribution, logistics, sales reporting, accounting, inventory, quality control, budgeting and financial reporting, and other company functions. In the event we do not successfully convert in a timely manner from our existing information system to the new one or in the event the new system does not operate as expected, our business could be disrupted. We could also incur additional costs to ensure that the new system operates as required, for another system or to retain additional staff to provide manual input and the information required. This disruption or these additional costs, if required, could have a material adverse effect on our business, financial condition, results of operations and cash flow.

We must maintain and add key management and personnel.

         Our success is heavily dependent on the performance of our executive officers and managers. Our growth and future success will depend, in large part, on the continued contributions of these key individuals as well as our ability to motivate and retain these personnel. In addition, our proposed plan of development will require an increase in scientific, management and sales and marketing personnel and the development of additional expertise by existing employees and management. We are also currently seeking a chief financial officer and a senior sales and marketing executive. Although we have been able to hire and retain qualified personnel, due to our limited financial resources, there can be no assurance that we will be successful in obtaining, recruiting and retaining such personnel in sufficient numbers to maintain our revenues or results of operations at their current levels, or successfully implement our growth strategy.

We have foreign exchange risks.

         Most of our sales occur outside the U.S. market and are denominated in foreign currencies. Additionally, we purchase our raw materials and components from a variety of foreign markets, also denominated in foreign currencies. We do not currently engage in any hedging activities designed to stabilize the risks of foreign currency fluctuations. However, we intend to implement hedging transactions in the future. Such fluctuations could adversely affect the value of our revenues and the results of our operations stated in U.S. Dollars.

         In many circumstances, revenues generated by foreign subsidiaries will generally be paid to our foreign subsidiaries in the local currency. By contrast, some significant liabilities of our foreign subsidiaries, such as liabilities for the financing of new plant and equipment, may be payable in U.S. Dollars or in currencies other than the local currency. As a result, any devaluation in the local currency relative to the currencies in which such liabilities are payable could increase the U.S. Dollar amounts payable and negatively impact liquidity and earnings. Moreover, we record revenues and expenses of our foreign subsidiaries in their home currencies and then translate these amounts into U.S. Dollars on a consolidated basis. As a result, fluctuations in foreign currency exchange rates in markets where we derive significant revenues, have significant operations or purchase necessary materials, components and supplies may adversely affect our revenues, expenses and results of operations, as well as the value of our assets and liabilities.

We have experienced recent operating losses.

         We have experienced operating losses in each quarter since our predecessor company was placed into Administration (the United Kingdom equivalent of Chapter 11 bankruptcy reorganization). For the nine month period ended September 30, 2003, we had a net loss of approximately $3 million. We anticipate reporting a net loss for the fourth quarter and for the 2003 fiscal year overall. We need to establish significant new sources of revenue to achieve profitability. These include increasing our customer purchase orders and contracts for contract development, manufacturing and consulting services, and the successful development and marketing of our own proprietary pharmaceutical products. See "Management's Discussion and Analysis of Financial Condition or Plan of Operations" for further details on our operations. Although we continue to take steps to grow our business, such as enhanced sales and marketing activities and expansion of our product development activities, there can be no assurance that we can establish such new sources of revenue and profitability. Additionally, as we need additional funds to expand our sales and marketing activities and fully develop, manufacture, market and sell our potential products, we may have to delay our marketing, and product development and commercialization programs if we are unable to obtain the necessary capital to fund these operations. We cannot predict exactly if, or when, additional funds will be needed. We may obtain funds through a public or private financing, including equity financing, debt financing, and/or through collaborative arrangements. Furthermore, we cannot predict whether any financing will be available on acceptable terms. If our funding requirements are unavailable or insufficient, we may have to delay, reduce in scope or eliminate some or all of our planned sales and marketing, and product development and commercialization activities.

                          RISKS RELATED TO OUR INDUSTRY

We face significant competition from pharmaceutical companies and others, which may cause us to lower prices or lose business.

         We compete directly with several pharmaceutical product development organizations, contract manufacturers of pharmaceutical products and university research laboratories. Most companies who produce pharmaceutical products do not engage in product development. Historically, most companies who provide product development services do not also have the equipment or expertise to manufacture products. However, many of our competitors, particularly large established pharmaceutical and biotechnology companies, have significantly greater resources than we do. If any of these current competitors, or new competitors, decide to provide the same services that we provide at lower prices, we may be forced to lower our prices or lose business. In addition, in some situations our customers and potential customers may determine to retain the manufacture of devices to deliver their products, depriving us of the potential business from these services. Upon the happening of any of these events, our revenues and profitability will decrease. Because many of our competitors have substantially greater financial resources, they would be able to sustain these pricing pressures better than we could. We are a small company with limited financial resources, so such pricing pressure could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

Our revenues may be adversely affected by generic competition to our customers' branded products or branded products that we develop or acquire.

         As we receive revenues for the contract development and manufacturing of our customers' branded pharmaceutical products, these revenues, and the potential revenues from the commercialization and marketing of our own proprietary branded products, may be adversely affected if such branded products begin to face generic competition. In addition to the generic competition that our own potential products may face, if the entry of a generic product negatively affects a particular branded product's market share, our customers' product requirements for these branded products may decline thereby adversely affecting our business with these customers. Additionally, our customers' market share for their branded products may be reduced due to governmental and other pressures to reduce costs through the increased use of generic substitutes. Also, our potential branded products or our customers' branded products for which there is no generic form available may face competition from different therapeutic agents used for the same indications for which such branded products are used. Increased competition from the sale of generic pharmaceutical products or from different therapeutic agents used for the same indications for which such branded products are used may cause a decrease in revenue from the development, manufacturing and sale of these branded products and could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may face product development competition from pharmaceutical companies and others.

         Our business growth strategy includes the development and sales of our own pharmaceutical products for respiratory, dermatological and topical drug delivery applications. We will compete with other pharmaceutical companies, including large pharmaceutical companies with financial resources and capabilities substantially greater than ours, in the development and marketing of new pharmaceutical products or generic ones. We may therefore face competition from such companies which may develop products or acquire technologies for the development of products that are the same as or similar to the products we presently have in development or plan to develop. Because there is rapid technological change in the industry and because many other companies may have more financial resources than we do, such companies may develop or license their products more rapidly than we can, complete the applicable regulatory approval process sooner than we can, market their products before we can market our products or offer these new products at prices lower than our prices. Additionally, technological developments or the regulatory approval of new therapeutic indications for existing products may make the products we are developing or planning to develop difficult to market successfully or obsolete. Such events may have a negative impact on the sales of our newly developed products which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We face potential liability from operations.

         We develop, formulate, test and produce pharmaceutical products for others intended for use by the public. Such activities could expose us to risk of liability for personal injury or death to persons using such products, notwithstanding that we do not commercially market or sell products of our own directly to the public. In contracts for the production of FDA-approved products for commercial sale, we seek to reduce our potential liability through measures such as contractual indemnification provisions with customers (the scope of which may vary from customer to customer and the performance of which are not assured) and by the insurance maintained by us and our customers. Development services are typically undertaken pursuant to purchase orders that do not include specific indemnification or insurance provisions. Although we believe that this practice is typical in the industry, we could be materially adversely affected if we were required to pay damages or incur defense costs in connection with a claim for which no indemnity agreement is applicable; that is outside the scope of any applicable indemnity agreement; if the indemnity, although applicable, is not performed in accordance with its terms; or if our liability exceeds the amount of applicable insurance or indemnity. We currently maintain product liability insurance limited to approximately $9 million with respect to these risks.

Our Business involves environmental risks and we may incur significant costs complying with environmental laws and regulations

         Under government regulations governed by the Montreal Protocol on Substances That Deplete the Ozone Layer, chlorofluorocarbon (CFC) compounds are being phased out because of environmental concerns. We presently manufacture respiratory inhalers that utilize CFC gas as a propellant. Although we have expertise in converting such products to non-CFC based respiratory inhalers and have commenced manufacturing non-CFC or hydrofluoroalkane (HFA) respiratory inhalers at our Inyx Pharma production facility, a small number of our customers continue to require CFC respiratory inhalers. These customers sell these products in a number of countries that still allow the import and marketing of CFC based respiratory inhalers. As the CFC gas is sold to us under strict European Union guidelines and quotas, if customer demand exceeds our present quota, our ability to manufacture CFC-based respiratory inhalers can be materially adversely affected, which could have a material adverse affect on our business. Presently, our quota is sufficient to meet our customers' demand.

                           RISKS RELATED TO OUR STOCK

We do not expect to pay dividends.

         We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Furthermore, for the foreseeable future, we intend to retain profits, if any, to fund our planned growth and expansion.

Our company is substantially controlled by our management team.

         As of December 31, 2003, the executive officers, key employees and directors of our Company and their family members and associates beneficially owned approximately 44% of the shares of outstanding common stock. Accordingly, and because there is no cumulative voting for directors, our executive officers and directors will be in a position to influence the election of all the directors of the Company and to control through their stock ownership the business of the Company. The management of the Company is controlled by our Board of Directors, comprised of two independent directors and three executive directors consisting of the Chairman and Chief Executive Officer of the Company, the President of the Company, and the Executive-Vice President and Chief Scientific Officer of the Company.

We have certain anti-takeover provisions.

         Our Articles of Incorporation and Bylaws make it difficult to effect a change in control of the Company and replace incumbent management. Our Articles of Incorporation authorize the Board of Directors to issue preferred stock in classes or series, and to determine voting, redemption and conversion rights and other rights related to such class or series of preferred stock that, in some circumstances, could have the effect of preventing a merger, tender offer or other takeover attempt which the Board of Directors opposes. Such provisions could also exert a negative influence on the value of the common stock and of a shareholder's ability to receive the highest value for the common stock in a transaction that may be hindered by the operation of these provisions. The Company's directors may be elected for three-year terms, with approximately one-third of the Board of Directors standing for election each year, which may make it difficult to effect a change of incumbent management and control. In addition, directors may be removed only for "cause" as defined in our Articles of Incorporation and Bylaws, and our Bylaws require an action by more than two-thirds of shares outstanding to call a special meeting of shareholders.

There is potential volatility in the price of our stock.

         The market price of the shares of our common stock, like the securities of many other Over-The-Counter traded companies may be highly volatile. See "Price Range of Common Stock and Dividend Policy." Factors such as developments in our relationships with our customers, material adverse events to our customers, changes in U.S. FDA and other governmental regulations, market changes in the pharmaceutical industry, loss of key company executives, sales of large numbers of shares of our common stock by existing stockholders and general market conditions may have a significant effect on the market price of our common stock. In addition, U.S. stock markets have experienced extreme price and volume fluctuations in the past. This volatility has significantly affected the market prices of securities of many pharmaceutical and biotechnology companies, and companies such as ours in related industries, for reasons frequently unrelated or disproportionate to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

If outstanding options and warrants are converted, the value of those shares of common stock outstanding just prior to the conversion will be diluted.

         As of December 31, 2003, there were outstanding options and warrants to purchase 10,485,000 shares of common stock, with exercise prices ranging from $1.00 to $3.10 per share. Currently, the market price of our common stock is lower or near the exercise price of all options and warrants, so their exercise is unlikely at this time. However, if the stock price rises and if the holders exercise a significant number of these securities at any one time, the market price of the common stock could fall. The value of the common stock held by other shareholders will be diluted. The holders of the options and warrants have the opportunity to profit if the market price for the common stock exceeds the exercise price of their respective securities, without assuming the risk of ownership. If the market price of the common stock does not rise above the exercise price of these securities, then they will expire without exercise. The holders of these options and warrants may also exercise their securities if we are able to raise capital privately or from the public on terms more favorable than those provided in these securities. We cannot predict exactly if, or when, such a financing will be needed or obtained. Furthermore, we cannot predict whether any such financing will be available on acceptable terms, or at all.

There is a risk that repayment of the loans to Laurus Master Fund, Ltd. will deplete our cash.

         Our convertible promissory notes with Laurus Master Fund, Ltd. totaling $8,000,000 permit us to repay part of the principal and interest of such loans with shares of our common stock, provided certain conditions are met, including that the shares are registered for resale, and shares have traded at or above a fixed amount per share during the ten prior trading days, and certain trading volume is achieved. We intend to use shares of our common stock to the extent we are allowed to do so. If we are not, payments must be made in cash, which will deplete our working capital or may require us to seek additional financing for such payments.

                              SELLING STOCKHOLDERS

         On April 17, 2003, in anticipation of the acquisition of Inyx Pharma, Ltd., we issued 2,450,000 shares of common stock to five finders, including Tri Finity Venture Corp and BPL Corp. that are selling stockholders.

         On April 28, 2003, we issued 16,000,000 shares of common stock in exchange for all of the common stock outstanding of Inyx Pharma, Ltd., a corporation formed under the laws of England and Wales. Registration rights were granted to the selling stockholders.

         On June 26, 2003, we entered into a three-month Consulting Agreement with National Financial Communications Corp. ("NFCC") to provide public relations and shareholders communications services. There is no Company affiliation, and the agreement has been terminated. In connection with those services, three-year warrants for 300,000 shares were issued, consisting of 150,000 shares to NFCC and 150,000 shares to Gary Graci, entitling the holder to each purchase the following unregistered securities by June 26, 2006: 32,500 shares at $1.10, 32,500 shares at $1.60, 32,500 shares at $2.10, 32,500 shares at $2.60 and 20,000 shares at $3.10.

         On July 1, 2003, we issued a five-year warrant to the Garrard Group to purchase 200,000 restricted shares of common stock at prices ranging from $1.10 to $2.60, in exchange for consulting services regarding public relations, advertising and graphic design.

         On August 15, 2003, we issued a three-year warrant to Capital Financial Media, Inc. to purchase 100,000 restricted shares of common stock at prices ranging from $1.10 to $2.60, in exchange for consulting services regarding advertising and a corporate awareness program.

         On August 22, 2003, a private placement of restricted common stock was made to existing stockholders and one director, including Jordan Slatt for 200,000 shares, James Douglas Brown for 100,000 shares, Saintsbury Management Corp for 50,000 shares and Liberty Management, LLC for 50,000 shares. The purchase price was $1.00 per share, and each purchaser also received a warrant to purchase one share for each share purchased in the offering for $1.50 per share.

         On August 25, 2003, we issued five-year warrants to Duncan Capital LLC to purchase 300,000 shares of our common stock at a price of $1.25 per share for investment banking and investor advisory services provided to us by Duncan Capital. On October 29, 2003, we issued Duncan Capital additional five-year warrants to purchase 525,000 shares of our common stock at a price of $1.80 per share, as consideration for arranging a $4.5 million convertible debt financing facility with Laurus Funds which we closed on October 29, 2003 and a $3 million private placement financing, provided by a group of accredited and institutional investors, which we completed on October 30, 2003. Duncan Capital subsequently transferred such warrants to its principals.

         On September 12, 2003, we issued three-year warrants to Mr. Rick Iler to purchase 20,000 shares of our common stock in exchange for business consulting services provided by Mr. Iler to our Company. Mr. Iler is entitled to purchase the following unregistered securities by September 12, 2006: 5,000 shares at $1.25, 5,000 shares at $1.50, 5,000 shares at $1.75, and 5,000 shares at $2.00.

         On October 1, 2003, we issued three-year warrants to R. Castro and Associates, PLLC to purchase 30,000 shares of our common stock at $1.25 per share in exchange for advisory and consulting services provided by Mr. Rafael Castro, of R. Castro and Associates, to our Company.

         On October 29, 2003, we issued a 7% Convertible Term Note due October 29, 2006 to Laurus Master Fund, Ltd., in the principal amount of $4,500,000 in exchange for cash. We also issued to Laurus a Stock Purchase Warrant to purchase 450,000 shares at $1.25 per share, 450,000 shares at $1.50 per share and 450,000 shares at $1.75 per share. Principal and interest on the Note is convertible into common stock at the fixed conversion price of $1.00 per share; however, no conversion is permitted if the shares issued upon conversion, together with other shares beneficially owned by the Holder, would exceed 4.99% of our outstanding common shares. The interest rate of the Note is subject to reduction up to 0.75% if the market price of our common stock trades at a variable price in excess of the conversion price. At our option, provided our shares have been trading at a price at least 15% in excess of the fixed conversion price, we may repay the principal and interest of the Note not theretofore converted in shares of our common stock at the fixed conversion price. Any amount of principal repaid in cash will be payable in an amount equal to 105% of the principal amount. The Note may be prepaid in cash or shares of common stock subject to various prepayment penalties and limitations. Because our shares may be issued to the holder of the Note either upon conversion of the Note or in repayment of principal and interest, we are registering 6,000,000 shares of common stock, either as shares being resold by the holder following a conversion or as registered shares issued by the Company in repayment of debt.

         On October 30, 2003, we issued 3,000,000 shares of common stock at $1.00 per share to 13 institutional and accredited investors in a private placement. Such persons are listed below. In addition, we issued warrants to purchase 1,500,000 shares of which 750,000 shares are exercisable at $1.00 and 750,000 shares are exercisable at $1.35.

         On December 30, 2003, we closed a transaction with Laurus Master Fund, Ltd. to obtain a US $3.5 million debt facility (the "Facility"). The initial advance under the Facility was $3,133,197, of which $2,676,300 was used to repay the Company's factoring arrangement with Venture Finance, PLC and the balance was applied to working capital. The Facility consists of two promissory notes, a $1.0 million Secured Convertible Minimum Borrowing Note, and a $2.5 million Secured Revolving Note. Such Notes are secured by all of the Company's assets previously pledged to Laurus under the $4.5 million loan on October 29, 2003, and additionally by the Company's accounts receivables released by Venture Finance. Both Notes are due December 30, 2006, bear interest at the greater of prime plus 3% or a 7% rate and are convertible into the Company's common stock at a fixed conversion price of $1.47 per share. In addition, subject to certain limitations, the Secured Convertible Minimum Borrowing Note permits payments to be made in the Company's common stock, and we have registered 3,150,000 shares hereunder to register shares issued upon conversion of the Notes or in lieu of Note payments. As additional consideration for the loan, we issued to Laurus a five year Common Stock Purchase Warrant to purchase 660,000 shares of common stock at exercise prices of $1.84 for 220,000 shares, $2.20 for 220,000 shares, and $2.57 for 220,000 shares.

         This Prospectus relates to the resale of shares of our common stock by the selling stockholders and the issuance of shares to the holders of the above-described notes in lieu of debt service. The table below sets forth information with respect to the resale of shares of our common stock by the selling stockholders. We will not receive any proceeds from the resale of common stock by the selling stockholders, although we would receive proceeds from the exercise of warrants and we will benefit from the reduction of indebtedness if we elect to repay debt service to Laurus in additional shares of common stock. Assuming all of the shares of our common stock registered below are sold by the respective selling stockholders, such selling stockholders will continue to own shares of our common stock as set forth below. Any relationship between each selling stockholder and the Company is noted below.


                                                                                               Number of Shares
                                            Maximum Number of Shares of                        of Common Stock
                                             Common Stock Beneficially                         Owned Following
                                            Owned Prior to the Offering                          the Offering
                                                                            Maximum Number     Assuming Sale of
                                                            Options and     of Shares Sold    All Shares Offered
Name of Selling Stockholder                    Shares        Warrants           Hereby               Hereby
---------------------------                    ------       -----------     --------------   --------------------
BPL Corp.                                      250,000                -            250,000             0
Santiago Calzada                               100,000                -            100,000             0
Ron Hodgson (1)                              1,100,000                -          1,100,000             0
JEM Family Trust (2)                         7,600,000                -          2,600,000     5,000,000
Liberty Management LLC                         550,000           50,000            100,000       500,000
F.T.S. Worldwide Corp                        1,000,000                -          1,000,000             0
715821 Ontario Limited                         700,000                -            700,000             0
Seward Trade Ltd.                            2,300,000                -          2,300,000             0
Tri Finity Venture Corp                        250,000                -            250,000             0
J. Douglas Brown (3)                           100,000          100,000            200,000             0
Jordan Slatt                                   200,000          200,000            400,000             0
Saintsbury Management Corp                      50,000           50,000            100,000             0
The Garrard Group                                   -           200,000            200,000             0
Capital Financial Media, Inc.                       -           100,000            100,000             0
MW Crow Family L.P. (4)                             -           795,000            795,000             0
Robert MacGregor (4)                                 -           30,000             30,000             0
Gary Geraci                                         -           150,000            150,000             0
National Financial Communications Corp.             -           150,000            150,000             0
Rick Iler                                           -            20,000             20,000             0
R.Castro & Associates, PLLC                         -            30,000             30,000             0
Laurus Master Fund, Ltd (5)                  9,150,000        2,010,000         11,160,000             0
October 30 Private Placement:
     Alpha Capital AG                          300,000          150,000            450,000             0
     Renaissance US Growth Investment
     Trust PLC                                 300,000          150,000            450,000             0
     Renaissance Capital Growth &
     Income Fund III                           300,000          150,000            450,000             0
     BFS US Special Options PLS                300,000          150,000            450,000             0
     Insiders Trend Fund, LP                   100,000           50,000            150,000             0
     Richard Molinsky                          100,000           50,000            150,000             0
     Otape Investments, LLC                    250,000          125,000            375,000             0
     Bridges & Pipes, LLC                      200,000          100,000            300,000             0
     Gryphon Master Fund, LP                   600,000          300,000            900,000             0
     Porter Partners, LP                       150,000           75,000            225,000             0
     Gamma Opportunity Capital                                                                         0
     Partners, LP                              200,000          100,000            300,000
     Wayne Saker                                50,000           25,000             75,000             0
     Kenneth Greif                             150,000           75,000            225,000             0
                                           -----------        ---------         ----------    ----------
Total                                       26,350,000        5,385,000         26,235,000     5,500,000
                                            ==========        =========         ==========    ==========

---------------------------
(1)      Mr. Hodgson is a former director of the Company.
(2) JEM Family Trust is a discretionary family trust for the benefit of Kachkar family members. Dr. Kachkar possesses no right to vote or dispose of or otherwise control any shares held by the Trust and therefore has no direct beneficial ownership of shares held by the Trustee.
(3) Mr. Brown is a director of the Company. (4) Transferee from Duncan Capital, LLC
(5) Consists of approximately 5,000,000 shares issuable upon conversion or payment in kind of the Convertible Term Note dated October 30, 2003, 2,400,000 shares issuable upon conversion or payment in kind of the promissory note issued December 30, 2003, and 1,750,000 shares to cover interest on such notes paid in kind.

                              PLAN OF DISTRIBUTION

         The shares may be sold from time to time by the selling stockholders or by pledges, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market or on any stock exchange on which the common stock of the Company may be listed at the time of sale or otherwise at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following:

         o ordinary brokerage transactions and transaction in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o        privately-negotiated transactions;

         o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

         o        a combination of any such methods of sale; and

         o        any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         We have agreed to pay for all costs and expenses incident to the issuance, offer, sale and delivery of the shares of common stock offered by the selling stockholders, including all expenses and fees of preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of such items. We will not pay sales or brokerage commissions or discounts with respect to sales of the shares offered by the selling stockholders.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities under the Securities Act.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Market Information

         Our common stock is traded in the over-the-counter market on the Nasdaq OTC Bulletin Board under the symbol IYXI. The following table shows the price range of the Company's common stock since it was initially quoted in February 2003 until December 31, 2003. Prior to May 14, 2003, our common stock traded in the over-the-counter market on the Nasdaq OTC Bulletin Board under the symbol DBLQ. All amounts are adjusted for a 5 for 1 stock split in March 2003.

                                     BID                           ASK
Quarter Ended               High             Low            High            Low
-------------               ----             ---            ----            ---
12-31-02                    $0.30           $0.30           None           None
3-31-03                     $0.35           $0.25           $2.85          $1.25
6-30-03                     $1.70           $0.35           $2.85          $0.99
9-30-03                     $1.53           $1.09           $1.59          $1.15
12-31-03                    $1.82           $1.18           $1.92          $1.20

Holders

         As of December 31, 2003, there were 316 record holders of the Company's common stock and approximately 784 additional beneficial holders.

Dividends

         We have never paid any dividends, and we do not anticipate any stock or cash dividends on our common stock in the foreseeable future.

                             BUSINESS AND PROPERTIES

General

         Inyx, Inc. (formerly known as Doblique, Inc.), through its wholly-owned subsidiaries, Inyx Pharma Limited ("Inyx Pharma") and Inyx Canada, Inc. ("Inyx Canada"), is a specialty pharmaceutical company that focuses its expertise on development-led contract manufacturing and the development and manufacturing of its own prescription and over-the-counter ("OTC") pharmaceutical products. We also provide specialty pharmaceutical development and manufacturing consulting services to the international healthcare market. By "specialty pharmaceutical," we mean that we specialize in the development and manufacturing of selected pharmaceutical products and technologies for the treatment of respiratory, allergy, dermatological and topical disease conditions. Although we continue to expand our own product research and development activities, we have not yet commercialized or marketed our own products or drug delivery applications. We also have limited product distribution capabilities, and although we perform some sales and marketing functions, until we build or contract our own sales force, we will initially depend on our customers' distribution channels or strategic partners to market and sell the pharmaceutical products we are presently developing or planning to develop. A material element of our growth strategy is to expand our existing business through the strategic acquisitions of pharmaceutical products and drug delivery devices that are complementary with our expertise, including those through the acquisition of other pharmaceutical companies. We therefore continually evaluate opportunities to make strategic acquisitions of specialty pharmaceutical products or businesses. We completed our first acquisition in April 2003, which is discussed below. Our corporate address is 825 Third Avenue, 40th Floor, New York, New York 10022, and our telephone number is (212) 838-1111, fax (212) 838-0060. Inyx, Inc. is a Nevada corporation. Inyx Pharma is a corporation formed under the laws of England and Wales with offices and product development and manufacturing facilities in Runcorn, Cheshire, England. Inyx Canada, a Canadian corporation that provides administrative and business development support, is located in Toronto, Ontario.

         We were incorporated under the laws of Nevada in March 2000. In July 2002, we became a publicly-traded company when we completed a registration statement for the sale, by our principal stockholder, of 2,450,000 shares of common stock. Our common stock is traded on the Nasdaq's Over-the-Counter Bulletin Board. We voluntarily file annual, quarterly and periodic reports with the Securities and Exchange Commission pursuant to Section 15(d) of the Securities Exchange Act of 1934. We maintain a website at (www.inyxinc.com) and publish all such SEC reports on our website.

         In accordance with the terms of the Stock Exchange Agreement dated March 24, 2003, our controlling stockholder at that time accepted an unsolicited offer to sell a controlling block of 2,250,000 shares of common stock, representing approximately 45% of our Company's issued and outstanding shares, to Medira Investments LLC. Medira subsequently transferred such shares to its principal, Viktoria Benkovitch, the wife of Dr. Kachkar, our Company's Chairman and CEO. Also, as part of the sale of shares to Medira, our Company's prior controlling stockholder released and discharged all liabilities of the Company to her. Prior to such acquisition, our Company was in the business of owning and racing thoroughbred horses. All assets of that business were previously sold on March 6, 2003.

         On March 26, 2003, we issued a press release announcing the change of control transaction and that we would now pursue further strategic investment opportunities in a number of sectors within the pharmaceutical, biotechnology and medical devices industries. These opportunities would include research and development, manufacturing, distribution, and intellectual property acquisitions.

         On April 22, 2003, we announced that we had agreed to acquire all of the issued and outstanding securities of Inyx Pharma, a specialty pharmaceutical company incorporated under the laws of England and Wales. Previously, on March 7, 2003, Inyx Pharma had acquired the majority of the pharmaceutical business assets of Miza UK out of Administration (an English form of bankruptcy reorganization) for $6.4 million plus acquisition costs of $1.13 million. These assets consisted of one aerosol manufacturing site and a pharmaceutical development operation. Pursuant to this transaction Inyx Pharma received all of the property, plant, machinery and equipment, inventory, customer base, employees and intellectual property to continue to manage and run those parts of the Miza UK operation as a going concern.

         On April 17, 2003, we previously entered into an agreement with five parties under which we issued 2,450,000 of shares of restricted common stock as a fee to these parties for their role in facilitating the transaction with Inyx Pharma. On April 21, 2003, the Company also entered into a two year Business Advisory and Financial Consulting Services Agreement with a consultant to provide advice and counsel regarding the Company's strategic business plans. As consideration for this consulting arrangement, we issued 1,500,000 shares of restricted securities to the consultant.

         On April 28, 2003, we concluded our acquisition of Inyx Pharma. The transaction consisted of an exchange of 100% of the outstanding common stock of Inyx Pharma, for 16,000,000 shares of restricted common stock of the Company (the "Exchange"), representing approximately 64% of the shares outstanding after the Exchange, as a result of which Inyx Pharma became a wholly owned subsidiary of the Company. Inyx Pharma focuses its expertise on development-led manufacturing in the sterile pharmaceutical, finished-dosage form, outsourcing sector. It specializes in niche products and technologies for the treatment of respiratory, allergy, dermatological, and topical conditions. Inyx Pharma's client base is comprised of blue-chip ethical pharmaceutical companies, branded generic firms and biotechnology groups.

         To reflect our new operating business, we changed its name on May 6, 2003 from Doblique, Inc. to Inyx, Inc.

         On May 15, 2003, the Company formed Inyx Canada, Inc. Inyx Canada performs certain administrative and business development functions for the Company, including the business development functions necessary to obtain the selection by the United Nations Development Programme for contracts to assist candidate countries to meet the requirements of the Montreal Protocol to phase out the consumption of ozone depleting chlorofluorocarbon gases in metered dose inhalers.

         The Inyx Pharma Exchange is our first pharmaceutical acquisition. Our principal business following the Exchange was the business of Inyx Pharma and other possible acquisitions within the pharmaceutical industry. These include research and development; manufacturing, distribution and intellectual property acquisitions; acquisition of pharmaceutical products in development; and pharmaceutical products marketed by other companies that may be available for purchase.

         The transaction that the Company has completed with Inyx Pharma is classified as a reverse acquisition or a reverse merger. Reverse acquisitions occur when one entity (the nominal acquirer) issues sufficient shares to the former owners of another entity (the nominal acquiree) so as to cause the shareholders of the nominal acquiree to become the majority shareholders of the resultant combined enterprise. The total purchase cost is allocated to the net assets of the Company.

         All monetary amounts described herein are stated in either U.S. Dollars ($) or United Kingdom pounds sterling ((pound)). The exchange rate between the two currencies on September 30, 2003 was (pound)1 = $1.667, and the average rate of exchange during the nine-month period ended September 30, 2003, was $1.612. At December 31, 2003, such exchange rate was (pound)1 = $1.7785, and the average for the year then ended was $1.633.

         See "Management -- Certain Relationships and Related Transactions" for information about the interests of certain directors, executive officers and promoters of the company in the formation and reorganization transactions described above.

Business Strategy

         Our company is focused on the development and manufacturing of our own prescription and over-the-counter ("OTC") pharmaceutical products, including providing development-led contract manufacturing services to our clients, in the respiratory, allergy, topical and dermatological markets. We also provide pharmaceutical development and manufacturing consulting services in these market areas. Although we continue to expand our own product research and development activities, we have not yet commercialized or marketed our own products or drug delivery applications. We also have limited product distribution capabilities, and although we perform some sales and marketing functions, until we build or contract our own sales force, we will initially depend on our customers'
distribution channels or strategic partners to market and sell the pharmaceutical products we are presently developing or planning to develop. We plan to complement our organic growth opportunities through strategic acquisitions of pharmaceutical products and drug delivery devices that are complementary with our expertise, including those through the acquisition of other pharmaceutical companies.

Products

         We currently have the capability to develop and manufacture five types of pharmaceutical products.

Hydrocarbon Aerosols

         We are able to develop and manufacture hydrocarbon aerosols as a delivery system for dermatological and topical drug applications. The drug (usually a corticosteroid or similar anti-inflammatory agent specifically formulated with excipients) is kept under pressure in a can with liquid hydrocarbons. These hydrocarbons are normally a mixture of propane, iso-butane and butane. As the product is dispensed and released from the can, the hydrocarbons spontaneously vaporize, turning the resulting mixture into a mousse or foam (depending on the exact formulation). This results in the drug being in a format suitable for rapid absorption into the skin. In addition, the hydrocarbons used are deodorized, so the drug can be administered in an odorless way, leaving no residue on the skin. We utilize two state of the art hydrocarbon filling lines each with fire suppressant equipment, protected gassing of hydrocarbons, remote safety monitoring equipment, and dedicated manufacturing areas.

         We believe that our contract share of the U.K. prescription and over-the-counter aerosol market is substantial. In some instances, we may be the only such manufacturer for such products. Additionally, we believe that the specialized nature of the topical hydrocarbon aerosols market with few competitors will allow us to continue to maintain and expand our current market share in this sector.

         We intend to expand our expertise in this area in order to be recognized as a world leader in hydrocarbon aerosols for pharmaceutical applications. In addition to our growing business base and the recent rise of new hydrocarbon aerosol business in the pharmaceutical industry, we believe that there are significant growth opportunities in aseptic hydrocarbon applications for other existing or potential customers as the use of this technology continues to grow. With significant experience in this area and two regulatory compliant hydrocarbon aerosol filling lines, we believe we are well positioned to expand our contract market share in this sector. Additionally, as development runs for the introduction of new products vary, we believe that we have sufficient manufacturing flexibility to take on new products while addressing our customers' volume requirements.

Metered Dose Inhalers ("MDIs")

         We are also able to develop and manufacture metered dose inhalers ("MDIs") used primarily for respiratory conditions, which employ both chlorofluorocarbon ("CFC") and hydrofluroalkane ("HFA") propellant technologies. CFC based products include Salbutamol, a mild asthma and rescue therapy, and Beclomethasone, a steroid used as an anti-inflammatory for respiratory disease. HFA products include MDIs for respiratory ailments and a metered dose oral ("MDO") spray such as "GTN" spray which is a nitrate propelled HFA aerosol that is used for prescription and over the counter products, primarily for cardiac ailments.

         In the past, our CFC based MDIs were sold throughout Europe, Australia, Canada and South America. Given growing global restrictions on ozone-depleting CFC products, we believe that the use of HFA-propelled MDI opportunities within the pharmaceutical industry will increase. Specifically, we are now developing a number of HFA MDIs for a number of our clients. Further, we plan to exploit the MDO spray HFA product through sales to our primary customer in this area which is Genpharm, a Canadian based subsidiary of Merck Generics. Utilizing client-funded product and process development applications, we plan to continue bridging to HFA MDI production in 2004, while continuing to utilize CFC MDI manufacturing capabilities and CFC allocations for markets which have not banned CFC use as of yet. This includes capitalizing on our relationships with a number of our clients which have extensive distribution channels for such products in South America, Africa and the Middle East. We believe we have a competitive advantage in this sector we believe we are one of the few pharmaceutical companies with the capabilities to both develop and manufacture HFA based inhalants. Based on our capabilities in this area, early in 2004 we were selected by the United Nations Development Programme (UNDP) - Montreal Protocol to assist a developing country with the transition of CFC MDI's to HFA MDI's.

Dry Powdered Inhalers ("DPIs")

         We also assist in the development and production of dry powder inhalers ("DPIs"), which are primarily used for respiratory ailments such as asthma.
Specific products in this area include Salbutamol, which we believe is the leading product in the area, and Beclomethasone, which we believe is the second leading product in the area. We are also reviewing the possible use of Budesonide, an anti-inflammatory corticosteroid, and Formeterol, a bronchodilator, as DPIs. Our major customer in the DPI area has licensed the DPI device (the "Clickhaler") that we currently manufacture under a license agreement from a UK-based biotechnology company. This UK-based biotechnology company is also in the process of licensing its product to a number of other pharmaceutical companies. Subject to the results of this licensing program, we expect to continue to manufacture DPIs for third-party licensees. Based on increasing consumer acceptance and the growth in diagnoses and incidences of asthma, we believe that DPIs are expected to grow in use. We also believe that manufacturing revenue opportunities in this product category will continue to expand as this mode of drug delivery is beginning to enjoy increased use not only for respiratory inhalants but as a mode of delivery for other products. Such other products include those which target systemic disease, which may include insulin for diabetes and pain management drugs.

Metered Dose Pump Sprays ("MDPSs")

         We also develop and produce metered dose nasal and throat pumps and sprays ("MDPSs") for nasal decongestion, anti-allergic and anti-inflammatory applications. Specific products within these areas include coricosteroid products such as a Beclomethasone Dipropionate suspension for usually packaged in glass containers or alternatively in plastic containers. Allergy pump sprays are a seasonal product with the largest consumer use coming in the spring months. We plan to leverage the manufacturing upgrades that the previous owners of our UK based manufacturing site performed on the pump spray filling line. We believe that such upgrades will provide us with an excellent production base to maintain our existing customer volumes, while developing new business in the growing seasonal allergy market sector. Further, we intend on capitalizing on growing opportunities in this area by expanding product development and marketing activities that may lead to manufacturing opportunities. Such opportunities include pump sprays for complex proteins, pain medications, hormone applications and vaccines.

Saline Aerosols

         We also develop and manufacture products that are nitrogen propelled buffered and non-buffered normal aerosols for eye and wound care. These include the water-for-injection/alcohol aerosols and non-alcohol based disinfectant aerosols. We believe that we may now be one of the largest manufacturers of sterile saline and alcohol aerosols in the United Kingdom. We are actively pursuing new technologies such as a "bag-in-can" wound spray that may provide enhanced spraying parameters for sterile wound aerosols.

Product Development

         Our business strategy also includes the development and sales of our own pharmaceutical products for respiratory, dermatological and topical drug delivery applications through our own customers' distribution channels or with strategic partners. We have now commenced building the infrastructure and resources, including building out our laboratories and expanding our product development staff to implement such a business strategy. Such products include MDI's, nasal pumps and topical aerosols such as wound sprays.

         We believe that we can also enhance our competitive position through the acquisition of regulatory-approved pharmaceutical products and drug delivery devices for respiratory, dermatological and topical drug delivery applications or such products in development, including those through the acquisition of other pharmaceutical companies.

         Presently, our product development capabilities are located at our Inyx Pharma development and manufacturing facilities in the United Kingdom.

Contract Services

         As we have experience in the development and manufacturing of CFC-free or HFA MDI's for asthma and other pulmonary disease, our Company, through our wholly owned subsidiaries, Inyx Canada and Inyx Pharma, commenced a business in early 2004 of contracting through the United Nations Development Programme ("UNDP"), as funded by the United Nations Multilateral Fund ("MLF") to assist selected developing countries comply with the requirements of the Montreal Protocol on Substances that Deplete the Ozone Layer. The Montreal Protocol is an international agreement designed to eliminate the production and consumption of substances that deplete the stratospheric ozone layer including the reduction of the use of CFC's within the pharmaceutical industry. Our consulting activities include the installation of manufacturing facilities and equipment, and the training of personnel in the use of ozone-friendly HFA propellants in developing countries as specified by the UNDP.

         The terms of the initial contract with the UNDP to provide such services in a candidate country have been agreed to, and we believe that, based on our performance on these initial services, we may be requested by the UNDP to provide such services in other countries seeking to achieve compliance with the Montreal Protocol. The largest markets for such services are for nationally owned pharmaceutical entities in developing countries such as China and India.

Manufacturing Process and Capabilities

Facilities

         Our manufacturing facility is located at Astmoor, Runcorn, Cheshire, England. Our production facility is utilized to manufacture sterile aerosol products including metered dose and dry powder respiratory inhalers, pump sprays, and saline and topical aerosols. Our manufacturing operation consists of over 60,000 square feet of manufacturing, laboratory and warehouse space and we currently have 90 employees working at the facility. Twenty-five of these employees are in quality operations with the remainder in engineering, manufacturing, packaging and supply chain management, and clerical and support staff. The remainder of our staff in the UK (32 persons) are located at the Manor Park office and development facility in finance, commercial, administrative human resource, and product development functions. Highlights of the manufacturing operation include: two cGMP-compliant regulatory approved hydrocarbon aerosol manufacturing and filling lines; an HFA metered dose inhaler manufacturing and filling line, which is regulatory compliant and fully validated; and an innovative DPI production facility, which represents a new type of drug delivery technology for respiratory conditions and other ailments including pain management.

Manufacturing Capabilities

         With respect to hydrocarbon aerosol production, we utilize two state-of-the-art hydrocarbon filling lines that are capable of bulk manufacture, filling, valve placements, gassing, water-bath testing, and packaging, including individual cartons into a wide variety of packs. Based on three shifts, our two hydrocarbon filling lines are capable of producing 27.3 million units annually. We are presently running one shift on these lines. Based on one shift, annual capacity on these lines, combined, is 9 million units. As of December 31, 2003, based on one shift, our capacity utilization on these lines has been averaging 35% on an annual basis

         With respect to MDIs, we employ two filling lines. One MDI manufacturing line produces CFC-based inhalers. The CFC manufacturing line has a capacity of 30.4 million units annually, based on three shifts. The second MDI manufacturing line produces CFC-free or HFA inhalers. The HFA line is capable of manufacturing 9.1 million units annually, based on three shifts. Each such line consists of valve placements, filling, check-weighing and packing operations. These lines are also capable of bulk manufacture feeding and come with integrated downstream packaging. As of December 31, 2003, due to the phase out of CFC-based inhalers, our capacity utilization on the CFC line has been minimal (less than 2%). As of December 31, 2003 our capacity utilization of the HFA line, based on one shift, has been averaging 17% on an annual basis. Based on one shift, the capacity of the HFA line is 3 million units, annually.

         In producing dry powder inhalers (DPI's) such as respiratory products, we utilize a semi-automatic process that includes bulk manufacture, device assembly and printing, filling and packaging. The annual output capacity for dry powder inhalers is currently 2.1 million units, based on three shifts. The filling and blending equipment for the dry powder inhalers is owned by the innovator (a U.K.-based biotechnology company) of the dry powder inhaler device. As of December 31, 2003, based on one shift, our capacity utilization on the DPI line has been averaging 24% on an annual basis. Based on one shift, the capacity of the DPI line is 1 million units, annually.

         With respect to pump spray production, we employ newly installed equipment capable of bulk manufacturing, filling/crimping or filling/screw capping and final packaging. We are capable of producing these products in glass or plastic bottles. Current maximum capacity for the pump spray line is 12.1 million units annually, based on three shifts. As of December 31, 2003, based on one shift, our capacity utilization on the pump spray line averages 32% on an annual basis. Based on one shift, the capacity of the pump spray line is 4 million units, annually.

         With respect to continually sterilized saline aerosol manufacturing, we are capable of bulk manufacture, sterile filling, valve placement, actuation/capping and packaging into final product shipper. Based on three shifts, the saline aerosol line is capable of producing 15.2 million units annually. As of December 31, 2003, based on one shift, our capacity utilization on the aerosol saline line averages 26% on an annual basis. Based on one shift, the capacity of the saline aerosol line is 5 million units annually.

         Finally, with respect to secondary packaging, we utilize two discrete areas capable of handling a wide range of products and packaging materials on an automatic, semi-automatic, and manual basis. The MDI packaging lines are capable of packaging material via check-weighers, function testers, labeling, cartoning, shrink-wrapping, coding and palletizing equipment. Based on three shifts, these packaging lines are capable of packaging 33.4 million units annually.

         Below is a capacity summary in connection with our Company's current manufacturing run rate.

--------------------------------------------------------------------------------------------------------------
                                        Capacity Summary 2003
--------------------------------------------------------------------------------------------------------------
                                                        Annual Capacity
                                         Annual         based on current
                                       Capacity          run rate and
                                   based on 3 shifts    100% capacity                             Present
                    Average         at 100% capacity    utilization (1      Estimated 2003    Utilization Rate
Production         Line Run            utilization        shift) (units     Production Units    Based on Single
   Line           Speed (cpm)*       (units) (000s)          000s)              (000s)            shift(%)
-------------------------------- ------------------- ------------------ ------------------- ------------------
   Saline            50                15,187              5,125              1,333                26
-------------------------------- ------------------- ------------------ ------------------- ------------------
 Pump Spray          40                12,150              4,100              1,312                32
-------------------------------- ------------------- ------------------ ------------------- ------------------
    DPI               7                2,127               1,000               240                 24
-------------------------------- ------------------- ------------------ ------------------- ------------------
    HFA              30                9,112               3,075               523                 17
-------------------------------- ------------------- ------------------ ------------------- ------------------
    CFC              100               30,375             10,250               185                 1.8
-------------------------------- ------------------- ------------------ ------------------- ------------------
Hydrocarbon          90                27,336              9,224              3,228                35
-------------------------------- ------------------- ------------------ ------------------- ------------------
         * cpm = containers per minute

Capital Improvements

         We continuously make capital improvements to our development and production facilities in order to improve operating efficiencies, increase automation, improve quality control and keep pace with regulatory requirements and market demand. The total of these improvements over the next three years is expected to be approximately $5,000,000, including approximately $1,600,000 in 2004. We have also commenced implementation of a new business information system with related computer hardware and software. The cost of this system will be approximately $550,000.

Suppliers

         We utilize a variety of suppliers as indicated by our and our customers' respective requirements. There are five critical suppliers for a number of our products, primarily related to our can and valve requirements for aerosol products. The loss of any of these suppliers or the interruption or delay in the supply of materials and components could result in an adversity in which we would be forced to seek an alternative source. These suppliers are:

         1.       Cebal -provides various types of cans
         2.       Perfect Valois -provides valves for MDIs
         3.       Lablabo -provides actuators for steroidal foam products
         4.       Bespak -valves for MDIs and the Clickhaler device
         5.       Pfifer -pump valves for nasal pump spray products

Inventories

         We maintain various levels of inventories of pharmaceuticals, materials and components to produce our products and drug delivery devices, which are stored in a warehouse at our production site in the United Kingdom. Inventories are reconciled monthly and security measures are in place to avoid theft and unauthorized access.

Additionally, finished products are quarantined in specific areas within our warehouse facilities before shipping to our customers.

Development

         Our development operation is comprised of a 15-person pharmaceutical research and development center, located at a leased 30,000 square foot laboratory and office complex in Manor Park, Cheshire, England. This development and testing center, which is a five minute drive from our Astmoor manufacturing site, provides analytical and formulation development, stability testing, scale-up and validation outsourcing services to our clients. On a contract or fee-for-service basis, we provide product research and development services to our customers in the respiratory, allergy, dermatological and topical disease areas. In addition to these services, our research and development group is now actively involved in developing our own proprietary products, and seeking drug delivery extensions and improvement for existing marketed products. Our research and development group also provides our manufacturing services group with integrated support for product scale-up and commercialization activities, and explores at ways to improve the quality and efficiency of our manufacturing processes. Our development scientists and associated laboratories have developed a number of pharmaceutical products for our clients, which are currently being supplied by these clients in a number of international markets. Where necessary, early-stage development activities are outsourced to independent clinical research organizations to reduce overhead costs and increase efficiency.

         Our development operation, comprised of five separate areas listed below, is vertically integrated into our manufacturing operation, thereby allowing us to provide complementary scale-up and commercialization services for our manufacturing clients and to scale up our own products, when developed, to commercial production.

         Formulation Development. We have the capability to formulate a wide range of therapeutic dosage forms. We presently concentrate on those dosage forms that compliment our core manufacturing skills, such as orally inhaled products (metered dose and dry powder inhalers), nasal pump actuated formulations and topical and dermal pharmaceuticals.

         Analytical Development. Our development group also has the ability to work closely with existing and new customers to provide method development and validation services which support pre-formulation and stability testing. This group is equipped with required analytical instrumentation including automated High Performance Liquid Chromatography (HPLCs), gas liquid chromatography, malvern particle sizer, and Anderson cascade impactors. Generated methods and reports are used to support worldwide regulatory submissions.

         Stability. Our development group also provides extensive time-point testing expertise, enabling the group to guide our clients to the appropriate stability protocol for a particular type of dosage form or targeted geographic market. Large walk-in stability chambers offer the flexible capacity to meet world-wide market requirements, all operating within guidelines for the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH). We intend to expand our stability capabilities and services as we believe that customer demand for this type of development service is growing.

         Regulatory Support. This development service is comprised of four functions: 1) technical guidance, which involves ensuring that all agreed technical protocols will achieve license approval in the target geographic market; 2) license submission support, where we generate a comprehensive product technical file, which is then transferred to the client for inclusion in a regulatory file submission; 3) technical assistance, which involves assisting the client to respond promptly to queries and questions from the regulatory authorities; and 4) license maintenance, which involves supporting renewal and license variations including manufacturing licenses.

         Integrated Project Management. We also provide full turnkey project management services at our Manor Park development center. These services include formulation and analytical development through production scale process validation and batch stability, to license submission support and production for commercial marketing. Alternatively, our development clients can contract for any combination of the individual component services provided by our development group.

Seasonality

         A number of our products are seasonal, especially the metered dose pump sprays such as Beclometh aqueous nasal products that are supplied to the allergy market. Such products are predominantly produced early in the first quarter for sale in the spring season and then again in the third quarter for sale in the late summer (harvest season) of each year. We also manufacture a hydrocarbon-based product that is used in the treatment of head lice, and this is produced to allow its sale to coincide with the beginning of school terms.

Operating Strategies

         We believe that our competitive strengths lie in our experienced management, our ability to offer specialized pharmaceutical development and manufacturing services, including product transition consulting services, and our blue-chip customer base. We intend to employ the following key strategic initiatives in order to leverage our strengths:

Provide comprehensive sterile fill manufacturing and developmental services in the aerosol and topical spray market sector.

         We believe that the outsourcing of finished dosage form drugs is a growing trend in the pharmaceutical industry resulting in an increasing demand for our services. By capitalizing on our niche sterile-fill pharmaceutical aerosol manufacturing technologies, we intend to provide our clients with commercial manufacturing capabilities that may be largely unavailable to our clients' competitors. Additionally, through integrated late-stage drug development and manufacturing scale-up capabilities, we believe that we can enhance our clients' competitive position by accelerating the time to market for their new pharmaceutical products. Due to the ensuing site-specific, regulatory authorizations for the manufacture of these products at our production facility, we believe we can retain the subsequent commercial manufacturing opportunities from clients.

Develop and invest in specialized sterile-fill manufacturing processes that have significant barriers to entry.

         We believe that we must continue to expand our customer base by developing and investing in specialized sterile-fill manufacturing processes that constitute significant barriers to entry. We believe that most of our contract services growth opportunities will come from pharmaceutical companies' requirements for highly specialized manufacturing technologies, for which they lack the required niche expertise or capacity, as well as from the increased presence of biopharmaceutical and virtual pharmaceutical companies in the healthcare market. These types of companies usually lack an in-house manufacturing infrastructure and, therefore, we expect that these companies will increasingly rely on us for their process development and production requirements. We believe that as we further develop our specialized manufacturing capabilities, we can maintain greater pricing power and margin growth as a result of increased demand. Based on our experience within the industry, we believe that potential clients may be unable to secure these specialized manufacturing capabilities elsewhere, while competitors may not be inclined to invest in specialized non-core manufacturing competencies that may take significant time and capital to develop.

Enhance clients' competitive position by accelerating time to market for new and innovative pharmaceutical products.

         We believe that one of our strengths is our ability to provide our customers with a full spectrum of products and services in development, formulation, analytical testing and trial, and large-scale production phases within the pharmaceutical aerosol sector. By leveraging integrated scale-up and pilot facilities, we believe we can assist our clients develop sterile-fill manufacturing processes to commercialize new or innovative products. We also believe that as a result of their limited financial resources, which are focused on clinical development and clinical testing, biotechnology and small, specialized pharmaceutical clients will increasingly rely on our integrated product development and manufacturing capabilities to bring their products to market.

Focus on quality, versatility, innovative solutions and outstanding customer service.

         We believe that our success is critically dependant upon achieving results for our clients by providing comprehensive and versatile development and manufacturing services in our targeted market sectors, which include the respiratory, allergy, dermatological and topical disease areas. We have integrated our development and scale-up capabilities with our manufacturing operations in order to allow ourselves to efficiently introduce new products or product line extensions into a targeted market area. Based on our experience, regulatory agencies such as the FDA and the MHRA are continuously enacting new policies requiring more high quality control and quality assurance systems in the global pharmaceutical industry. As a result of these policies by the regulatory agencies, we believe that we must continually invest to maintain and upgrade our manufacturing and quality systems to meet the evolving requirements of such regulatory agencies, our customers needs, and our own requirements. We believe that we must also continue to enhance our staff training systems in order to improve our staff's performance in line with our customers' changing needs. We believe that manufacturing flexibility, along with a well-trained staff and high quality systems, will allow us to provide good customer service, and thereby enhance our competitive position and growth opportunities.

Improve the organic growth of the business by introducing volume products that complement the existing product portfolio, especially via the introduction of our own proprietary products.

         We believe that we possess a blue-chip customer base that has an international presence and multinational distribution channels. Based on our review of publicly available documents, many of our customers are lacking one or more key pharmaceutical aerosol products in their product portfolio or are looking for product line extensions in niche market areas. We believe that by developing and licensing these types of niche products to our client base, we can significantly increase our manufacturing volume and enhance the commercial relationships we have with these customers. We believe that the Company can also take advantage of key strategic relationships with a number of our customers to exploit key and profitable niche market sectors in the aerosol pharmaceutical market. We believe that these customers would prefer to allocate capital and resources to sales and marketing functions, while leaving the manufacturing to companies like us. This may become even more prevalent in the event that highly specialized development processes or equipment is required. We believe this type of relationship may lead to a strategic relationship with such potential clients. These types of ventures may become even more prevalent in the event that a highly specialized development process or production equipment is required. We believe that such factors also facilitate the introduction of our Company's own proprietary products, which will allow us to focus on materially higher profitable business opportunities while departing from lower profit activities.

Where feasible, acquire under-exploited, complementary pharmaceutical products and businesses that would benefit from our development and production expertise.

         We also view growth opportunities through strategic product and business acquisitions that would benefit from our aerosol pharmaceuticals development and production expertise, including our capabilities in the conversion of CFC-based pharmaceutical aerosol productions to CFC-free pharmaceutical aerosols. We believe that there is an increasing trend in the pharmaceutical industry, particularly by big pharmaceutical companies, to license or sell outright products that they deem to no longer be core assets. We also believe that the acquisition of strategic products and businesses would accelerate the building of our Company.

Insurance Coverage and Risk Management

         We maintain insurance coverage, including property, casualty and business interruption; foreign medical costs; freight; motor vehicles; title insurance on owned real properties; errors and omissions including product liability; and employee injury liability. We also maintain director and officer liability coverage.

         Our products must meet with the strict requirements of pharmaceutical manufacturers including those required by the FDA and MHRA, and general cGMPs (current Good Manufacturing Practices). We also maintain a quality assurance group to ensure that production quality and associated documentation meet the requirements of customers and regulatory authorities alike. The quality control group performs in-line testing during the manufacturing operations to ensure that the necessary standards are met. All filled and packaged product is placed in quarantine to verify and ensure sterility before it is shipped to the customers. Regulatory agencies, local environment, health and safety authorities and the customers themselves, inspect and audit our facilities and operations on a regular basis.

Industry Overview and Markets

The Pharmaceutical Manufacturing Market

         According to two financial reports (National Bank Financial and CIBC World Markets) published in November 2001, market spending for global pharmaceutical manufacturing has reached $53 billion, or just over 13% of a total global pharmaceutical market of $400 billion. The $53 billion global manufacturing market represents both in-house and outsourced pharmaceutical manufacturing and is divided between two market segments: primary manufacturing and secondary manufacturing. Primary manufacturing relates to the manufacture of active pharmaceutical ingredients ("API") in bulk. Spending in this segment has reached $19 billion. Secondary manufacturing refers to the processing of APIs into finished dosage-form pharmaceutical products ("fill and finish"). Spending in this segment has reached $34 billion. The highlighted reports further outline that of the total $53 billion spent annually on the pharmaceutical manufacturing market, approximately $14.8 billion of those expenditures are in the manufacturing outsourcing sector and approximately $38.4 billion of those expenditures are in the in-house manufacturing sector.

Pharmaceutical Manufacturing Outsourcing Sector

         According to the noted reports, pharmaceutical companies are outsourcing their manufacturing and packaging requirements allowing them to focus on core competencies such as the research and development of new drug products. During 2001, the primary manufacturing outsourcing sector accounted for $9.7 billion of expenditures, and the secondary manufacturing outsourcing sector accounted for $5.1 billion of expenditures. Outsourcing in the primary manufacturing segment is well established, due to the availability of large-scale, low cost-base facilities. Given the maturity of this sector, outsourcing growth opportunities are relatively limited. In contrast, outsourcing of finished dosage-form drugs (secondary manufacturing outsourcing) is a relatively new trend in the pharmaceutical industry. Demand in the secondary manufacturing outsourcing sector emerged mainly from escalating drug research, development and regulatory costs, and the need to access manufacturing capacity. We are focused on sterile-fill manufacturing applications in the secondary finished dosage-form manufacturing segment. According to the Freedonia Group, an industry market research organization, sterile-fill applications account for approximately $8.2 billion of the total $34 billion secondary manufacturing market segment.

Targeted Market Sectors

         Due to the added regulatory scrutiny and resulting high barriers to entry, we have focused our expertise on the sterile aerosol pharmaceutical market sector. Aerosol pharmaceuticals are those drugs that are administered via varying spraying mechanisms through the use of propellants, forced air or mechanical pump actions. Propellants include CFC and HFA gases for use in respiratory aerosols, or hydrocarbon propellants which are used in dermatological aerosols to create a foamed solution. We have also targeted the following market sectors:

         Respiratory Market - According to publicly available published reports, the respiratory patient population is one of the fasted growing segments in the healthcare market. Asthma and chronic obstructive pulmonary diseases affect approximately 10% of the population in industrialized countries, with significant growth forecasted as a result of increasing incidents and awareness. This includes allergy, asthma, chronic obstructive pulmonary disease and coughs and colds. According to a recent respiratory market report by the industry research group Datamonitor, the global asthma market alone is estimated to have reached $11.5 billion annually. The United States is the largest national market, accounting for approximately 35% of the global asthma market. The U.S. market is followed by the Japanese market, which accounts for approximately 13% of the asthma market. However, the United Kingdom has the largest market size per capita, due to high diagnosis and treatment rates and higher product prices in that country. Given that many of the branded inhalant products are scheduled to lose patent protection within the next three years, market demand and the subsequent development and production of such drugs should increase significantly. Additionally, due to the Montreal Protocol regarding the ban on ozone-depleting CFC sprays, there are new regulations that require companies to phase out CFC-containing inhalers and replace them with CFC-free inhalers, propelled by substances such as HFAs. Many countries, including the United States, are still considering adopting these guidelines, whereas the European Community has generally phased out the use of CFC propellants for medical products.

         We believe that we are one the few pharmaceutical companies in the world that has both CFC and HFA manufacturing capabilities. We also believe that we are one of a small number of companies that have the development capabilities to assist our clients in the transition from CFC to HFA inhaler applications.

         The Systemic Drug Delivery Market - Traditionally, the vast majority of medicines have been administered orally, either in solid/tablet or liquid form. Not all drugs can be taken effectively through the digestive tract and, therefore, must be administered parenterally, usually by injection. The inherent draw back to injections is in patient compliance and risk of infection when utilizing such drug delivery devices. Drugs administered through the lungs, however, also reach the circulatory system very quickly, bypassing the digestive track the same way as an injection. As there is no pain or reluctance associated with needle use, patient compliance may be much higher with oral-spray delivery. As a result, respiratory aerosols may be excellent alternative to injections.

         According to publicly available documents regarding the biotechnology industry, with the recent mapping of the human genome, it has been reported that there has been an explosion in new drug discovery targeted for specific disease states. These new drugs tend to be large peptides and proteins. If these types of complex molecules were to be taken orally, the environment encountered in the human digestive tract would degrade them and render them ineffectual. As such, many of these new drugs may be excellent candidates for delivery through the lungs. In addition, some of these large molecule drugs may also be candidates to be administered nasally. Based on our experience in pulmonary and nasal drug delivery systems, combined with our development capabilities in these areas, we believe that we are in an excellent position to capitalize on working with new molecules that lend themselves to these types of drug delivery systems.

         The Dermatological Market - In 2001, the worldwide retail prescription market for dermatological pharmaceuticals was estimated by IMS Health to be $9 billion and growing at 5% per year. In the same year, the U.S. retail prescription market for dermatological pharmaceuticals was valued at $4 billion. The market is normally subdivided into five categories: retinoids (any of various synthetic or naturally occurring analogues of vitamin A), steroids, antifungals, antibiotics and other products. Such products are widely used to treat skin conditions, including: acne and atopic dermatitis, fungal infections, inflammation and psoriasis, baldness and for hair removal. In addition, such drugs are used for diagnostic procedures and to treat symptoms of aging, photo-damage and photosensitivity.

         According to publicly available reports, skin conditions requiring the use of medications often tend to be of a chronic nature with causes unknown. The drugs are often used in order to relieve symptoms rather than as a permanent cure. The result is a constant demand for continuing drug therapy from the patient base. Until recently, this market has lacked innovation in its drug delivery sector. Drugs were normally administered only in creams and ointments. Some patients are reluctant to use treatments that leave visible sticky or greasy spots on themselves or their clothing. With the advent of hydrocarbon aerosol technology, drugs can be delivered in a manner that allows the active ingredient to be quickly absorbed into the skin leaving no residues. This may result in better patient compliance and, in turn, greater usage and demand for the drugs administered in this fashion. We believe that with our hydrocarbon aerosol manufacturing capabilities, we are well positioned to take advantage of this trend in the dermatology marketplace. In addition, we possess the development capabilities to assist new clients to transition their drugs into this new delivery system.

Trademarks, Patents and Licenses

         When we acquired Inyx Pharma, we acquired a number of licenses and other forms of intellectual property.

Pharmaceutical Manufacturing Licenses

         Inyx Pharma, possesses a Manufacturer's License, ML20165/1, granted by the United Kingdom's MHRA and also possesses all the necessary authorities, approvals and certifications to conduct normal business activities within the United Kingdom.

Product Licenses

         Inyx Pharma owns product licenses granted by the U.K.'s MHRA in the U.K. market for Oxymetazoline decongestant nasal spray, Chlorhexidine Gluconate mouth spray and Beclomethasone Dipropionate nasal spray. Every license in the United Kingdom is granted for a period of five years. At that time the product license is subject to a review by the MHRA. The MHRA reviews product stability, adverse event reports and any legislative changes that may have taken place within that five-year period that may have affected the licensing requirements for that product. During the review process, the subject company may continue to market the licensed product. Once the MHRA completes its review, it extends the expiration date on the license for another five years until the licensing review cycle is repeated again.

Medical Devices

         Inyx Pharma is also an ISO9001/EN 46001 registered company and as such is approved for the design, manufacture and inspection of pharmaceutical medical devices. Such medical devices include sterile saline for wound irrigation, ringers irrigation solution, sterile saline in a polyethylene bottle, sterile buffered saline for contact lens use, sterile saline aerosol for contact lens use, two step lens care system stage one-disinfecting solution and two step lens care system stage two-rinsing and neutralizing solution.

Unregistered Marks or Logos

         We are presently using and are also in the process of filing trademarks on Inyx, Inyx Pharma and the associated logo (i.e., 6 square orange and grey boxes).

Patents and Registered Design Rights

         Our customers' patents and product licenses are owned by the respective client. On a contract basis, we manufacture products according to our customers' specifications. Until we successfully develop and begin to market our own products, we will not have any design rights that are registered to our own brand items. At that time we will seek trademark protection for any design rights or brand names for such products.

Confidential Information, Industrial Secrets, Trade Secrets and Know-how

         Confidential information, such as business proposals and/or plans, customer lists, profit projections, budgets, economic or market information and specific manufacturing methods, is limited to staff and customers on a "need to know" basis. Data such as manufacturing formulas and methods, forecasts etc. are held within databases under individual password control. We retain and control all associated soft copy and hard copy documentation.

         We have entered into a number of confidentiality agreements with third parties including customers, suppliers and contractors.

Databases and Software Protection

         We are in the process of replacing our existing information technology and business management system. The Sage 500 Management Information System, which started to become operational in January, 2004, is intended to support many of our business functions, including manufacturing, warehousing, distribution, logistics, sales reporting, accounting, inventory, quality control, budgeting, financial reporting, and operating and strategic reporting. In connection with the Sage 500 implementation, we will incur related costs of approximately $550,000 as a one-time cost for the purchase of hardware and operating software, and implementation costs, plus annual maintenance and support costs of approximately $65,000.

         Other databases including PEMAC (Planned Maintenance program), Prolog 4 (Payroll system), Maximizer (Customer Relationship Management system) and other Microsoft based systems are all individually licensed, and controlled and supported by the Company's IT Group.

Software

         As part of the Sage 500 Management Information system purchase, we will ultimately own both the associated hardware and operating system software ("Sage") that will require newer version annual updates. The proprietary license for "off-the-shelf" software that we have traditionally utilized are held by the providers.

Domain Names

         We have registered registered several domain names, including "inyxinc.com," "inyxcorp.com," "inyxpharm.com," "inyx-pharma.co.uk" and "inyx-pharma.com." Our primary website is located on the world wide web at "inyxinc.com."

Competition

         According to two financial reports (National Bank Financial and CIBC World Markets) published in November, 2001, and other publicly available documents, the global contract service industry was comprised of more than 1,000 contract manufacturing organizations ("CMOs") and contract research organizations ("CROs") combined. Reports further indicate that fewer than 20 of these CMOs and CROs are major participants in the pharmaceutical outsourcing industry. Competition also comes from in-house producers. The majority of such competitors provide contract manufacturing services to third parties only if manufacturing capacity is available. In some cases, these competitors may also present acquisition opportunities as consolidation in the pharmaceutical industry continues.

         We believe that we are able to compete effectively as a pharmaceutical CMO because we provide our customers with a spectrum of products and services in specialized niche areas but on a broad scale. We believe that we are a leader in the development, commercialization and production of respiratory, dermatological and topical aerosols. Additionally, by leveraging integrated scale-up and pilot facilities, we can assist clients in developing sterile-fill manufacturing processes to commercialize new or innovative products in the aerosol drug delivery market.

         In the specialty pharmaceutical sector, we compete directly with several pharmaceutical product development and manufacturing organizations. Many of our competitors, particularly large established pharmaceutical and biotechnology companies, have significantly greater resources than we do. We believe that by focusing on selected niche sectors of the pharmaceutical market such as the respiratory and dermatological fields, we can effectively compete with our competitors by leveraging our experience, expertise and customer distribution channels on specialty pharmaceutical products which are positioned at a price point that is attractive to the payer community including managed care, government formularies and the specialist physician population.

Government Regulation

         Our business as a pharmaceutical company is regulated by government authorities in the United States, the United Kingdom, and other jurisdictions where we and our customers market and distribute products including Canada, various parts of Europe and Latin America. We must ensure that our products and services continuously comply with strict requirements designed to ensure the quality and integrity of pharmaceutical products. These requirements include the United States Federal Food, Drug and Cosmetic Act ("FDC Act")governed by the U.S. Food and Drug Administration (the "FDA") and the United Kingdom Medicines and Healthcare Products Regulatory Authority (the "MHRA") under cGMP ("current Good Manufacturing Practices") regulations for pharmaceutical manufacturers. Our products and services must also continuously comply with the requirements of the European Agency for the Evaluation of Medicinal Products (the "EMEA"), and the Canadian Therapeutic Products Directorate (the "TPD"). These regulations apply to all phases of our business, including drug testing and manufacturing; record keeping; personnel management; management and operations of facilities and equipment; control of materials, processes and laboratories; and packaging, labeling and distribution.

         All of the pharmaceutical products supplied to the United States market are approved and regulated by the FDA and are approved under, and subject to, the FDC Act. In the U.S., the FDA requires extensive testing of new and existing pharmaceutical products to demonstrate safety, efficacy and purity, ensuring that the products are effective in treating the indications for which approval is granted. Where products are under development, testing in humans may not commence until either an Investigational New Drug application has been approved or an exemption is given by the FDA.

         Where a drug is acquired that has been previously approved by the FDA, both the Company and the former application holder are required to submit certain information to the FDA. This information, provided it is adequate, enables the transfer of manufacturing and/or marketing rights to take place. The Company is also required to advise the FDA about any changes that may affect the approved application as set forth in FDA's regulations. Our strategy focuses on acquiring existing approved products or those in late-stage development, transferring manufacture to our own facilities to leverage our existing expertise and know-how where this is considered both economic and advantageous. In order to perform such transfers, we must demonstrate by filing information with the FDA that we are able to manufacture the product in accordance with cGMPs and the specifications and conditions of the approved marketing application. For changes where prior approval is required under FDA regulations, there is no assurance that such approval will be granted by FDA.

         The FDA also mandates that drugs be manufactured, assembled and labeled in conformity with such cGMPs. In complying with cGMP regulations, we are required to continue to expend time, money and effort in production, record keeping, and quality control to ensure than the products meet the necessary and applicable specifications. The FDA periodically inspects manufacturing facilities to ensure compliance with applicable cGMP requirements. Failure to comply with the statutory and regulatory requirements subjects the manufacturer to regulatory or, in some extreme instances, to possible legal action, such as suspension of manufacturing, seizure of product, or voluntary recall. Where FDA inspections result in cGMP non-compliances being observed a written report (known as a FDA Form 483) is provided to us. These observations are reported to the manufacturer to assist in complying with the FDC Act and the regulations enforced by FDA. The last FDA inspection of our United Kingdom manufacturing facility resulted in the issuance of a Form 483 that required the facility to resolve a number of observations, but did not require us to delay or discontinue the production of any products made at its facility for the U.S. market. Adverse experiences with products in the market must be reported to the FDA and could result in the imposition of market restrictions through labeling changes or product removal. Product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems concerning safety, or efficacy of the product occurs after approval.

         The U.S. government has extensive enforcement powers over the activities of pharmaceutical manufacturers, including the authority to withdraw approvals, prohibition of sales of unapproved or non-conforming products, product seizures and to halt manufacturing operations that are not compliant with cGMPs in addition to monetary penalties, both civil and criminal. Such restrictions may materially adversely affect our business, financial performance and results of operations.

         In addition, modifications to or enhancements of manufacturing facilities may be subject to further additional approval by the FDA that may require a lengthy approval process. The Company's manufacturing facility is subject to continual inspection from regulatory bodies and other government agencies such as FDA, and manufacturing operations can be interrupted or halted if such inspection proves unsatisfactory.

         Our United Kingdom manufacturing facility holds a Manufacturer's License granted by the U.K.'s Medicines Control Agency, which on April 1, 2003, merged with the U.K.'s Medical Device Agency to form the MHRA. This license permits the Company to manufacture, control and supply pharmaceutical products to all markets provided that individual products meet with the specification in force within the particular territory that the product is marketed within. The MHRA is very similar to the FDA in that it operates under formal legislation (in the U.K. known as The Medicines Act) that controls the approval of all medicinal products used within the U.K. As a member of the European Union, the MHRA also regulates products manufactured for sale both within the U.K. and the E.U. The MHRA is responsible for the review and approval of all license applications and, via its inspection and enforcement division, the inspection and control of manufacturing, assembly and labeling requirements for all medicinal products. As with the FDA, the MHRA has a legal jurisdiction whereby companies who are not compliant with license particulars (known as marketing authorizations within the E.U.) or cGMP can be heavily penalized, including seizure, cessation of manufacture, product recall or in extreme cases the cancellation of the manufacturer's license. In this latter case, the manufacturing facility is unable to manufacture for any market. Monetary penalties can also be enforced subject to the judicial system approval within the U.K.

         Following an inspection, the MHRA issues a report (called a Post Inspection Letter) that highlights any observation or deficiencies noted at the facility, to aid the manufacturer to resolve any non-compliances noted during the inspection. At the last inspection in October 2001, a Post Inspection Letter was issued that highlighted a number of non-compliances to be addressed . This did not require the interruption of manufacturing activities nor require any impact upon products supplied from the facility as the non-compliances issued were corrected.

         Our operations are also subject to numerous and increasingly stringent regulations, whether scientific, environmental or labor related, and can be applied  via  central  government  or at  state or local  level.  The  standards required by regulatory authorities as a result of changes in statutes, regulations or legal interpretations cannot be determined in advance by us. Such future changes could have a material effect upon our business in the future. Changes may, among other aspects, require modification to manufacturing facilities or processes, amend labeling, result in product recall, replacement or discontinuation of products, increase the requirements for control and record keeping or require additional scientific substantiation. Such changes may affect our business, financial condition and results of operations.

         In addition to regulations that govern the manufacture and supply of pharmaceutical products, our facility is also subject to regulation by other agencies such as the U.K.'s Health and Safety Executive, Environmental Agency and other legislation within the U.K. (e.g., Labor Relations Act, etc.) that are applicable under the laws of the United Kingdom. Periodic inspection by the appropriate agencies occurs to ensure that we are in compliance with the requirements within the appropriate regulations whether these are local, state or national.

Employees

         As of December 31, 2003, we employed a total of 127 personnel, consisting of 5 executives, 13 managerial, 12 clerical, 37 technical (including 15 scientific research and development personnel), and 59 production and maintenance staff. All but five of our employees reside in the U.K. Our Chief Executive Officer and two other key executives reside in North America and our President resides in the U.K. We are seeking a Chief Financial Officer, and a senior sales and marketing executive, both of whom will reside in North America. None of our employees is a member of any union. Our U.K. subsidiary consults with its employees via a Joint Consultation Committee comprised of representatives across all levels of the business and chaired by a senior manager. The purpose of that committee is consultative only. We believe we enjoy favorable relations with our employees. We make available to our employees benefits consisting of a contributing and matching pension plan available after one year of service, life insurance benefits, and stock options based upon the Company's value and meeting performance targets.

Environmental Impact

         We utilize certain hazardous materials in our business, but we do not believe that they contribute to any material risk of environmental damage. Wastes from our manufacturing and testing processes are either collected in drums and removed by a waste contractor or discharged into public sewers pursuant to a Trade Effluent Discharge Consent.

         Under government regulations governed by the Montreal Protocol on Substances That Deplete the Ozone Layer, chlorofluorocarbon (CFC) compounds are being phased out because of environmental concerns. We presently manufacture respiratory inhalers that utilize CFC gas as a propellant. Although, we have expertise in converting such products to non-CFC based respiratory inhalers and have commenced manufacturing non-CFC or hydrofluoroalkane (HFA) respiratory inhalers at our Inyx Pharma production facility, a small number of our customers continue to require CFC respiratory inhalers. These customers sell these products in a number of countries that still allow the import and marketing of CFC based respiratory inhalers. We believe that we are able to successfully implement a complete transition to the use of CFC-free gas or HFA gas as a propellant in the development and production of respiratory aerosols when required by the respective governing agencies.

Properties

         Our principal executive offices are located at 825 Third Avenue, 40th Floor, New York, New York 10022, consisting of approximately 4,000 square feet of leased space at an annual rent of $120,000.

         Our manufacturing facilities are situated over seven proximate locations in Runcorn, Cheshire, England. These sites are combined into the 60,000 square feet manufacturing facility in the Astmoor Industrial Estate. Of these, five are owned by Inyx Pharma and two are leased from the Warrington and Runcorn Development Corp. for annual rents of $45,000 and $163,000 respectively.

         Our development facility in the United Kingdom occupies a 30,000 square feet facility nearby the manufacturing site, in the Seymour Court Manor Park area owned by the Borough council. Annual rent is $127,000.

         Our Inyx Canada subsidiary leases approximately 2,800 square feet of office space for an annual cost of approximately $50,000 at 4141 Yonge Street, Suite 205, Toronto, Ontario M2P 2A8.

         All such facilities are deemed to be adequate for the Company's present needs.

Legal Proceedings

         The Company is involved from time to time in legal proceedings and litigation incidental to the conduct of its business. No pending legal proceeding is deemed by the Company to pose the risk of any material adverse effect.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OR
                               PLAN OF OPERATIONS

General

         The Company, through its wholly-owned subsidiaries, Inyx Pharma Limited and Inyx Canada, Inc., is an emerging specialty pharmaceutical company that focuses its expertise on development-led contract manufacturing in the sterile pharmaceutical, finished dosage-form, outsourcing sector. We specialize in niche products and technologies for the treatment of respiratory, allergy, dermatological and topical conditions. Our client base is comprised of blue-chip ethical pharmaceutical companies, branded generic firms and biotechnology groups.

         We were incorporated under the laws of Nevada in March 2000 as Doblique, Inc. In July 2002, we became a publicly-traded company when we completed a registration statement for the sale by its principal stockholder of 2,450,000 shares of common stock. Since July 2002, we have filed annual, quarterly and periodic reports with the Securities and Exchange Commission pursuant to Section 15(d) of the Securities Exchange Act of 1934.

         Prior to March 2003, we were in the business of owning and racing thoroughbred horses at various major horse racing tracks throughout the United States. In March 2003, the assets of that operation were sold for cash to a third party and the Company discontinued the business of owning and racing thoroughbred race horses. On March 26, 2003, we announced that our controlling stockholder had accepted an unsolicited offer to sell a controlling block of 2,200,000 shares of common stock, representing approximately 45% of the Company's then issued and outstanding shares, to Medira Investments, LLC. At that time, the Company also announced that it would pursue strategic investment opportunities in a number of sectors within the pharmaceutical, biotechnology and medical devices industries.

         On April 28, 2003, we acquired all of the outstanding common shares of Inyx Pharma in a transaction accounted for as a reverse takeover of Doblique by Inyx Pharma, where we exchanged 16 million of our shares for all outstanding and issued shares of Inyx Pharma. As a result of the transaction, the stockholders of Inyx Pharma became our controlling and principal stockholders (owners of approximately 64% of our outstanding stock at the time), Inyx Pharma became our wholly-owned subsidiary, and on May 6, 2003, we changed our name to Inyx, Inc. Prior to this reverse merger, we were a public company with nominal operations and assets. As a result of the accounting of this transaction as a reverse takeover, and for comparative purposes only, the historical financial statements of Inyx Pharma are presented herein as our own historical statements.

         Prior to our transaction with Inyx Pharma, on March 7, 2003, that company had acquired the majority of the business assets of Miza Pharmaceuticals
(UK) Limited ("Miza UK") from a court-appointed Administrator (the U.K. equivalent of a Chapter 11 trustee). In the Miza UK purchase, Inyx Pharma had acquired one aerosol pharmaceutical manufacturing site (the Miza UK Aerosols Division) and a pharmaceutical product development operation (the Miza UK Development Division). Prior to the sale to Inyx Pharma, Miza UK's operation also included another pharmaceutical manufacturing operation (the Miza UK Biopharma Division). The business assets of the Biopharma Division were excluded from the Inyx Pharma purchase. As the Biopharma business was part of Miza UK in 2002 but not acquired by Inyx Pharma on March 7, 2003, its results of operation are included in the 2001 and 2002 audited financial statements of Miza UK but not in Inyx Pharma's 2003 financial statements. In 2002, the Biopharma division had net revenues of $3.46 million, with costs of revenue of $3.45 million, general and administrative expenses of $394,000, and sales expenses of $13,000.

         Our pro forma results for the period ended September 30, 2003, include approximately two months of operations for Miza UK while it was in
Administration (January 1 to March 6, 2003), approximately two months of operations for Inyx Pharma once it purchased the assets of Miza UK from the Administrator (March 7 to April 28, 2003), and five months of operations of Inyx Pharma as a wholly-owned subsidiary of Inyx, Inc. (f/k/a Doblique).

         The accompanying consolidated financial information includes the accounts of Inyx, Inc. and its wholly-owned subsidiaries, Inyx Pharma Limited, incorporated under the laws of England and Wales; Inyx Canada, Inc., formed as a federally incorporated Canadian corporation; and Inyx Realty, Inc., a Florida corporation. All inter-company accounts and transactions have been eliminated in consolidation.

                         SELECTED FINANCIAL INFORMATION


                                                        Nine Months Ended              Year Ended
                                                          September 30,                December 31,
                                                       --------------------        --------------------
                                                           (unaudited)                 (In thousands
                                                     (In thousands except per    except per share amounts)
                                                          share amounts)
                                                       2003 (1)      2002            2002        2001
                                                       --------    --------        --------    --------
Statement of Operations Data

Net revenues                                           $  8,134    $ 20,862        $ 24,644    $ 21,919
Gross profit                                              1,604       3,537           3,872       6,670
Total operating expenses                                  4,809       6,516           8,483       4,366
Earnings from continuing operations                      (2,999)     (3,180)        (30,998)        524
Loss from discontinued operations                           (25)       --
Net Earnings (loss)                                      (3,024)     (3,180)        (30,998)        524
Earnings per share of common stock outstanding basic
     and fully diluted:
From continuing operations                                (0.14)      (0.20)          (1.94)       0.03

------------------------
(1) Operations as a combined business since the date of acquisition of Inyx Pharma on April 28, 2003.

                                        September 30, 2003     December 31, 2002
                                        ------------------     -----------------
                                            (unaudited)         (In thousands)
                                          (In thousands)

Balance Sheet Data

         Total assets                     $    20,825            $    10,612
         Working capital (deficit)             (1,410)                  (953)
         Total liabilities                     12,366                 34,557
         Stockholders' equity (deficit)         8,459                (23,945)

Pro Forma Condensed Combining Summary Financial Information

                                   Nine Months Ended       Year Ended
                                     September  30,       December 31,
                               ------------------------   -----------
                                      (unaudited)        (In thousands)
                                    (In thousands)
                                  2003          2002          2002
                               ----------    ----------    ----------
Statement of Operations Data

Net revenues                   $   10,530    $   18,133    $   21,184
Gross profit                        2,124         3,506         3,862
Operating loss                     (3,046)       (2,329)       (2,957)
Net loss                           (3,573)       (2,813)      (28,643)

         The condensed pro forma consolidated statements of operations for the year ended September 30, 2003 are based on the assumption that the acquisition of Inyx Pharma Limited took place as of January 1, 2003 and includes the operations of Miza Pharmaceuticals (UK) Limited ("Miza UK") the predecessor to Inyx Pharma Limited for the period January 1, 2003 to March 6, 2003 and Inyx Pharma Limited for the period March 7, 2003 to September 30, 2003. On March 7, 2003, Inyx Pharma Limited acquired the operating assets of Miza UK from a court appointed Administrator and continued the operations of Miza UK in unbroken succession. The acquisition did not include the operations of Miza UK's Biopharma division which have been eliminated for the purposes of these pro forma statements.

         For the periods ended September 30, 2002 and December 31, 2002, the operations of Miza UK as predecessor to Inyx Pharma Limited are presented for comparative analysis after the elimination of Miza UK's Biopharma division.

         For the periods ended September 30, 2003 and 2002 and December 31, 2002, operations relating to the business of the former Doblique, Inc. now Inyx, Inc. have been eliminated from these pro forma statements as if the divestiture of assets and liabilities and the discontinuance of related operations occurred on January 1, 2003 and January 1, 2002.

Results of Operations

         The financial information set forth in the following discussion should be read in conjunction with, and qualified in its entirety by, the financial statements of the Company including elsewhere herein.

Nine-Month Period Ended September 30, 2003

         The following discussion of our results of operations for the nine month (five months of operations) period ended September 30, 2003 focuses on the operations of our wholly owned subsidiary, Inyx Pharma, which was acquired on April 28, 2003. Prior to our acquisition of Inyx Pharma, we had divested all prior operations conducted as Doblique, namely our thoroughbred horse business. Since then all of our revenues have been generated by Inyx Pharma. Consequently, the nine-month period ending September 30, 2003 consists of only five months of actual operations commencing on April 28, 2003.

         In the pro forma financial statements, for the period ended September 30, 2003 and September 30, 2002 respectively, the operations of Miza UK as the predecessor company to Inyx Pharma are presented as if our acquisition of Inyx Pharma had occurred on January 1, 2003 and January 1, 2002 for each comparative period. As the business assets of the Biopharma Division were excluded from the Inyx Pharma purchase, results have been adjusted to eliminate the results of operation attributed to the Miza Biopharma Division.

Net Revenue

         Net revenues for the nine-month period ended September 30, 2003 were $8.1 million. These revenues are attributed solely to the newly acquired business of Inyx Pharma and represent business activity from April 28, 2003, the date of the acquisition of Inyx Pharma, to September 30, 2003. For the nine month period ended September 30, 2003, our three largest customers accounted for $3.4 million or approximately 42% of our total net revenues. During this nine-month period, these three customers were Merck Generics (UK) Ltd., accounting for $1.7 million in net revenue or approximately 21% of total revenues; Genpharm Inc., accounting for $1 million in net revenue or approximately 12% of total revenues; and Celltech Pharmaceuticals Ltd., accounting for $0.7 million in net revenue or approximately 9% of total revenues.

         Pro forma net revenues for the nine month period ended September 30, 2003 (five months of operations) were $10.5 million as compared to $18.1 million for the nine month period ended September 30, 2002. Pro forma net revenues decreased by $7.6 million or approximately 42% as compared to the pro forma revenue in the comparable period in 2002. The decrease is attributed to the fact that Inyx Pharma's predecessor company, Miza UK, was acquired out of Administration on March 7, 2003. By the time that Miza UK was acquired by Inyx Pharma, the Miza UK business had been in Administration for a period of five months during the reporting period ended September 30, 2003. Revenues decreased during the Administration period as a result of business interruption due to product release delays and lack of components. Another contributing factor was a decrease in contract development revenues as clients either halted on-going projects or did not initiate new development projects due to the business uncertainties of Administration.

         Although most of the customer base has been retained, the level of revenues has not yet been restored to the levels experienced by the predecessor company prior to the Administration period. The top three customers accounted for $4.4 million or 42% of pro forma net revenues for the nine months period ended September 30, 2003 as compared to $10.3 million or 57% of total pro forma net revenue for the nine months period ended September 30, 2002. Our revenues are derived from pharmaceutical manufacturing and product formulation and development outsourcing services, including product stability, commercial scale-up, and validation and regulatory support for our clients' products. Future contract revenues are dependant upon our clients maintaining or obtaining regulatory approval for the sale of their products in their designated markets.

         We have been actively marketing to our customer base and expect revenues from manufacturing and development revenues to be restored to levels experienced by the business assets acquired by Inyx Pharma prior to the Administration period. Excluding the chlorofluorocarbon (CFC)-metered dose inhaler (MDI) manufacturing line which is being phased out due to environmental requirements, our manufacturing operations are operating at an average 30% of available capacity. Revenues and, therefore capacity utilization, are expected to increase as new customer contracts and purchase orders are obtained. Additionally, we expect to be able to increase our manufacturing activities as customers' raw material and component inventory requirements are restored to normal business operational levels.

         Although we do not currently derive any of our revenues from the sale of our own products, we believe that we can increase our revenues and achieve greater margins through the addition of our own product lines in selected pharmaceutical market sectors, with marketing to be conducted through certain strategic customers. We expect that these types of revenues would include direct sales, royalty payments and licensing fees of our planned products. At this time, we have not commercialized any of our own proprietary products and we have no agreements for such fees or distribution agreements finalized.

Cost of Goods Sold

         Cost of goods sold is associated with manufacturing and development revenues and includes materials, labor, factory overheads and technical affairs, which include quality control and quality assurance regulatory support. Cost of goods sold amounted to $6.5 million or approximately 80% of net revenues for the nine month period ended September 30, 2003 (five months of operations) compared to 83% for the nine months ended September 30, 2002.

         Pro forma cost of goods sold for the nine month period ended September 30, 2003 amounted to $8.4 million or approximately 80% of net pro forma revenues as compared to pro forma costs of goods sold of $14.6 million or approximately 81% of net pro forma revenues for the nine month period ended September 30, 2002. The cost of goods sold as a percentage of revenues is mostly consistent with the comparative period. In the second half of 2002, the predecessor company entered the Administration period, which adversely affected the overall sales levels and reduced operations from an average of 50% to an average of 30% of total manufacturing capacity, thereby reducing fixed overhead cost absorption and concomitantly increasing the cost of goods sold. In addition, the predecessor company started the process of phasing out the CFC based respiratory product line, due to environmental regulations. As a result of the CFC phase out, the MDI line accounted for less than 5% of overall production for the period ended September 30, 2003 compared to approximately 15% in 2002. Historically, CFC production has lower material costs as compared to the non-CFC products. The Company is now focused on phasing in non-CFC version of products, known as hydrofluroalkane-based ("HFA") respiratory MDI's.

         We expect the cost of goods sold percentage to be maintained or reduced as more customer contracts are initiated or renewed and our capacity utilization is enhanced, thereby improving fixed overhead cost absorption, thereby increasing our profit margins.

         We expect to start incurring research and development costs as part of our cost of goods sold once we pursue the development of our own proprietary pharmaceutical products. Such costs would include intellectual property development costs and salaries for the required additional technical staff. We expect that such research and development costs would increase costs in the short term, but would be offset by the higher profit margins long term for our own products as compared to the margins for our contract manufacturing services.

Gross Profit

         Gross profit amounted to $1.6 million or approximately 20% of net revenues for the nine month period ended September 30, 2003 (five months of operations) compared to 17% for the nine months ended September 30, 2002.

         Pro forma gross profit for the nine month period ended September 30, 2003 amounted to $2.1 million or 20% of net revenues as compared to pro forma gross profit of $3.5 million or approximately 19% of net revenues for the nine month period ended September 30, 2002. By the time that Miza UK was acquired by Inyx Pharma, the Miza UK business had been in Administration for a period of five months of the nine-month reporting period ended September 30, 2003. As a result of the Administration proceedings, the business experienced a significant decline in profitability due to periods of business interruption caused by the lack of materials, components and supplies to manufacture finished goods for customers, as well as a lack of customer marketing and sales efforts. Additionally, research and development contract customers were unwilling to continue development projects during the Administration period. This type of service has a higher gross margin, because we only has to account for our own labor support costs while charging out the professional services it provides to its customers at a higher rate. We expect gross profitability levels to increase as more customer contracts are initiated or renewed, for our contract development and manufacturing services.

         We believe that we can also improve our gross profit margins through the addition of our own pharmaceutical product lines, which offer greater profit margins than those provided by contract manufacturing services. Although we do not currently derive any revenues from the sale of our own products, we believe that our first proprietary product can be ready for commercial marketing by the end of 2004.

General and Administrative Expenses

         General and administrative expenses, which include corporate overhead costs (including administrative support and business development costs incurred by Inyx Canada), were $4.4 million or 54% of net revenues for the nine month period ended September 30, 2003 (five months of operations) compared to 28% for the nine months ended September 30, 2002.

         Pro forma general and administrative expenses were $4.9 million or 47% of pro forma net revenues for the nine month periods ended September 30, 2003 as compared to pro forma general and administrative expenses of $5.5 million or 30% of net revenues for the nine month ended September 2002. The pro forma general and administrative expenses increased by 53% as a percentage of net revenues for the respective period.

         The major reason for the increase in the general and administrative expenses for the pro forma nine month period is mostly due to significant one-time non recurring costs that we incurred in our reverse acquisition of Inyx Pharma, including start up and integration costs. These business integration costs amounted to approximately $1.5 million and included business consulting fees of $800,000, accounting and legal costs of $125,000, and corporate development, marketing and investor relations costs of $575,000. The exclusion of these costs would have resulted in general and administrative expenses of 32%.

         Also, during the nine month period ended September 30, 2003, pay adjustment for key employees amounted to approximately $112,000. Directors and liability insurance premiums amounted to $42,000 in the nine month period ended September 30, 2003. In addition, product liability and property insurance premiums were approximately $179,000 higher in the nine month period ended September 30, 2003 as compared to the same period in the prior year due to a general increase in insurance premiums within the insurance industry.

         As we continue to implement our corporate development and growth strategy, we expect to incur additional administrative costs due to the addition of senior business and financial executives to our management team. We believe that as we grow our business and begin to introduce our own proprietary products, which we believe will have better margins than our contract business segments, we can offset these administrative incremental costs on a long-term basis.

Selling Expenses

         Selling expenses were $166,000 or 2% of net revenues for the nine month period ended September 30, 2003 (five months of operations) compared to 1.6% for the nine months ended September 30, 2002.

         Pro forma selling expenses amounted to $217,000 or 2% of net revenues and $318,000 or approximately 2% of net revenues for the nine month periods ended September 30, 2003 and 2002, respectively. Selling expense consists primarily of salaries, commissions and marketing costs associated with the commercial department of the business.

         Although we continue to expand our own product research and development activities, we have not yet commercialized or marketed our own products or drug delivery applications. We also have limited product distribution capabilities, and although we perform some sales and marketing functions, we may need to build or contract our own sales force. Currently, we have no experience in developing, training or managing a sales force. We believe we will incur substantial additional expenses if we have to undertake these business activities. We will therefore initially depend on our customers' distribution channels or strategic partners to market and sell the pharmaceutical products, we are presently developing or planning to develop, until we determine if it would be prudent and feasible to undertake the cost of building or contracting our own sales force.

Interest Expense

         Interest expense amounted to $304,000 or 4% of net revenues for the nine month period ended September 30, 2003 (five months of operation) compared to $418,000 for the nine months ended September 30, 2002, presently 2% of net revenues. The interest expense includes interest paid to our asset-based lender, Venture Finance PLC, and accrued interest to our convertible note holder, Stiefel Laboratories.

         Pro forma interest expense for the nine month period ended September 30, 2003 amounted to $733,000 or approximately 7% of net revenues as compared to $418,000 or approximately 2% of net revenue for the nine month period ended September 30, 2002. Interest expense for the nine month period ended September 30, 2003 relates to Inyx Pharma indebtedness, including working capital obtained to finance the acquisition of Miza UK business assets.

Depreciation and Amortization

         Depreciation and amortization expenses were $225,000 or approximately 3% of net revenue for the nine-month period ended September 30, 2003 (five months of operations) compared to $336,000 or 1.6% of net revenues for the nine months ended September 30, 2002. There were no significant additions to fixed assets during the three and nine month periods ended September 30, 2003 respectively.

         Pro forma depreciation expense amounted to $573,000 or approximately 5% of net revenues for the nine month period ended September 30, 2003 as compared to $283,000 or approximately 2% of net revenues for the nine month period ended September 30, 2002.

         The value of our property and equipment is stated at cost. Depreciation is computed using the straight-line method based on the estimated useful lives of the assets, which range from 25 years for buildings and 3-10 years for equipment.

         Goodwill is not amortized but will be subject to annual review to determine whether there is any impairment of the value ascribed to it. We are currently evaluating any possible impairment and have not completed all procedures requested by our auditors.

Operating Loss/Income

         Loss from continuing operations amounted to approximately $3 million or approximately 39% of net revenues for the nine month period ended September 30, 2003 (five months of operations) compared to $3.2 million for the nine months ended September 30, 2002.

         Pro forma loss from operations for the nine month period ended September 30, 2003 amounted to $3 million or approximately 29% as compared to pro forma loss from operations amounting to $2.3 million for the same period in prior year. Pro forma loss from operations increased by $700,000 from the prior period, which resulted from one time start up and business integration, marketing and corporate development costs as a result of our acquisition of Inyx Pharma during the period.

         The balance of the pro forma loss is related to the Administration process during the pro forma period. During the Administration process, the financial performance of the business assets acquired by Inyx Pharma was adversely affected due to costs of Administration, the lack of components and supplies, and subsequent shipping delays to customers.

         Our operating losses have been primarily due to the current level of capacity utilization of our manufacturing operation. Our operating margins are negatively impacted by unabsorbed manufacturing fixed cots associated with low capacity utilization. We have also incurred a number of operating costs due to a number of corporate initiatives. These include the costs we incurred with our reverse acquisition of Inyx Pharma, the hiring of a number of key personnel, and increased business development activities. We believe that we can achieve profitability by expanding our sales and marketing efforts to enhance our exposure within the industry and improve customer confidence. We believe that such activities will increase the number of customer purchase orders and contracts for our contract development, and manufacturing services, thereby increasing the utilization of our manufacturing capacity. We also believe we can improve our operating profits on a long term basis by marketing our own proprietary pharmaceutical products, which generally have higher profit margins than those provided by contract manufacturing services.

Net Income/Loss

         Net loss for the nine-month period ended September 30, 2003 was $3 million .

         Pro forma net loss for the nine month period ended September 30, 2003 amounted to $3.6 million as compared to a pro forma net loss of $2.8 million for the nine month ended September 30, 2002. Pro forma net loss increased by $895,000 or 33%. The major reason for the change is attributed to the start-up costs incurred in connection with the acquisition of Inyx Pharma, one time integration costs, marketing and corporate development costs for the new combined business, and the phasing out of the CFC production in line with the Montreal Protocol.

         Although the business assets of Miza UK were acquired out of Administration, most of the customer base was retained and prior results may be indicative of the future operations. We believe that we can achieve profitability and have positive cash flows from the operations we acquired once we fully integrate and develop the Inyx Pharma business as a specialty pharmaceutical company.

         We also expect profitability to be restored to levels experienced by the business assets acquired by Inyx Pharma prior to the Administration period, as more customer contracts and purchase orders are initiated or renewed, through the increase of our manufacturing capacity utilization, and the marketing of our proprietary commercial products, therefore improving gross margins. However, there can be no assurance that we can meet these expectations.

LIQUIDITY AND CAPITAL RESOURCES

         We have financed our operations primarily through revenues from contract manufacturing and product development contracts, stockholders' equity, credit facilities, and the financing of property, equipment and inventory acquisitions. Additionally, we have been partially dependent on funding of our working capital from our major stockholders in the form of stockholder loans. However, there is no binding obligation for these major stockholders to provide additional future funding. In addition, we engaged in a private placement of up to $7.5 million of equity securities or convertible debt during the three-month period ended September 30, 2003.

         We believe that our existing credit facilities, equity placements and cash generated from operations are sufficient to finance our current level of operations. We expect that we will require additional working capital to enhance our sales and marketing activities in order to secure additional purchase orders and contracts from our customers and improve the performance of our business. Additionally, as a result of the long lead time required to order specialized raw materials and components necessary for the manufacture of some of our customers' products, we will require additional working capital to support the purchase and storage of such supplies in order to meet those customers' delivery date requirements. Also, as we expect to increase our capital expenditures and proprietary product development spending over the next few years, we may also be required to raise funds through additional borrowings or the issuance of additional debt or equity securities.

         In the event that we make significant future acquisitions or changes in our capital structure, we may also be required to raise funds through additional borrowings or the issuance of additional debt or equity securities. We are presently actively pursuing acquisitions that may require the use of substantial capital resources. There are no present agreements or commitments with respect to any such acquisitions or their financing.

Capital Resources

         We have experienced operating losses in each quarter since our predecessor company was placed into Administration and subsequently purchased by Inyx Pharma. For the nine month period ended September 30, 2003 (five months of operations) , we had a net loss of approximately $3 million. We anticipate a net loss in the fourth quarter and for the 2003 fiscal year overall. Such losses include operating losses due to reduced contract development and manufacturing revenues as a result of our predecessor company being through an Administration process, and due to a number of costs that we incurred in our reverse acquisition of Inyx Pharma, including the start up and integration costs of the combined companies. We believe that in time we can achieve profitability by enhancing our sales and marketing efforts to increase the number of customer purchase orders and contracts for our contract development, and manufacturing services. We also believe we can establish new sources of revenue by providing pharmaceutical manufacturing consulting services to the industry and by marketing our own proprietary pharmaceutical products. We expect that the successful launch of our products will provide greater operating margins and improve our performance and overall profitability.

         Although the business assets of Miza UK were acquired out of Administration, most of the customer base was retained, and its 2001 results when it was profitable may be indicative of our future operations. We believe that we can achieve profitability and have positive cash flows from the operations we acquired once we fully integrate and develop the business in accordance with the noted strategies. Until that time, we will continue to depend on our credit facilities, and placements of equity and debt securities to assist us with our working capital requirements.

         On August 22, 2003, we completed a private placement financing under which we sold 500,000 shares of our common stock at a price of $1.00 per share. The investors, which consisted of existing shareholders, the chairman and one other director, also received a 3-year common stock purchase warrant, with an exercise price of $1.50 per share, along with each common share purchased. The Company used $100,000 of the proceeds to retire a loan from one of our officers. The proceeds of the offering were used to increase the company's working capital. There were no financing fees paid in conjunction with this placement. Estimated proceeds from the future exercise of these warrants would amount to approximately $750,000 if all are exercised.

         In addition, we engaged in private placements of up to $7.5 million of equity securities and convertible debt during the three-month period ended September 30, 2003.

         We believe that with these financings, we will have sufficient resources to manage our operations at current levels. As we plan to increase our capital expenditures and proprietary product development spending over the next few years, we may be required to raise funds through additional borrowings or the issuance of additional debt or equity securities.

Contractual Obligations as of September 30, 2003

----------------------------------------------- ----------------------------------------------------------------
TABULAR DISCLOSURE OF CONTRACTUAL
OBLIGATIONS
(dollars in thousands)                                              Payments due by Period
----------------------------------------------- ----------------------------------------------------------------
                                                   Total     Less than 1    1-3 years   3-5 years    More than
                                                                 year                                 5 years
----------------------------------------------- ------------ ------------- ------------ ----------- ------------
Long-Term Debt Obligations                      $   8,998        1,840         2,678        4,480        --
----------------------------------------------- ------------ ------------- ------------ ----------- ------------
Capital Lease Obligations                              --           --            --           --        --
----------------------------------------------- ------------ ------------- ------------ ----------- ------------
Operating Lease Obligations                         2,864          305           915        1,644        --
----------------------------------------------- ------------ ------------- ------------ ----------- ------------
Purchase Obligations                                   --           --            --           --        --
----------------------------------------------- ------------ ------------- ------------ ----------- ------------
Other Long-Term Liabilities Reflected on the
     Balance Sheet under GAAP of the financial
     statements                                        --           --            --           --        --
----------------------------------------------- ------------ ------------- ------------ ----------- ------------
Total                                             $11,862        2,145         3,593        6,124        --
----------------------------------------------- ------------ ------------- ------------ ----------- ------------


Analysis of Cash Flows

         The net cash used in operating activities for the nine month period ended September 30, 2003 (five months of operations) was $3.7 million. The net cash used in operating activities includes a net loss from continuing operations of $3 million adjusted by non-cash charges which include depreciation and amortization of $225,000, and issuance of stock as compensation of services amounting to $799,000. This is offset by deferred income taxes of $530,000. Net change in non-cash operating working capital decreased by $1.2 million, mostly attributed to the start up of operations under Inyx Pharma, including a net increase in accounts receivables and other current assets amounting to $3 million as compared to the same period in the prior year. Inventory also increased by $1.1 million as compared to the same period in the prior year. This was offset by an increase in accounts payable and accrued liabilities amounting to $2.8 million, and an increase in a bank overdraft of $154,000.

         The net cash provided by financing activities for the nine month period ended September 30, 2003 was approximately $9.8 million. During the nine month period, the long term debt issued amounted to $3.6 million and proceeds from issuance of promissory notes amounting to $4.1 million were used for acquisition of the business assets of Miza UK, including working capital. The remainder of the cash provided form the proceeds of a line of credit amounting to $1.95 million was used to support operations. The Chairman of the company provided $450,000 in advances. Net proceeds from a private placement amounted to $388,000, net of issuance costs of $12,000. The above proceeds were offset with a debt repayment amounting to $695,000.

         The net cash used by investing activities during the nine month period ended September 30, 2003 was $6.1 million, all related to the acquisition of Inyx Pharma. During the nine month period ended September 30, 2003, $5.3 million was used for acquisition of fixed assets and $841,000 related to goodwill and acquisition costs.

External Sources of Liquidity

Bank Financing Activities
-------------------------

         Our Company's operating subsidiary, Inyx Pharma, financed its acquisition of the business assets of Miza UK through stockholder equity and term debt in the form of a secured asset-based loan from Venture Finance PLC ("Venture Finance"), a United Kingdom asset based lender that is part of the IFN Group owned by ABN-AMRO Bank. Inyx Pharma obtained this loan from Venture Finance on March 7, 2003. On that date, Venture Finance also provided Inyx Pharma with a working capital loan in the form of a confidential invoice discounting credit facility.

         The term loan credit facility received from Venture Finance consisted of a $4.8 million plant and machinery credit facility with available room of $3.2 million and a real property term loan with available room of $1.6 million. Inyx Pharma pledged its real estate properties, and manufacturing equipment and facilities as collateral for these loans. The plant and machinery credit facility and the real property loan were repayable in 34 equal monthly payments of $67,000 and $45,000 respectively. This included interest on outstanding balances calculated at 2.25% above the base rate from time to time set by Venture Finance subject to a minimum of 4%. Payments commenced one month after the commencement of the credit facilities with a final bullet payment 36 months after commencement of the facilities. On March 7, 2003 Inyx Pharma drew $3.5 million to help pay for its Miza UK purchase. The available unused credit on these loans, combined, amounted to $1.3 million. Inyx Pharma would only have been able to draw on these facilities if it had acquired additional property or equipment and obtained the necessary approvals from Venture Finance. Any such advances would be limited to 75% of the market value of the acquired asset.

         The confidential invoice discounting credit facility obtained from Venture Finance was a $4.8 million credit facility for the purchase of debts. This credit facility allowed Inyx Pharma to receive an immediate working capital advance from Venture Finance at the time that a customer invoiced for a particular service or product. Venture Finance advanced Inyx Pharma up to 85% of the required payment amount on eligible customer invoices. Inyx Pharma utilized such advances for its working capital requirements while it awaited payment from the customer, based on 30 day payment terms from the date of invoice. At the time the customer had eventually paid its debt to Inyx Pharma, Venture Finance was repaid its 85% advance while Inyx Pharma received the balance or 15% of that debt. Until any such debt had been paid by the customer, Inyx Pharma pledged to Venture Finance the customer receivable against any advanced amounts. Inyx Pharma was also charged interest on any outstanding balances under this facility. Interest was calculated at 2.25% above the base rate from time to time set by Venture Finance subject to a minimum of 4%. Inyx Pharma's real estate properties, and manufacturing equipment and facilities were pledged as collateral for these loans. The term of the invoice discounting credit facility was 36 months and Inyx Pharma was able to draw up to $4.8 million under this facility. As of March 7, 2003, the date of its purchase of Miza UK, Inyx Pharma had not drawn any amounts under its debt purchase credit facility with Venture Finance.

         In order to obtain all such credit facilities from Venture Finance, Inyx Pharma signed an All Asset Debenture in favor of Venture Finance on March 7, 2003. This debenture provided Venture Finance with a fixed and floating charge over all the assets of Inyx Pharma.

         For providing all such credit facilities, Venture Finance received an arrangement fee from Inyx Pharma. This arrangement fee consisted of 1% of the total amount of credit facilities provided to Inyx Pharma ($96,000 in total fees paid to Venture Finance). Venture Finance also charged Inyx Pharma a service charge for managing these credit facilities. Such service charges were based on 0.25% of the gross amount drawn under the invoice discounting credit facility.

         As a result of our acquisition of Inyx Pharma on April 28, 2003, we consolidated the Venture Finance credit facilities. Subsequently, on October 29, 2003, we repaid the outstanding balance of the original Venture Finance $4.8 million plant and machinery credit facility with funds received from Laurus Master Fund, Ltd. On October 29, 2003 we issued a 7% Convertible Term Note due October 29, 2006 to Laurus, in the principal amount of $4,500,000 in exchange for cash. We also issued to Laurus a Stock Purchase Warrant to purchase 450,000 shares at $1.25 per share, 450,000 shares at $1.50 per share and 450,000 shares at $1.75 per share. Principal and interest on the Note is convertible into common stock at the fixed conversion price of $1.00 per share; however, no conversion is permitted if the shares issued upon conversion, together with other shares beneficially owned by the Holder, would exceed 4.99% of our outstanding common shares. The interest rate of the Note is subject to reduction up to 0.75% if the market price of our common stock trades at a variable price in excess of the conversion price. At our option, provided our shares have been trading at a price at least 15% in excess of the fixed conversion price, we may repay the principal and interest of the Note not theretofore converted in shares of our common stock at the fixed conversion price. Any amount of principal repaid in cash will be payable in an amount equal to 105% of the principal amount. The Note may be prepaid in cash or shares of common stock subject to various prepayment penalties and limitations.

Certain Indebtedness and Other Matters
--------------------------------------

         In addition to the credit facilities provided by Venture Finance, on March 6, 2003 Inyx Pharma also received a working capital credit facility in the form of an unsecured convertible debt instrument from Stiefel Laboratories, Inc. ("Stiefel"). Headquartered in Coral Gables, Florida, Stiefel is a privately held pharmaceutical company which has a number of domestic and international operations.

         Stiefel provided the loan in order to ensure that Inyx Pharma had sufficient working capital to support its inventory and insurance requirements, once Stiefel agreed to exclusive development, and manufacturing and supply agreements with Inyx Pharma. Stiefel and Inyx Pharma signed such agreements, which also included a quality agreement, on March 6, 2003. Under these agreements, the Company is manufacture and assist in the commercialization of specific hydrocarbon dermatological products for Stiefel's worldwide customer base.

         The principal amount of the Stiefel convertible note, which amounts to $4.0 million, is due on March 6, 2007. Interest is payable annually at a rate of 6%, beginning March 7, 2004. The Stiefel note and any accrued interest may be converted into 4 million shares of common stock of the Company at anytime before March 6, 2007. Under the note, Stiefel also has the first right of first refusal, for a period of four years, on any additional debt financing that may be required by the Company from time to time.

         When we concluded a reverse acquisition of Inyx Pharma on April 28, 2003, the transaction consisted of an exchange of 100% of the outstanding common stock of Inyx Pharma (or 1 million shares of Inyx Pharma) in exchange for 16 million shares of our common stock, as a result of which Inyx Pharma's shareholders became the majority shareholders of our Company and Inyx Pharma became our wholly owned subsidiary. As a result of the reverse acquisition and under the terms of its option agreement with Inyx Pharma, Steifel is now entitled to 4 million common shares of Inyx stock, if it exercises its option to convert its debt into equity of our Company.

         In addition to the credit facilities noted above, the Company's major stockholders periodically advance and receive repayment of funds loaned to the Company to support operations, settle outstanding trade accounts payable and provide working capital. The advances are payable upon demand and are non-interest bearing. However, there are no formal agreements between the Company and its major stockholders to provide any further funding at this time.

Capital Expenditures

         We did not have any capital expenditures for the nine month period ended September 30, 2003. We subsequently spent $435,000 in capital expenditures for our new information technology system, the Sage 500 Management Information System (Sage 500 MIS), which has started to become operational. This system is intended to support many of our business functions, including manufacturing, warehousing, distribution, logistics, sales reporting, accounting, inventory, quality control, budgeting and financial reporting, and other company functions. In connection with the implementation of the Sage 500 MIS, we will incur related costs of approximately $550,000 plus annual maintenance costs of approximately $65,000.

         We expect to increase our capital expenditures over the next few years as part of our growth and acquisition strategy. Planned capital expenditures will include equipment purchases and facility improvements at our United Kingdom product development and manufacturing facilities. These planned investments will support the maintenance of our facilities and a number of immediate business growth opportunities. These planned expenditures will also allow us continue to meet ongoing regulatory compliance requirements, including adherence to good manufacturing practice, and the health, safety and environmental aspects of our pharmaceutical operations.

         Excluding what is remaining to be spent on the SAGE 500 MIS, in 2004 we plan to commence spending approximately $2.9 million in capital expenditures for our Inyx Pharma manufacturing operation. Although a number of these expenditures were originally planned in 2003, other than implementing our new business management system, we had focused our efforts on business integration and product development activities. Our planned capital expenditures for 2004 include $900,000 to commence the development of a new hydrocarbon aerosol manufacturing and product blending area which will provide appropriate segregation to manufacture anti-fungal aerosol products and to grow existing product opportunities; $550,000 for a new mixing vessel and associated ancillary equipment to enable us to manufacture newly formulated hydrocarbon aerosol products; $460,000 to expand our CFC-free (HFA) metered dose inhaler production facility in order to allow us to pursue a number of our own and new customer product development opportunities in the HFA respiratory area; $365,000 to introduce additional needle valve and under-cup gassing technology to produce our own proprietary products that incorporate new product-propellant barrier systems; and $640,000 in facility maintenance expenditures, including modification to the existing sprinkler systems to meet enhanced insurance standards, and the relocation of a propellant storage area to meet health and safety requirements. Further capital expenditures are planned in 2005 to improve our capabilities to introduce new pharmaceutical aerosol products for developing market opportunities in the respiratory and dermatological sectors.

         We believe that our existing credit facilities, equity placements and cash generated from operations are sufficient to finance our operations and working capital requirements at current levels. As we plan to increase our capital expenditures and proprietary product development spending over the next few years, we may be required to raise funds through additional borrowings or the issuance of additional debt or equity securities.

Future Commitments
------------------

         Our main financial commitments are our property leases including those for our office and development and production facilities. These property leases range from one to ten years depending on the specific property. We also have a number of operating and capital leases for office equipment, fork lifts and staff automobiles in the United Kingdom.

         With regard to our vendor and suppliers, due to the purchase of the business assets of Miza UK out of Administration, we are on pro forma payments with a small number of our suppliers in Europe including Perfect Valois which provides valves and MY Healthcare which provides packaging material. We expect that after one year of operations with Inyx Pharma, we can commence 30-60 day payment terms with such vendors.

Acquisitions
------------

         We believe that we can enhance our competitive position through the acquisition of regulatory-approved pharmaceutical products and drug delivery devices for respiratory, dermatological and topical drug delivery applications or such products in development, including those through the acquisition of other pharmaceutical companies.

         At present we are actively pursuing acquisitions that may require the use of substantial capital resources. There are no present agreements or commitments with respect to any such acquisitions. In the event that we make a significant future acquisition or change our capital structure, we may be required to raise funds through additional borrowings or the issuance of additional debt or equity securities.

Recent Developments and Expectations

         On November 3, 2003, the Company filed a Form 8K reporting the completion of a private placement, which resulted in final net proceeds of approximately $6.7 million. Financing and related expenses amounted to $850,000.

         On October 29, 2003, we issued a 7% Convertible Term Note due October 29, 2006 to Laurus Master Fund, Ltd., in the principal amount of $4,500,000 in exchange for cash. We also issued to Laurus a Stock Purchase Warrant to purchase 450,000 shares at $1.25 per share, 450,000 shares at $1.50 per share and 450,000 shares at $1.75 per share. Principal and interest on the Note is convertible into common stock at the fixed conversion price of $1.00 per share; however, no conversion is permitted if the shares issued upon conversion, together with other shares beneficially owned by the Holder, would exceed 4.99% of our outstanding common shares. The interest rate of the Note is subject to reduction up to 0.75% if the market price of our common stock trades at a variable price in excess of the conversion price. At our option, provided our shares have been trading at a price at least 15% in excess of the fixed conversion price, we may repay the principal and interest of the Note not theretofore converted in shares of our common stock at the fixed conversion price. Any amount of principal repaid in cash will be payable in an amount equal to 105% of the principal amount. The Note may be prepaid in cash or shares of common stock subject to various prepayment penalties and limitations. Because our shares may be issued to the holder of the Note either upon conversion of the Note or in repayment of principal and interest, we are registering 6,000,000 shares of common stock, either as shares being resold by the holder following a conversion or as registered shares issued by the Company in repayment of debt.

         On October 30, 2003, we issued 3,000,000 shares of common stock at $1.00 per share to 13 institutional and accredited investors in a private placement. Such persons are listed below. In addition, we issued warrants to purchase 1,500,000 shares of which 750,000 shares are exercisable at $1.00 and 750,000 shares are exercisable at $1.35.

         The net proceeds of these private placements have been utilized for working capital purposes and to fund our product development activities. One of our main business strategies is the development of our own pharmaceutical products for respiratory, dermatological and topical drug delivery applications to be marketed and sold through our customers' distribution channels or with strategic partners. Planned products include metered dose inhalers, nasal pumps, and topical aerosols and wound care sprays. We are primarily focusing our efforts on generic pharmaceutical products and innovative drug delivery systems which allow line extensions of established products or overcome present product and propellant incompatibility in the pharmaceutical aerosol sector.

         In 2003, we commenced building the infrastructure and resources to implement this strategy, including funding research and development costs and expanding our product development staff. Our product development capabilities are located at our Inyx Pharma development and manufacturing facilities in the United Kingdom.

         On December 30, 2003, we closed a transaction with Laurus Master Fund, Ltd. to obtain a US $3.5 million debt facility (the "Facility"). The initial advance under the Facility was $3,133,197, of which $2,676,300 was used to repay the Company's factoring arrangement with Venture Finance, PLC and the balance was applied to working capital. The Facility consists of two promissory notes, a $1.0 million Secured Convertible Minimum Borrowing Note, and a $2.5 million Secured Revolving Note. Such Notes are secured by all of the Company's assets previously pledged to Laurus under the $4.5 million loan on October 29, 2003, and additionally by the Company's accounts receivables released by Venture Finance. Both Notes bear interest at the greater of prime plus 3% or a 7% rate and are convertible into the Company's common stock at a fixed conversion price of $1.47 per share. In addition, subject to certain limitations, the Secured Convertible Minimum Borrowing Note permits payments to be made in the Company's common stock, and we have registered 3,150,000 shares hereunder to register shares issued upon conversion of the Notes or in lieu of Note payments. As additional consideration for the loan, we issued to Laurus a five year Common Stock Purchase Warrant to purchase 660,000 shares of common stock at exercise prices of $1.84 for 220,000 shares, $2.20 for 220,000 shares, and $2.57 for 220,000 shares.

Forward Looking Statements

         Statements that are not historical facts included in this registration statement are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ from projected results. Such statements address activities, events or developments that the Company expects, believes, projects, intends or anticipates will or may occur, including such matters as future capital, business strategies, expansion and growth of the Company's operations, cash flow, marketing of products and services, and development of new products and services. Factors that could cause actual results to differ materially ("Cautionary Disclosures") are described throughout this registration statement. Cautionary Disclosures include, among others: general economic conditions, the markets for and market price of the Company's products and services, the Company's ability to find, acquire, market, develop and produce new products and services, the strength and financial resources of the Company's competitors, the Company's ability to find and retain skilled personnel, labor relations, availability and cost of material and equipment, the results of financing efforts, and regulatory developments and compliance. All written and oral forward-looking statements attributable to the Company are expressly qualified in their entirety by the Cautionary Disclosures. The Company disclaims any obligation to update or revise any forward-looking statement to reflect events or circumstances occurring hereafter or to reflect the occurrence of anticipated or unanticipated events.


                                   MANAGEMENT

Directors and Executive Officers



Name               Age              Position with Company          Start Date with Company
Jack Kachkar        40     Chairman, Chief Executive Officer,           April 1, 2003
                           Secretary and Director
Steven Handley      39     President and Director                        May 1, 2003
Colin Hunter        47     Executive Vice President, Chief
                           Scientific Officer and Director               May 1, 2003
Douglas Brown       51     Director and Compensation Committee          July 17, 2003
                           Chair
Orestes L. Lugo     45     Director and Audit Committee Chair          October 13, 2003
Jay M. Green        55     Executive Vice President and Director
                           of Corporate Development                    December 1, 2003
Rima Goldshmidt     41     Vice President-Finance and Treasurer         April 1, 2003

         Jack Kachkar - Chairman, Secretary and Director. Dr. Kachkar is a medical doctor with experience as an executive within the pharmaceutical industry. From 1996 until December 2002, he was President and CEO of Miza Pharmaceuticals, Inc., a Canadian corporation in Toronto, Ontario. Dr. Kachkar has founded and assisted in the acquisition of a number of pharmaceutical companies focused on niche product development and manufacturing capabilities. He has also provided consulting and advisory services within the pharmaceutical industry and was a founder in 1995 of a medical publishing company. Dr. Kachkar earned his medical degree from the English Language Medical Program at
Semmelweis Medical University in Budapest, Hungary. In 2001, Miza Pharmaceuticals, Inc.'s English subsidiary, Miza Pharmaceuticals (UK), Ltd. was put into Administration in order to restructure and obtain a buyer for its assets. Such Administration was terminated when the Miza UK assets were sold to Inyx Pharma in March 2003.

         Steven Handley - President and Director. Mr. Handley has over 20 years experience within the pharmaceutical industry. Over this period, Mr. Handley has held several senior management positions in manufacturing and technical operations. He has extensive experience in the development and manufacture of sterile pharmaceuticals and aerosols technology. Mr. Handley has worked for
Evans Medical, Medeva PLC, and, during the past five years for CCL Pharmaceuticals and its successor Miza UK where he was responsible for all manufacturing and technical operations as Senior Vice President. Mr. Handley holds a qualified pharmaceutical technician degree and is a member of several professional bodies. He also holds a diploma in management and is experienced in vaccine manufacturing and lyophilization technology.

         Colin Hunter - Executive Vice President, Chief Scientific Officer and Director. Mr. Hunter has over 25 years experience within the pharmaceutical industry where he has held senior positions within Quality and Manufacturing operation, gaining extensive experience of regulatory authorities' requirements for pharmaceutical products including both FDA and EU regulatory agencies. During his career he has worked for Glaxo Pharmaceuticals, Evans Medical Ltd., and Medeva PLC. During the past five years, Mr. Hunter has worked at Celltech Group, CCL Pharmaceuticals and Miza UK, where he was Senior Vice President, responsible for all regulatory and quality affairs of the organization. Mr.
Hunter holds a Bachelor of Science Degree with Honors in Bacteriology and Virology. He is a Chartered Biologist, Member of the Institute of Biology, and a Fellow of The Institute of Quality Assurance and is a member of other professional societies.

         Douglas Brown - Director and Audit Committee Member and Compensation Committee Chair. Mr. Brown is an independent director of the Company. He has been active in a number of financial and investment companies. He has been a director of the L/M Asia Arbitrage Fund since June 1988 and of the Eastern Capital Fund since June 1988. Previously, Mr. Brown was Vice-President of Citibank in London, United Kingdom, and Geneva, Switzerland where he managed over one billion dollars in assets. Mr. Brown graduated LLB from Edinburgh University, United Kingdom.

         Orestes L. Lugo - Director and Audit Committee Chair and Compensation Committee Member. Mr. Lugo has been a certified public accountant for 23 years. Since April 2000 he has been the chief financial officer of Renal Carepartners, a private healthcare company. He also serves as a director of Momentum Consulting Corp., a private information systems consulting firm. From 1995 to 2000, Mr. Lugo served as chief financial officer of Renex Corp., a publicly-held company sold in 2000 Mr. Lugo was employed in public accounting from 1980-1989, and held key financial positions with two publicly-held healthcare-related companies from 1989-1995.

         Jay M. Green - Executive Vice President and Director of Corporate Development. Mr. Green joined Inyx in December 2003. From January until December 2003, Mr. Green was a managing director of Duncan Capital, LLC, a merchant banking/investment banking firm that acts as the Company's principal investment banking firm. From June 2001 until 2002 year-end, Mr. Green was a Managing Director of BlueFire Partners, a Minneapolis-based capital markets advisory firm. From January 2001 until May 2001, Mr. Green served as an independent financial consultant advising both private and public companies. From June 2000 until December 2000, he was a Vice President with Unapix Entertainment, Inc., which was a public company on the American Stock Exchange (ASE: UPX) that filed for bankruptcy and its assets were subsequently liquidated. From March 1999 to May 2000, Mr. Green was an independent consultant advising private and public companies. From September 1998 until February 1999, he served as a Vice President with Paxar Corp. (NYSE: PXR). From January 1991 until May 1998, Mr. Green was a Vice President with Seitel, Inc. (which was on the ASE and then the
NYSE: SEI during his tenure).

         Rima Goldshmidt - Vice President-Finance and Treasurer. Ms. Goldshmidt is responsible for financial reporting and fiscal management. Ms. Goldshmidt worked in the pharmaceutical industry for Miza Pharmaceuticals, Inc. between November 2001 and September 2002 as a Director of Finance. From September 2002 to March 2003, she provided financial consulting services within the industry. Prior to November, 2001 Ms. Goldshmidt served as an audit manager at KPMG where she focused on serving clients in the life sciences industry. Mrs. Goldshmidt is a Chartered Accountant with a degree in Microbiology and Biochemistry from the University of Toronto.

Director Compensation

         Directors serve for a term of one year or until their successors are elected and qualified. Non-management directors receive annual compensation of $30,000 for serving on the Board and all committees. The chair of the Compensation Committee receives an additional $10,000 per year, and the chair of the Audit Committee receives an additional $20,000 per year. Existing non-management directors have also received certain stock options. See "Principal Stockholders and Security Ownership of Management"

Other Key Employees

Name                            Position with Company
Andy Millican                   General Manager
John Hamer                      Vice President, Regulatory & Development
James Meade                     Plant Manager - Astmoor Site
Mike White                      Head of Quality & Regulatory
David Bytheway                  Head of Commercial - Inyx Pharma
Joseph Rose                     Head of Finance - Inyx Pharma
Bill Jackson                    Management Accountant
Pat Gilmore                     HR Manager
Serge Agueev                    Manager of Information Systems

         Officers are appointed by and serve at the will of the Board of Directors. There are no family relationships between or among any of the directors or executive officers of the Company.

Governance

         The Board of Directors has adopted the following committees to assist in the Company's governance:

         Audit Committee - Orestes Lugo and Douglas Brown comprise the Audit Committee, and Mr. Lugo is the Chairman and Audit Committee Financial Expert. The Audit Committee functions under a Charter empowering it to, among other things, appoint the independent auditors, approve the auditor's fees, evaluate performance of the auditor, review financial statements and management's discussion and analysis thereof, review all SEC reports and press releases of a financial nature, oversee internal audit processes, oversee new audit reviews performed by the auditors, and receive management and other reports from the auditor.

         Compensation Committee - Douglas Brown and Orestes Lugo comprise the Compensation Committee, and Mr. Brown serves as the Chairman. The Compensation Committee determines the compensation of the Chief Executive Officer and other executive officers, determines Board of Director compensation, awards options and other stock grants, and issues the report regarding these matters for inclusion in annual reports to stockholders.

Promoters

         Jack Kachkar, Steven Handley and Colin Hunter may be considered to be promoters of the Company.

         On March 26, 2003, the prior controlling shareholders of the Company sold 2,250,000 shares of common stock, representing 45% of shares outstanding, to Media Investments LLC, which subsequently transferred such shares to Viktoria Benkovitch, the wife of Dr. Kachkar

         On April 28, 2003, the Company acquired all outstanding stock of Inyx Pharma, Ltd. in exchange for 16,000,000 shares of common stock of Inyx, Inc., including 7,600,000 shares issued to Larry Stockhamer as trustee of the JEM Family Trust, of which Dr. Kachkar's children and other family members are the beneficiaries, 2,000,000 shares to Mr. Handley and 600,000 shares to Mr. Hunter. Dr. Kachkar disclaims any beneficial ownership of the shares owned by Ms. Benkovitch or Mr. Stockhamer. See the discussion below in "Related Party Transactions."

         Dr. Kachkar has been issued stock options for a total of 500,000 shares at an exercise price of $1.10 per share and has entered into the Employment Agreement described below. On August 22, 2003 he also participated in a private placement of restricted common stock which was made to existing stockholders. He acquired 100,000 shares at $1.00 per share in exchange for debt owed to him and received two-year warrants to purchase one share for each share purchased in the offering for $1.50 per share. Mr. Handley has entered into the Employment Agreement described below. Mr. Hunter has been granted stock options for a total of 400,000 shares at a price of $1.10 per share and the Employment Agreement described below.

Related Party Transactions

         On May 1, 2001, Miza UK, a subsidiary of Miza Pharmaceuticals, Inc., a Canadian corporation, acquired the pharmaceutical development and manufacturing business of CCL Pharmaceuticals, a division of CCL Industries (UK), Limited for $20 million in a combination of stock, and vendor debt and convertible debt notes. At that time, Miza Pharmaceuticals, Inc. was majority owned by Dr. Jack Kachkar and his family members. Dr. Kachkar resigned as an executive officer of Miza Pharmaceuticals, Inc. on December 31, 2002 and as a Director of that company on May 15, 2003.

         On September 4, 2002, Miza UK was placed into court-appointed Administration, which resulted in the sale of the business as a going concern on March 7, 2003. Two divisions of Miza UK, Miza Aerosols and Miza Development, were sold to Inyx Pharma Limited for a total purchase price, inclusive of working capital, of $7.1 million, plus acquisition costs of $1.1 million.

         Then, on April 28, 2003, the Inyx Pharma stockholders unanimously agreed to exchange their shares for an aggregate of 64% of the outstanding common stock of Doblique. At the time of the transfer, Dr. Jack Kachkar was the sole director and officer of Inyx (f/k/a Doblique), and his wife, Viktoria

Benkovitch, was the owner of 45% of the outstanding common stock of Inyx (f/k/a Doblique). In addition, a discretionary family trust in which Dr. Kachkar and Mrs. Benkovitch and their children are beneficiaries, became the owner of 30.4% of the outstanding capital stock of Inyx Pharma upon transfer from the original owner, 715821 Ontario Limited. Such trust is irrevocable and grants to independent trustees the right to vote and dispose of any stock owned by the trust. Therefore, Dr. Kachkar and Mrs. Benkovitch disclaim beneficial ownership of the shares owned by the trust.

         Dr. Kachkar acted for Inyx (f/k/a Doblique) in connection with the Inyx Pharma acquisition. In addition, Inyx Pharma was represented by its own Board of Directors, officers, and separate legal counsel. Dr. Kachkar concluded that the Inyx Pharma transaction was fair to the unaffiliated stockholders of Inyx (f/k/a Doblique) and all other parties. Such conclusion was based upon the following factors:

         o Inyx (f/k/a Doblique) received an opinion that the acquisition was fair to the Doblique stockholders from a financial point of view from Jeffrey Katz, C.A. Mr. Katz is an independent chartered accountant in Canada and is experienced in the analysis of public companies and rendering of fairness opinions.

         o The Inyx (f/k/a Doblique) shares were trading sporadically at prices as low as $.21 per share before the acquisition of the control bloc by Medira was announced, and the net book value per share as of December 31, 2002 was a negative $0.03. Following announcement of the change of control and closing of the acquisition, the trading price of the Inyx (f/k/a Doblique) stock increased to $1.55.

         o Inyx (f/k/a Doblique)has moved from a small company with limited assets and continuing losses from operations to a growing company with anticipated sales in 2003 of approximately $13 million.

         The Company previously had been without cash resources, and Dr. Kachkar has made numerous advances to us in anticipation of the acquisition of Inyx Pharma. In August 2003, $100,000 of such loans was converted into common stock at $1.00 per share, and all other amounts have been satisfied.

         Inyx Canada provides management services to Inyx and its subsidiary, Inyx Pharma. JK Services, a partnership of companies owned by Dr. Kachkar and his immediate family members, provides Dr. Kachkar's services to Inyx Canada.

Executive Compensation

         For the fiscal years ended December 31, 2003, 2002 and 2001, the following officers of the Company received the following cash compensation for services rendered to the Company. See "Management - Employment Agreements" for a description of compensation arrangements entered into by the Company with certain of its executive officers.


                                                      Annual Compensation                     Long-Term
                                                      -------------------                     ---------
                                                                 Other Annual                            All Other
Name/Principal Position    Year      Salary         Bonus        Compensation       Compensation       Compensation
-----------------------    ----      ------         -----        ------------       ------------       ------------
Jack Kachkar(1),           2002        --            --               --                 --                 --
     Chief Executive       2001        --            --               --                 --                 --
      Officer              2000        --            --               --                 --                 --
Steven Handley,            2002        --            --               --                 --                 --
     President             2001        --            --               --                 --                 --
                           2000        --            --               --                 --                 --
Colin Hunter,              2002        --            --               --                 --                 --
     Executive Vice-       2001        --            --               --                 --                 --
     President             2000        --            --               --                 --                 --

Stock Options

                                                      Number of Securities Underlying        Value of Unexercised
                                                                Unexercised                  In-the-Money Options
                                                        Options at Fiscal Year End            at Fiscal Year End
                                                        --------------------------            ------------------
                      Number of Shares
                        Acquired or      Value
       Name              Exercised       Realized     Exercisable     Unexercisable      Exercisable     Unexercisable
       ----              ---------       ---------    -----------     -------------      -----------     -------------
Jack Kachkar                 --             --            --                --                  --              --
Steven Handley               --             --            --                --                  --              --
Colin Hunter                 --             --            --                --                  --              --


Long-Term Incentive Plans

                                                              Estimated Future Payments under
                                                                Non-Stock Price-Based Plans
                                                                ---------------------------
                      Number of     Performance or Other
                    Shares, Under       period Until        Threshold      Target      Maximum
    Name           or Other Rights  Maturation or Payout     ($ or #)     ($ or #)     ($ or #)
    ----           ---------------  --------------------     --------     --------     --------
Jack Kachkar             None
Steven Handley           None
Colin Hunter
                         None


Employment Agreements

         The Company has signed Employment Agreements with its five executive officers. Such agreements have the following principal terms:

       Feature           Jack Kachkar     Steven Handley     Colin Hunter     Rima Goldshmidt         Jay Green
       -------           ------------     --------------     ------------     ---------------         ---------
Start Date               April 1, 2003      May 1, 2003      May 1, 2003       April 1, 2003       December 1, 2003
Term of years                  5                 5                5                  4                    5
Base salary                $245,000      (pound)100,000    (pound)95,000           $92,000             $150,000
Expense Allowance          $100,000      (pound)50,000     (pound)25,000              --                 35,000
Stock options (1)           750,000           750,000          100,000            100,000              500,000
Vacation weeks                 4                 5                5                  4                    4
Severance amount        24 months base    12 months base    12 months base     6 months base          24 months

--------------------
(1) Instead of the amounts of options provided for in the agreements, actual grants during 2003 were: Kachkar - 500,000, Handley - 0, Hunter
         - 400,000, Goldshmidt - 200,000 and Green - 500,000.

         All agreements contain the following provisions: Bonus payments will be made as a percentage of base salary increasing with performance measured by EBITDA, with a guaranteed bonus of ten percent of annual base salary. Each executive may receive additional option grants upon award of the Compensation Committee. Base salary will increase by 5% during each year of the term. The term automatically renews for successive one-year periods after expiration of the primary employment term. Each agreement may be terminated early for good cause or by the executive's resignation. Termination for other reason triggers payment of the severance amount, offset by any termination event that is insured. Severance amounts for key senior executives increase from one-year base salary to two times salary in case of termination due to a change of control of the Company. Each executive is subject to customary confidentiality obligations and an agreement not to compete with the Company for three years following termination. Key executives are covered by a life insurance policy through the Company benefit plan. The policy coverage starts at two times base salary.

Stock Option Plan

         The Company's Stock Option Plan (the "Option Plan") provides for the grant to eligible employees and directors of options for the purchase of common stock. The Option Plan covers, in the aggregate, a maximum of 5,000,000 shares of common stock and provides for the granting of both incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986) and nonqualified stock options (options which do not meet the requirements of Section 422). Under the Option Plan, the exercise price may not be less than the fair market value of the common stock on the date of the grant of the option.

         The Board of Directors administers and interprets the Option Plan and is authorized to grant options thereunder to all eligible employees of the Company, including officers. The Board of Directors designates the optionees, the number of shares subject to the options and the terms and conditions of each option. Each option granted under the Option Plan must be exercised, if at all, during a period established in the grant which may not exceed 10 years from the later of the date of grant or the date first exercisable. An optionee may not transfer or assign any option granted and may not exercise any options after a specified period subsequent to the termination of the optionee's employment with the Company.


           PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

         There are 150,000,000 shares of common stock and 10,000,000 shares of Preferred Stock authorized by the Company. Of this amount, as of December 31, 2003, 28,525,000 shares of common stock have been issued and are outstanding, and the following is a list of all executive officers, directors and persons known to beneficially own at least 5% of outstanding shares:

                                                                                             After Offering
                                                       Before Offering                Assuming All Shares Are Sold
                 Name and Address           Number of Shares       Percentage      Number of Shares     Percentage
                 ----------------           ----------------       ----------      ----------------     ----------
Jordan Slatt                                  2,083,500(1)            7.3%            983,500(2)           3.4%
124 Sandringham Drive
North York, Ontario Canada M3H 1E3

Viktoria Benkovitch                           2,250,000(3)            7.9%            2,250,000            7.9%
44 Cotswold Crescent, Toronto, Ontario
M2P 1N2

Jack Kachkar                                   700,000(4)             2.4%             700,000             2.4%
Unit #1210, 445 Grand Bay Drive
Key Biscayne, Florida 33149

Steven Handley                                2,000,000(5)             7%             2,000,000             7%
37 Parkland Drive
Elton, Chester
Cheshire, England CH2 4PG

Rima Goldshmidt                                200,000(6)             0.7%             200,000             0.7%
103 Overbrook Place
Toronto, Ontario, Canada M3H 4P5
Colin Hunter                                  1,000,000(7)            3.5%            1,000,000            3.5%
11 Humberclose
Widnes, Cheshire, England

Larry Stockhamer, Trustee                     7,600,000(8)           26.6%           5,000,000(9)         17.5%
76 Sanibel Crescent
Thornhill, Ontario, Canada L4J 8K7

Stiefel Laboratories, Inc.                    4,000,000(10)          12.3%            4,000,000           12.3%
255 Alhambra Circle
Coral Gables, Florida 33134

Seward Trade Ltd.                               2,300,000             8.1%               -0-               -0-
Des Bergues 11, CP, Geneva 11
Switzerland, CH-1211

J. Douglas Brown                               450,000(11)            1.6%           250,000(12)           0.9%
Sturdy's, Taston
Oxon, UK 0OX735L
Orestes L. Lugo                                350,000(13)            1.2%             350,000             1.2%
3801 N.E. 207 Street, #2501
Aventura, Florida 33180

Jay M. Green                                   500,000(14)            1.7%             500,000             1.7%
825 Third Avenue, 40th Floor
New York, New York 10022
All officers and directors as a group       5,200,000(15)            16.8%          5,000,000(16)         16.2%
   (7 persons)

-----------

(1) Consists of 1,183,500 shares owned of record and beneficially, 700,000 owned in his capacity as trustee of 715821 Ontario Limited, and warrants to purchase 200,000 shares.
(2) Consists of 983,500 shares owned of record and beneficially once 200,000 shares are sold directly, 200,000 shares sold through the exercise of warrants, and 700,000 shares sold through his capacity as trustee of 715821 Ontario Limited.
(3) Shares owned of record and beneficially. Ms. Benkovitch is the spouse of Dr. Jack Kachkar, who disclaims any beneficial ownership of her shares.
(4) Consists of 100,000 shares owned of record and beneficially, options to purchase 500,000 shares, and warrants to purchase 100,000 shares. Although Dr. Kachkar is presently one of the beneficiaries of the JEM Family Trust such Trust is a discretionary family trust for Kachkar family members in which the Trustee has absolute discretion to determine to pay any or part of the income or capital of the Trusts to the beneficiaries and to exclude any beneficiary from any distribution
         - also see note (9) below. Dr. Kachkar possesses no right to vote or dispose of or otherwise control any shares held by the Trust, and therefore has no direct beneficial ownership of shares owned by Larry Stockhamer as sole Trustee of the Trust.
(5)      Shares owned of record and beneficially.
(6)      Options to purchase 200,000 shares.
(7) Consists of 600,000 shares owned of record and beneficially and options to purchase 400,000 shares.
(8) Mr. Stockhamer is the Trustee of the JEM Family Trust a discretionary family trust. As Trustee of the JEM Family Trust, Mr. Stockhamer owns of record and beneficially 7,600,000 shares.
(9) Consists of 5,000,000 shares owned of record and beneficially by Mr. Larry Stockhamer as Trustee of the JEM Family Trust, once 2,600,000 shares are sold.
(10) Represents shares issuable upon conversion of a(pound)2.5 million Convertible Debenture which expires on March 6, 2007.
(11) Consists of 100,000 shares owned of record and beneficially, options to purchase 250,000 shares and warrants to purchase 100,000 shares.
(12) Consists of options to purchase 250,000 shares once 100,000 shares are sold directly and 100,000 shares are sold through the exercise of warrants.
(13)     Options to purchase 350,000 shares.
(14)     Options to purchase 500,000 shares.
(15) Includes 2,800,000 shares, options to purchase 2,200,000 shares, and warrants to purchase 200,000 shares.
(16) Consists of 2,700,000 shares, options to purchase 2,200,000 shares and warrants to purchase 100,000 shares once 100,000 shares are sold directly and another 100,000 shares sold through the exercise of warrants.

         The Company is not aware of any arrangement which might result in a change in control in the future.

                          DESCRIPTION OF CAPITAL STOCK

         The following summary is qualified in its entirety by reference to the Company's Restated Articles of Incorporation ("Articles") and its Bylaws. The Company's authorized capital stock consists of 150,000,000 shares of common stock, $.001 par value per share, and 10,000,000 shares of preferred stock, $.001 par value per share.

Common Stock

         As of December 31, 2003, 28,525,000 common shares of the Company's common stock are held of record by approximately 316 persons and of record and beneficially by more than 1,100 persons. Each share of common stock entitles the holder of record thereof to cast one vote on all matters acted upon at the Company's stockholder meetings. Directors are elected by a plurality vote. Because holders of common stock do not have cumulative voting rights, holders or a single holder of more than 50% of the outstanding shares of common stock present and voting at an annual meeting at which a quorum is present can elect all of the Company's directors. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities. All of the outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued in connection with the exercise of options under the Option Plan will be fully paid and non-assessable when issued.

         Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors in its sole discretion from funds legally available therefor. In the event the Company is liquidated, dissolved or wound up, holders of common stock are entitled to share ratably in the assets remaining after liabilities and all accrued and unpaid cash dividends are paid.

Preferred Stock

         The Board of Directors of the Company has the authority to divide the authorized preferred stock into series, the shares of each series to have such relative rights and preferences as shall be fixed and determined by the Board of Directors. The provisions of a particular series of authorized preferred stock, as designated by the Board of Directors, may include restrictions on the payment of dividends on common stock. Such provisions may also include restrictions on the ability of the Company to purchase shares of common stock or to purchase or redeem shares of a particular series of authorized preferred stock. Depending upon the voting rights granted to any series of authorized preferred stock, issuance thereof could result in a reduction in the voting power of the holders of common stock. In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of the preferred stock will receive, in priority over the holders of common stock, a liquidation preference established by the Board of Directors, together with accumulated and unpaid dividends. Depending upon the consideration paid for authorized preferred stock, the liquidation preference of authorized preferred stock and other matters, the issuance of authorized preferred stock could result in a reduction in the assets available for distribution to the holders of common stock in the event of the liquidation of the Company.

         There are no shares of preferred stock designated or issued as of the date hereof.

Certain Rights of Holders of Common Stock

         The Company is a Nevada corporation organized under Chapter 78 of the Nevada Revised Statutes ("NRS"). Accordingly, the rights of the holders of common stock are governed by Nevada law. Although it is impracticable to set forth all of the material provisions of the NRS or the Company's Articles and Bylaws, the following is a summary of certain significant provisions of the NRS and/or the Company's Articles and Bylaws that affect the rights of securities holders.

Anti Takeover Provisions

Special Meetings of Stockholders; Director Nominees

         The Company's Bylaws and Articles provide that special meetings of stockholders may be called by stockholders only if the holders of at least 66-2/3% of the common stock join in such action. The Bylaws and Articles of the Company also provide that stockholders desiring to nominate a person for election to the Board of Directors must submit their nominations to the Company at least 60 days in advance of the date on which the last annual stockholders' meeting was held, and provide that the number of directors to be elected (within the minimum - maximum range of 3 to 21 set forth in the Articles and Bylaws of the Company) shall be determined by the Board of Directors or by the holders of at least 66-2/3% of the common stock. While these provisions of the Articles and Bylaws of the Company have been established to provide a more cost-efficient method of calling special meetings of stockholders and a more orderly and complete presentation and consideration of stockholder nominations, they could have the effect of discouraging certain stockholder actions or opposition to candidates selected by the Board of Directors and provide incumbent management a greater opportunity to oppose stockholder nominees or hostile actions by stockholders. The affirmative vote of holders of at least 66-2/3% of the common stock is necessary to amend, alter or adopt any provision inconsistent with or repeal any of these provisions.

Removal of Directors

         The Articles of the Company provide that directors may be removed from office only for cause by the affirmative vote of holders of at least 66-2/3% of the common stock. Cause means proof beyond the existence of a reasonable doubt that a director has been convicted of a felony, committed gross negligence or willful misconduct resulting in a material detriment to the Company, or committed a material breach of such director's fiduciary duty to the Company resulting in a material detriment to the Company. The inability to remove directors except for cause could provide incumbent management with a greater opportunity to oppose hostile actions by stockholders. The affirmative vote of holders of at least 66-2/3% of the common stock is necessary to amend, alter or adopt any provision inconsistent with or repeal this provision.

Control Share Statute

         Sections 78.378 - 78.3793 of the Nevada statutes constitute Nevada's control share statute, which set forth restrictions on the acquisition of a controlling interest in a Nevada corporation which does business in Nevada (directly or through an affiliated corporation) and which has 200 or more stockholders, at least 100 of whom are stockholders of record and residents of Nevada. A controlling interest is defined as ownership of common stock sufficient to enable a person directly or indirectly and individually or in association with others to exercise voting power over at least 20% but less than 33.3% of the common stock, or at least 33.3% but less than a majority of the common stock, or a majority or more of the common stock. Generally, any person acquiring a controlling interest must request a special meeting of stockholders to vote on whether the shares constituting the controlling interest will be afforded full voting rights, or something less. The affirmative vote of the holders of a majority of the common stock, exclusive of the control shares, is binding. If full voting rights are not granted, the control shares may be redeemed by the Company under certain circumstances. The Company does not believe the foregoing provisions of the Nevada statutes are presently applicable to it because it does not presently conduct business in Nevada; however, if in the future it does conduct business in Nevada then such provisions may apply.

Business Combination Statute

         Sections 78.411 - 78.444 of the NRS set forth restrictions and prohibitions relating to certain business combinations and prohibitions relating to certain business combinations with interested stockholders. These Sections generally prohibit any business combination involving a corporation and a person that beneficially owns 10% or more of the common stock of that company (an "Interested Stockholder") (A) within five years after the date (the "Acquisition Date") the Interested Stockholder became an Interested Stockholder, unless, prior to the Acquisition Date, the corporation's board of directors had approved the combination or the purchase of shares resulting in the Interested Stockholder becoming an Interested Stockholder; or (B) unless five years have elapsed since the Acquisition Date and the combination has been approved by the holders of a majority of the common stock not owned by the Interested Stockholder and its affiliates and associates; or (C) unless the holders of common stock will receive in such combination, cash and/or property having a fair market value equal to the higher of (a) the market value per share of common stock on the date of announcement of the combination or the Acquisition Date, whichever is higher, plus interest compounded annually through the date of consummation of the combination less the aggregate amount of any cash dividends and the market value of other dividends, or (b) the highest price per share paid by the Interested Stockholder for shares of common stock acquired at a time when he owned 5% or more of the outstanding shares of common stock and which acquisition occurred at any time within five years before the date of announcement of the combination or the Acquisition Date, whichever results in the higher price, plus interest compounded annually from the earliest date on which such highest price per share was paid less the aggregate amount of any cash dividends and the market value of other dividends. For purposes of these provisions, a "business combination" is generally defined to include (A) any merger or consolidation of a corporation or a subsidiary with or into an Interested Stockholder or an affiliate or associate; (B) the sale, lease or other disposition by a corporation to an Interested Stockholder or an affiliate or associate of assets of that corporation representing 5% or more of the value of its assets on a consolidated basis or 10% or more of its earning power or net income; (C) the issuance by a corporation of any of its securities to an Interested Stockholder or an affiliate or associate having an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of that corporation; (D) the adoption of any plan to liquidate or dissolve a corporation proposed by or under an agreement with the Interested Stockholder or an affiliate or associate; (E) any receipt by the Interested Stockholder or an affiliate, except proportionately as a stockholder, of any loan, advance, guarantee, pledge or other financial assistance or tax credit or other tax advantage; and (F) any recapitalization or reclassification of securities or other transaction that would increase the proportionate shares of outstanding securities owned by the Interested Stockholder or an affiliate. Sections 78.411-78.444 of the Nevada statutes are presently applicable to the Company.

Special Meetings

         The Company's Bylaws and Articles provide that special meetings of the stockholders of the Company may be called by the Chairman of the Board, the Board of Directors or upon written request of stockholders holding not less than 66 2/3% of the common stock.

Mergers, Consolidations and Sales of Assets

         Nevada law provides that an agreement of merger or consolidation, or the sale or other disposition of all or substantially all of a corporation's assets, must be approved by the affirmative vote of the holders of a majority of the voting power of a corporation (except that no vote of the stockholders of the surviving corporation is required to approve a merger if certain conditions are met, unless the articles of incorporation of that corporation states otherwise, and except that no vote of stockholders is required for certain mergers between a corporation and a subsidiary), but does not require the separate vote of each class of stock unless the corporation's articles of incorporation provides otherwise (except that class voting is required in a merger if shares of the class are being exchanged or if certain other rights of the class are affected). The Company's Articles do not alter these provisions of Nevada law.

Directors; Removal of Directors

         Under Nevada law, the number of directors may be fixed by, or determined in the manner provided in, the articles of incorporation or bylaws of a corporation, and the board of directors may be divided into classes as long as at least 25% in number of the directors are elected annually. Nevada law further requires that a corporation have at least one director. Directors may be removed under Nevada law with or without cause by the holders of not less than a majority of the voting power of the corporation, unless a greater percentage is set forth in the articles of incorporation. The Articles of the Company provide that directors may be removed only for cause by a two-thirds majority of stockholders.

Amendments to Bylaws

         The Company's Bylaws may be amended by the Board of Directors or stockholders, provided, however that certain provisions can only be amended by the affirmative vote of holders of at least 66 2/3% of the common stock. These provisions relate to special meetings of stockholders, actions by written consent of stockholders, nomination of directors by stockholders, proceedings for the conduct of stockholder's meetings and the procedures for fixing the number of and electing directors.

Limitation on Liability of Directors

         Section 78.037 of the NRS provides that a Nevada corporation may limit the personal liability of a director or officer to a corporation or its stockholders for breaches of fiduciary duty, except that such provision may not limit liability for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or payment of dividends or other distributions in violation of the Nevada statutes. The Company's Articles provide that no director shall be personally liable to the Company or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability (A) for any breach of the director's duty of loyalty to the Company or its stockholders, (B) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (C) liability under the Nevada statutes, or (D) for any transaction from which the director derived an improper personal benefit.

         In the opinion of the Securities and Exchange Commission, the indemnification and limitation of liability provisions described above would not eliminate or limit the liability of directors and officers under the federal securities laws.

Appraisal Rights

         The Nevada statutes provide dissenting or objecting security holders with the right to receive the fair value of their securities in connection with certain extraordinary corporate transactions. These appraisal rights are available with respect to certain mergers and share exchanges and in connection with the granting of full voting rights to control shares acquired by an interested stockholder. However, unless the transaction is subject to the control share provisions of the Nevada statutes, a stockholder of a Nevada corporation may not assert dissenters' rights, in most cases, if the stock is listed on a national securities exchange or held by at least 2,000 stockholders of record (unless the articles of incorporation of the corporation expressly provide otherwise or the security holders are required to exchange their shares for anything other than shares of the surviving corporation or another publicly held corporation that is listed on a national securities exchange or held of record by more than 2,000 stockholders). The Company's Articles do not alter these provisions of Nevada law

Distributions

         Dividends and other distributions to security holders are permitted under the Nevada statutes as authorized by a corporation's articles of incorporation and its board of directors if, after giving effect to the distribution, the corporation would be able to pay its debts as they become due in the usual course of business and the corporation's total assets would exceed the sum of its total liabilities plus (unless the articles of incorporation provide otherwise) the amount needed to satisfy the preferential rights on dissolution of holders of stock whose preferential rights are superior to those of the shares receiving the distribution.

Preemptive Rights

         Under the Nevada statutes, stockholders of Nevada corporations organized prior to October 1, 1991 have preemptive rights unless the articles of incorporation expressly deny those rights or the stock issuance is among those described in Section 78.265. A stockholder who has preemptive rights is entitled, on terms and conditions prescribed by the board of directors, to acquire proportional amounts of the corporation's unissued or treasury shares in most instances in which the board has decided to issue them. The Company's Articles expressly deny the availability of preemptive rights to the Company's stockholders.

Cumulative Voting

         Under the Nevada statutes, the articles of incorporation of a corporation may provide for cumulative voting, which means that the stockholders are entitled to multiply the number of votes they are entitled to cast by the number of directors for whom they are entitled to vote and then cast the product for a single candidate or distribute the product among two or more candidates. Cumulative voting is not available to stockholders of a Nevada corporation, unless its articles of incorporation expressly provide for that voting right. The Company's Articles do not contain a provision permitting stockholders to cumulate their votes when electing directors.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of common stock offered by this Prospectus will be passed upon for the Company and the selling stockholders by Alverson Taylor Mortensen Nelson & Sanders, Las Vegas, Nevada.

                                     EXPERTS

         The consolidated financial statements of Miza Pharmaceuticals (UK), Ltd. as of December 31, 2002, for the years ended December 31, 2002 and 2001, as listed below, included in this Prospectus and the Registration Statement have been included herein in reliance upon the report of Berkovits, Lago & Company, LLP, independent certified public accountants, given on the authority of said firm as an expert in auditing and accounting.

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

         On July 23, 2002, Doblique, Inc. was informed by Scott Hatfield, CPA (the "First Auditor") that his firm resigned as Doblique's independent public accountant.

         The First Auditor's report for the two most recent fiscal years included an explanatory paragraph concerning Doblique's ability to continue as a going concern. During the two most recent fiscal years and during the interim period from December 31, 2001 until July 23, 2002, Doblique did not have any disagreements with the First Auditor on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures that would require disclosure in the Form 8-K reporting the resignation dated July 23, 2003. During such period, there were no reportable events as described in
Item 304(a)(1)(v) of Regulation S-K. Scott W. Hatfield, CPA, furnished to Doblique a letter addressed to the SEC stating that it agrees with the statements in the immediately preceding paragraph. An updated copy of such letter, dated August 7, 2002 was filed as Exhibit 1 to the Form 8-K.

         On July 26,  2002,  Doblique  retained  the  accounting  firm of Parks,
Tschopp, Whitcomb & Orr, Maitland, Florida (the "Second Auditor") as its independent auditors for the fiscal year ending December 31, 2002. The Board of Directors of Doblique approved the selection of the Second Auditor as new independent auditors. During Doblique's two most recent fiscal years ended December 31, 2001, and the subsequent interim periods through the date of this Report, Doblique did not consult with the Second Auditor regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K. On March 29, 2003, following a change in control of Doblique, Doblique dismissed the Second Auditor as its independent auditors. The Second Auditor's reports for the two most recent fiscal years included an explanatory paragraph concerning Doblique's ability to continue as a going concern. During the two most recent fiscal years and during the interim period from December 31, 2002 until March 29, 2003, Doblique did not have any disagreements with the Second Auditor on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures that would require disclosure in the Form 8-K dated March 24, 2003 reporting the closing. During such period, there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K. The Second Auditor furnished to Doblique a letter addressed to the SEC stating that it agreed with the statements in the immediately preceding paragraph. A copy of such letter, dated April 2, 2003 was filed as Exhibit 2 to the Form 8-K.

         On March 29, 2003, Doblique retained the accounting firm of Berkovits, Lago & Company, LLP, Fort Lauderdale, Florida, as its independent auditors for the fiscal year ending December 31, 2003. The Board of Directors of Doblique approved the selection of Berkovits, Lago &Company, LLP as new independent auditors. Neither management nor anyone on its behalf had consulted with
Berkovits, Lago & Company, LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Doblique's financial statements, and neither a written report nor oral advice was provided to Doblique that Berkovits, Lago & Company, LLP concluded was an important factor considered by Doblique in reaching a decision as to the accounting, auditing or financial reporting issue during Doblique's two most recent fiscal years prior to engaging Berkovits, Lago & Company, LLP.

                              AVAILABLE INFORMATION

         The Company has filed under the Securities Act with the Securities and Exchange Commission a Registration Statement on Form SB-2 with respect to its shares of common stock offered hereby. This Prospectus was filed as a part of the Registration Statement. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to the Company and its common stock.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports, proxy and information statements, and other information with the Commission. Reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W.,
Washington,  D.C.  20549.  Copies of such  material  may also be  obtained  upon written request addressed to the Commission, Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that filed electronically with the Commission at http://www.sec.gov.

         No person has been authorized to give any information or to make any representation other than as contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale of common stock made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities offered by this Prospectus to any person or by anyone in any jurisdiction in which it is unlawful to make such an offer or solicitation.

                                           INDEX TO FINANCIAL STATEMENTS

Report of Independent Certified Public Accountants.....................      F-2
Consolidated Balance Sheets as of December 31, 2002 and
  September 30, 2003 (unaudited) ......................................      F-3
Consolidated Statements of Operations for the years ended December 31, 2001 and 2002 and the nine months ended September 30, 2002 and 2003 (unaudited) F-4 Consolidated Statement of Stockholders' Equity (Deficit) for the years ended December 31, 2001 and 2002 and the nine months ended September 30, 2002
  (unaudited)..........................................................      F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2001 and 2002 and the nine months ended September 30, 2002 and 2003 (unaudited) F-6
Notes to Consolidated Financial Statements..............................     F-7
Unaudited Pro Forma Condensed Consolidated Financial Statements.........
Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December. Unaudited Pro Forma Condensed Consolidated Statements of Operations for
  the nine month period ended September 30, 2003 and 2002...............
Unaudited Pro Forma Condensed Consolidated Statements of Operations for
the year ended December 31, 2002........................................

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
 Miza Pharmaceuticals (UK) Limited

We have audited the balance sheet of Miza Pharmaceuticals (UK) Limited (the "Company") as of December 31, 2002 and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for the two years ended December 31, 2002 and 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Miza Pharmaceuticals UK Limited as of December 31, 2002 and the results of its operations and its cash flows for the two years ended December 31, 2002 and 2001 in conformity with accounting principles generally accepted in the United States of America.

As further discussed in Notes 1 and 12 to the financial statements, the Company was placed under the supervision of an Administrator in accordance with the United Kingdom Insolvency Act of 1986. On March 7, 2003, while under the supervision of the Administrators, the Company sold the majority of its property, plant and equipment, inventory, customer base and intellectual property to INyX Pharma, Ltd, the Company's successor.



By: /s/ Berkovits, Lago & Company, LLP
   -----------------------------------
   Berkovits, Lago & Company, LLP
   Plantation, Florida
   May 9, 2003


                                   INYX, INC.
                                 (In Thousands)

                                     Assets
                                     ------

                                                                  September 30,    December 31,
                                                                      2003            2002
                                                                   (Unaudited)
                                                                  ------------------------------
Current assets:
     Cash                                                         $          15    $        --
     Accounts receivables, net                                            2,547            3,507
     Inventory, net                                                       1,082            1,704
     Other current assets                                                 1,459              267
                                                                  ------------------------------
           Total current assets                                           5,103            5,478
                                                                  ------------------------------

Property, plant and equipment, net                                        5,057            5,134
Goodwill                                                                 10,665             --
                                                                  ------------------------------
                                                                         15,722            5,134
                                                                  ------------------------------
           Total assets                                           $      20,825    $      10,612
                                                                  ==============================

                      Liabilities and Stockholders' Equity


Current liabilities:
     Bank overdraft                                               $         154    $        --
     Line of credit with financial institution                            1,915            1,294
     Accounts payable                                                     2,478            5,137
     Other current liabilities                                              566             --
     Current portion of term loans                                        1,400             --
                                                                  ------------------------------
           Total current liabilities                                      6,513            6,431
                                                                  ------------------------------

Term loans                                                                1,580            6,191
Convertible note                                                          4,273             --
Liabilities subject to compromise                                          --             21,935
                                                                  ------------------------------
           Total liabilities                                             12,366           34,557
                                                                  ------------------------------

Stockholders' equity (deficit):
     Preferred stock - $0.001 par value, 10,000,000 shares
       authorized -0- shares issued and outstanding
     Common stock - $0.001 par value, 150,000,000 shares
       authorized, 25,450,000 (2002 - 16,000,000) shares issued
       and outstanding                                                       25               16
     Subscription Proceeds, net                                             374             --
     Foreign currency translation adjustment                                (25)          (1,503)
     Additional paid-in capital                                          11,305            8,006
     Accumulated deficit                                                 (3,220)         (30,464)
                                                                  ------------------------------
           Total stockholders' equity (deficit)                           8,459          (23,945)
                                                                  ------------------------------

Total liabilities and stockholders' equity                        $      20,825    $      10,612
                                                                  ==============================



See accompanying notes to financial statements.


                                   INYX, INC.
                     Consolidated Statements of Operations
                    (In Thousands, Except per share amounts)





                                                ------------------------------------------------------------
                                                      Nine Months Ended                 Years Ended
                                                        September 30,                   December 31,
                                                    2003 (1)        2002 (2)        2002            2001
                                                        (unaudited)
                                                ------------------------------------------------------------
Net revenues                                    $      8,134    $     20,862    $     24,644    $     21,919
Cost of goods sold                                     6,530          17,325          20,772          15,249
                                                ------------------------------------------------------------
      Gross profit                                     1,604           3,537           3,872           6,670

Expenses:
    General and administrative expenses                4,418           5,842           6,850           3,300
    Selling expenses                                     166             338             376             223
    Depreciation and amortization                        225             336           1,257             843
                                                ------------------------------------------------------------

             Total operating expenses                  4,809           6,516           8,483           4,366
                                                ------------------------------------------------------------

(Loss) income from operations before
    other expenses                                    (3,205)         (2,979)         (4,611)          2,304

Other expenses:
    Reorganization and bankruptcy costs                 --               135          25,049            --
    Interest expense                                     304             418           1,680           1,446
                                                ------------------------------------------------------------
                                                         304             553          26,729           1,446

(Loss) income before income tax benefit
    (provision) and discontinued operations           (3,509)         (3,532)        (31,340)            858

Income tax benefit (expense)                             510             352             352            (334)
                                                ------------------------------------------------------------

(Loss) income from continuing operations              (2,999)         (3,180)        (30,988)            524


Loss from discontinued operations, net of tax            (25)           --              --              --
                                                ------------------------------------------------------------

Net (loss) income                               $     (3,024)   $     (3,180)   $    (30,988)   $        524

(Loss) income per share of common stock
    outstanding-basic and fully diluted
    from continuing operations                  $      (0.14)   $      (0.20)   $      (1.94)   $       0.03
                                                ============================================================

Weighted-average number of shares
  outstanding - basic and fully diluted           21,308,425      16,000,000      16,000,000      16,000,000
                                                ============================================================


(1)  Represents  five months of operations  from April 28, 2003 to September 30,
     2003

(2)  Includes the results of the Biopharma division

See accompanying notes to financial statements.


                                   INYX, INC.

         Statements of Changes in Consolidated Stockholders' Equity and
                           Other Comprehensive Income
                                 (In Thousands)


                                                   Common Stock              Additional       Stock
                                            Number of                         Paid-in     Subscription
                                              Shares         Par Value        Capital      Receivable
                                           ------------    ------------    ------------   ------------
Balances at
   January 1, 2001                               16,000    $         16    $      8,006   $       --

Net loss for the year                           (30,988)

Foreign currency translation                       --
   adjustment                                      --              --              --             --
                                           ------------    ------------    ------------   ------------

Balances at
  December 31, 2002                              16,000              16.00        8,006           --

Bankruptcy settlement
adjustments (see Note 1)                           --              --               498           --

Issuance of Stock for finders fees
on April 17, 2003                                 2,450               2.45        1,302           --

Issuance of Stock for services
On April 17, 2003                                 1,500               1.50          797           --

Issuance of Stock for reverse
acquisition of Inyx Pharma
on April 28, 2003                                 5,000               5.00          214           --

Issuance of Stock net of  offering costs
of $11,800 on August 22, 2003                       500               0.50          488           --


Subscription receivable                            --              --              --              374

Net loss for the period                            --              --              --             --

Foreign currency translation
   adjustment                                      --              --              --             --

                                           ------------    ------------    ------------   ------------
Balance at September 30, 2003                    25,450    $         25    $     11,305   $        374
                                           ------------    ------------    ------------   ------------



                                   INYX, INC.

         Statements of Changes in Consolidated Stockholders' Equity and
                           Other Comprehensive Income
                                 (In Thousands)




                                               Other
                                             Compre-
                                              hensive       Accumulated
                                            Income/Loss       Deficit         Total
                                           ------------    ------------    ------------

Balances at
   January 1, 2001                         $       (771)   $        524    $      7,775

Net loss for the year                                                           (30,988)
                                                                           -    -------
Foreign currency translation
   adjustment                                      (732)           --              (732)
                                           ------------    ------------    ------------

Balances at
  December 31, 2002                              (1,503)        (30,464)        (23,945)

Bankruptcy settlement
adjustments (see Note 1)                          1,503          30,464          32,465

Issuance of Stock for finders fees
on April 17, 2003                                  --              --             1,304

Issuance of Stock for services
On April 17, 2003                                  --              --               799

Issuance of Stock for reverse
acquisition of Inyx Pharma
on April 28, 2003                                  --              (221)             (2)

Issuance of Stock net of  offering costs
of $11,800 on August 22, 2003                      --              --               488


Subscription receivable                            --              --               374

Net loss for the period                            --            (2,998)         (2,998)

Foreign currency translation
   adjustment                                       (25)           --               (25)

                                           ------------    ------------    ------------
Balance at September 30, 2003              $        (25)   $     (3,220)   $      8,459
                                           ------------    ------------    ------------


                                   INYX, INC.
                            Statements of Cash Flows
                                 (In Thousands)


                                                                     Nine Months Ended             Years Ended
                                                                 September 30, (unaudited)         December 31,
                                                                 ----------------------------------------------------

                                                                  2003 (1)      2002 (2)        2002          2001
                                                                 ----------------------------------------------------
Cash flows from operating activities:
    Net (loss) income for the period                             $   (2,999)   $   (3,180)   $  (30,988)   $      524
    Adjustments to reconcile net (loss) income to net cash
      (used in) provided by operating activities:
       Depreciation                                                     225           336         1,257           843
       Deferred income taxes                                           (530)       (1,014)         --            --
       Issuance of stock for services                                   799          --            --            --
       Reorganization and bankruptcy costs                             --            --          25,049
       Reserve for inventory obsolescence                              --            --             713           274
       Provision for bad debt                                          --            --           1,386           300
    Changes in assets and liabilities
       (Increase) decrease in accounts receivables                   (2,547)         (171)          152        (4,923)
       (Increase) decrease in inventory                              (1,082)          435           726           532
       (Increase) decrease in prepaid and other current assets         (555)         (177)         (283)           28
       Increase in accounts payable and
       accrued liabilities                                            2,804         3,188         3,017         7,783
       Increase in bank overdraft                                       154          --            --            --
       Increase in liabilities subject to compromise                   --            --           2,210          --
                                                                 ----------------------------------------------------
    Net cash used in provided by continuing
       operations                                                    (3,731)         (583)        3,239         5,361

    Net cash provided from discontinuing
       operations                                                        35          --            --            --
                                                                 ----------------------------------------------------
           Net cash used in provided by operating activities         (3,696)         (583)        3,239         5,361
                                                                 ----------------------------------------------------

Cash flows from investing activities:
    Purchase of fixed assets                                         (5,282)       (2,128)       (1,776)       (2,394)
    Goodwill and acquisition costs                                     (841)         --            (190)       (1,918)
                                                                 ----------------------------------------------------

           Net cash used in investing activities                     (6,123)       (2,128)       (1,966)       (4,312)
                                                                 ----------------------------------------------------

Cash flows from financing activities:
    Advances by stockholder                                             450          --            --            --
    Advances against line of credit                                   1,915         2,580          --            --
    Proceeds from issuance of long term debt                          3,643           623         8,610         6,581
    Repayment of long term debt                                        (695)         --          (9,693)         --
    Proceeds from issuance of stock, net of issue                      --            --            --
      costs of $12 thousand                                             388          --            --            --
    Proceeds from issuance of promissory note                         4,133           762          --            --
    Advances to affiliated and related parties                         --          (1,187)         (652)       (7,068)
                                                                 ----------------------------------------------------

           Net cash provided by (used in) financing activities        9,834         2,778        (1,735)         (487)
                                                                 ----------------------------------------------------

Effect of foreign exchange rate changes
    on cash and cash equivalents                                        (25)          (42)          (72)          (28)

Increase (decrease) in cash                                             (10)           25          (534)          534

Cash at beginning of period                                              25           518           534          --
                                                                 ----------------------------------------------------

Cash at end of period                                            $       15    $      543    $     --             534
                                                                 ====================================================


(1)  Represents operations from April 28, 2003 to September 31, 2003

(2)  Includes the results of the Biopharma division

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1:  Business Description
-------  --------------------

     Inyx, Inc. (the "Company") was incorporated on March 28, 2000 under the laws of the State of Nevada under the name Doblique, Inc. ("Doblique"). As
Doblique, the Company was engaged in the business of owning and racing thoroughbred horses at various major horse racing venues throughout the United States. On March 6, 2003, management decided to discontinue its operations. Concurrent with the discontinuance of its horse racing operations and the divestiture of such assets, Doblique concluded its acquisition of Inyx Pharma Limited ("Inyx Pharma") and changed its name to Inyx, Inc. ("Inyx"). Inyx Pharma, specializes in niche products and technologies for the treatment of respiratory, allergy, dermatological, and topical conditions. It focuses its expertise on development-led manufacturing in the sterile pharmaceutical, finished-dosage form, outsourcing sector. Inyx Pharma's client base is comprised of larger ethical pharmaceutical companies, branded generic firms and biotechnology groups. Inyx Pharma's business emerged from its acquisition of the assets of Miza Pharmaceuticals, Ltd. (Miza UK) on March 7, 2003. Miza UK had been an operating entity which filed for bankruptcy and reorganization in the United Kingdom on September 3, 2002. During the period September 3, 2002 to March 6, 2003, Miza UK's bankruptcy Administrator settled certain liabilities of Miza UK and sold or discontinued certain of its assets. The net adjustments resulting during the bankruptcy and reorganization period of approximately
$30,464 million are presented in the consolidated statement of changes in stockholders equity.

     The acquisition of Inyx Pharma was consumated on April 28, 2003 by exchanging 16 million shares of the Company's restricted common stock in exchange for 100% of the outstanding common stock of Inyx Pharma. As a result of the exchange, the stockholders of Inyx Pharma became the controlling stockholders of the Company. In the aggregate they hold approximately 64% of the Company's outstanding shares. The acquisition has been accounted for using the reverse acquisition method of accounting for business combinations. Under this method, Inyx Pharma (the legal subsididary) is considered to have acquired Inyx, Inc. (the legal parent) effective April 28, 2003 and continued as Inyx, Inc. thereafter.

     As a result of the reverse acquisition method of accounting, the audited consolidated financial statements for the years ended December 31, 2002 and 2001 presented herein reflect the financial position and results of operations of Miza UK the predecessor company of Inyx Pharma.

     The accompanying unaudited consolidated interim financial statements of the Company for the nine months ended September 30, 2003 includes the operations of Inyx, Inc. from April 28, 2003 to September 2003. The accompanying unaudited consolidated interim financial statements of the Company for the nine-month period ended September 30, 2002 also include the respective operations of Miza UK. Thus unless otherwise indicated, all historical operational information is based on the historical operations of Miza UK which also include the financial position and results of operations of Miza UK's Biopharma division which as previously mentioned was not acquired by Inyx Pharma.

     In the opinion of management, the unaudited consolidated interim financial statements include all necessary adjustments (consisting of normal, recurring accruals) for a fair presentation of the financial position, results of operations and cash flow for the interim periods presented. Preparing consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results may differ from these estimates. Interim results are not necessarily indicative of results for a full year. The results of operations for the nine-month period ended September 30, 2003 are not necessarily indicative of operating results to be expected for a full year

     For comparative purposes and in order to demonstrate the results of operations of the continuing business, we have presented on a pro-forma basis the results of operations of the business excluding Miza UK's Biopharma division for the year ended December 31, 2002 (See F-15). As can be noted the Biopharma Division had net revenues of $3.46 million, cost of revenue of $ 3.45 million, general and administrative expenses of $ 394,000 and selling expenses of $13,000 during 2002.

     The Company operates its business as a single segment.

NOTE 2:  Summary of Significant Accounting Policies
-------  ------------------------------------------


a)   Consolidation
------------------

     The accompanying consolidated financial statements include the accounts of Inyx, Inc. and its wholly owned subsidiaries: Inyx Pharma, an operating company formed under the laws of England and Wales; Inyx Canada, Inc. a federally incorporated Canadian Corporation; and Inyx Realty, Inc. an inactive Florida corporation. All intercompany accounts and transactions have been eliminated in consolidation.

b)   Accounting Estimates
-------------------------

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

c)   Accounts Receivable
------------------------

     Accounts receivable are stated at the face amount net of an allowance for doubtful accounts. Generally accepted accounting principles require that the allowance method be used to reflect bad debts. Periodically, management individually reviews all accounts receivable balances and based on an assessment of current creditworthiness, estimates the portion, if any, of the balance that will not be collected in order to establish an allowance for doubtful accounts

d)   Inventory
--------------

     Inventory is stated at the lower of cost or market (net realizable value) on a first-in first-out basis.


e)   Property Plant and Equipment
---------------------------------

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method based on the estimated useful lives of the assets, which range from 25 years for buildings to 3-10 years for equipment. Expenditures that extend the useful life of property plant and equipment are capitalized and depreciated,. Maintenance, repairs and other expenses that do not extend their useful life are expensed as incurred.


g)   Long Lived Assets
----------------------

     The Company continually evaluates the carrying value of property equipment and goodwill to determine whether there are any impairment losses. If indicators of impairment are present and future cash flows are not expected to be sufficient to recover the assets carrying amount, an impairment loss would be charged to expense in the period identified.

h)   Financial Instruments
--------------------------

     Financial instruments consist of cash, accounts receivable, accounts payable, working line of credit, notes payable and long term obligations. The carrying values of these financial instruments approximate their fair market value as of September 30, 2003 and December 31, 2002.

i)   Revenue Recognition
------------------------

     Revenues are recognized when products are shipped and risk of loss has transferred to the customer.

j)   Per Share Data
-------------------

     Basic income (loss) per share for each period is computed by dividing income (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted loss per share does not include the effects of common stock equivalents as they are anti-dilutive.

k)   Concentration of Credit Risk
---------------------------------

     The Company obtains detailed credit evaluations of customers generally without requiring collateral, and establishes credit limits as required.
Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit risk losses and maintains an allowance for anticipated losses. For the nine month period ended September 30, 2003 three customers represented 42% (2002 -57% and 35% (2002 - 39%) of total revenues and total receivables respectively. For the year ended December 31, 2002 three customers represented 47% (2001 - 40%) and 18.7% (2001- 42.6%) of total revenues and total receivables respectively

l)   Income Taxes
-----------------

     The Company has adopted Statement of Financial Accounting Standards No. 109
- "Accounting for Income Taxes" (SFAS 109). This standard requires the use of an asset and liability approach for financial accounting and reporting on income taxes. If it is more likely than not that some portion of all of a deferred tax asset will not be realized, a valuation allowance is recognized.

m)   Translation of Foreign Currency
------------------------------------

     The functional currency of the operations is the Great Britain Pound. The Company's financial statements are reported in United States Dollars and are translated in accordance with Statement of Financial Accounting Standards No. 52 (SFAS No. 52), which requires that foreign currency assets and liabilities be translated using the exchange rates in effect at the balance sheet date. Results of operations are translated using the average exchange rates prevailing during the period. For purposes of SFAS No. 52, the Company considers the U.S. Dollar to be the reporting currency. The effects of unrealized exchange fluctuations on translating foreign currency assets and liabilities into U.S. Dollars are accumulated as a cumulative translation adjustment in stockholders' equity. Realized gains and losses from foreign currency transactions are included in the results of operation for the period. Fluctuations arising from inter-company transactions are of long term in nature and are accumulated as cumulative translation adjustments.

NOTE 3:  Inventory
-------  ---------

                      Inventories consist of the following:

                                   September 30, 2003       December 31, 2002
                                     (In thousands)           (In thousands)
                                     --------------           --------------

Finished goods                       $            2           $          297

Work in process                                 275                     --

Raw materials                                   971                    1,407

Obsolescence Provision                         (166)                    --
                                     --------------           --------------
                                     $        1,082           $        1,704
                                     ==============           ==============

NOTE 4:  Property Plant and Equipment
-------  ----------------------------

     Property plant and equipment consist of the following at September 30, 2003 and as at December 31, 2002.


                                         September 30, 2003    December 31, 2002
                                           (In thousands)       (In thousands)
                                           --------------       --------------

Land and Building                          $        1,650       $        1,690

    Machinery and Equipment                         3,632                5,450

Accumulated Depreciation                             (225)              (2,006)
                                           --------------       --------------
                                           $        5,057       $        5,134
                                           ==============       ==============


NOTE 5:  Related Party Transaction
-------  -------------------------

     Included in other current liabilities, is an amount due to the major stockholder of the Company of $409,000 as at September 30, 2003. There were no amounts outstanding as of December 31, 2002.

NOTE 6:  Comprehensive Income
-------  --------------------

     Comprehensive loss from foreign currency translation adjustments for the nine months ended September 30, 2003 was $25,000. For the year ended December 31, 2002 the comprehensive loss arising from foreign currency translation was $1,503,000.

NOTE 7:  Shareholders' Equity
-------  --------------------

     On April 17, 2003 the Company issued 2,450,000 shares of restricted common stock as a fee to Saintsbury Management Corp., Grosvenor Trust Company, Ltd., Liberty Management LLC, TriFinity Venture Corporation, and BPL Corp. as finders' fees for their role in facilitating the transaction with Inyx Pharma. On April 21, 2003 the Company issued 1,500,000 shares of restricted common stock to Mr. Jordan Slatt as consideration for business advisory and financial consulting services. On June 26, 2003, the Company filed an S-8 registration statement to register the Slatt securities.

     On April 28, 2003 the Company issued 16,000,000 shares of restricted common stock for 100% of the issued and outstanding shares of Inyx Pharma in a reverse acquisition. This issuance has been given recognition on January 1, 2001 in accordance with provisions of reverse acquisition accounting.

     On August 22, 2003 the Company completed a private placement financing under which the Company sold 500,000 shares of its common stock at a price of $1.00 per share, and the investors also received a common stock purchase warrant, with an exercise price of $1.50 per share, along with each common share purchased. Neither the common shares nor the warrants are registered for trading at this time. The offering included the conversion of $100,000 due to the Company's Chairman, to equity. The remaining proceeds of the offering were used to increase the company's working capital. The investors in this private placement included the Company's Chairman, Dr. Jack Kachkar, and an Outside
Director of the Company, Mr. James Douglas Brown.


NOTE 8:  Stock Based Compensation
-------  ------------------------

     On May 1, 2003 the Company adopted a Stock Option Plan which provides for the granting of incentive stock options and non qualified stock options for the benefit of employees officers and directors. The total number of shares that may be issued under the plan amounts to 5,000,000. The exercise price per share must be at least equal to the fair market price at the time of grant. The Company granted 3,975,000 options during the nine-month period ended September 30, 2003, pursuant to this plan.

     The  Company  applies  the  intrinsic  value  based  method  of  Accounting
Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees,
and  related  interpretations  in  accounting  for its  stock  option  plan.  No stock-based  employee  compensation  cost is  reflected  in  operations,  as all options  granted under the plan had an exercise  price equal to the market value of the underlying common stock on the date of grant. The Company's pro forma net income (loss) and earnings  (loss) per share would have been as indicated  below had the fair value of all option  grants been  charged to salaries,  wages,  and
benefits  in  accordance   with  SFAS  No.  123,   Accounting  for   Stock-Based
Compensation.

                                    ----------------------------------------------------
                                        Nine Months Ended
                                          September 30,               Years ended
                                           (unaudited)                December 31,
                                       2003          2002          2002          2001
                                    ----------------------------------------------------
                                              (in thousands, except per share data)
                                    ----------------------------------------------------
Reported net loss                   $   (3,024)   $   (3,180)   $  (30,988)   $      524
Less:
Stock based employee compensation
(net of tax) using the fair value
method                                   1,818          --            --            --
                                    ----------------------------------------------------

Pro forma net loss                  $   (4,842) $     (3,180)  $   (30,988) $        524
                                    ----------------------------------------------------


Reported net loss per share              (0.14)        (0.20)        (1.94)         0.03
                                    ----------------------------------------------------
Pro Forma net loss per share        $    (0.23)   $    (0.20)   $    (1.94)   $     0.03



NOTE 9:  Earnings (loss) per share
------   -------------------------

     Basic earnings per share ("EPS") is computed using the weighted average number of common shares outstanding during the period. Diluted EPS is computed using the weighted average number of common and dilutive potential common shares outstanding during the period. Dilutive potential common shares consist of common stock issuable upon exercise of stock options using the treasury stock method. No adjustments to earnings were made for purposes of per share calculations. The Company has reported a net loss for nine month periods ended September 30, 2003 and 2002. As a result, 4,175,000 shares of common stock issuable upon exercise of stock options and warrants have been excluded from the calculation of diluted loss per share for period ended September 30, 2003 because their inclusion would be antidilutive.

NOTE 10: Warrants
-------- --------

     During the nine month period ended September 30, 2003 the Company granted 1,420,000 warrants (500,000 pursuant to a private placement, 620,000 pursuant to service and consulting agreements and the balance of 300,000 pursuant to an investment banking agreement) to purchase a maximum of 1,420,000 whole shares of common stock of the Company at prices ranging from $1.10 to $3.10 per share. The warrants expire at various dates between July 1, 2006 and November 17, 2008.

NOTE 11: Acquisitions
-------- ------------

     On April 28, 2003, the Company acquired 100% of the outstanding common stock of Inyx Pharma by issuing 16,000,000 shares of the Company's common stock. Total cost of acquisition included $1.6 million of additional indirect costs of which $334,000 was paid in cash and the balance by issuing stock as consideration for finders' fees. Inyx Pharma is in the business of contract manufacturing pharmaceutical aerosol sprays along with irrigation and injectible solutions. The transaction resulted in recording of goodwill in the amount of $8.71 million.

     On March 7, 2003, Inyx Pharma, the Company's wholly owned subsidiary, acquired the business assets of Miza UK from the court appointed Administrator, the transaction was recorded as a purchase and resulted in recording of goodwill amounting to $1.9 million. Additionally, Inyx Pharma issued approximately $7.1 million in debt to effect the transaction.

         The acquisition was accounted for as a purchase, and the purchase price was allocated to the following assets acquired:

Property, plant and equipment                              $     5,136
Inventory                                                        1,319
Goodwill                                                         1,922
                                                           -----------
Total assets acquired                                      $     8,377
                                                           ===========

Financing provided by:
Issuance of 6% convertible promissory  note                $     4,013
Issuance of term loan - Venture Finance PLC                      3,155
Payment of acquisition costs                                     1,209
                                                           -----------
                                                           $     8,377
                                                           ===========

         The Company assesses goodwill on annually basis for impairment.

NOTE 12: Discontinued Operations
-------  -----------------------

     Effective March 6, 2003 the Company sold assets relating to the operations of Doblique, Inc., to a third party for cash and has discontinued the business of owning and racing thoroughbred race horses. Accordingly, the results of operations and changes in cash flow of the business have been disclosed separately from those of continuing operations.


NOTE 13: Supplemental Cash Flow Information
-------  ----------------------------------

                                                                ---------------------------------------
                                                                 Nine months
                                                                   ended             Year ended
                                                                September 30,        December 31,
                                                                    2003          2002          2001
                                                                (unaudited)
                                                                             (In thousands)
                                                                ---------------------------------------
Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for interest                        $       172   $      --     $       --

Supplemental Disclosure of Non-Cash Financing Activities:
Conversion of shareholder debt into 100,000 shares of stock             100          --             --
Supplemental Disclosure of Non-Cash Investing Activities:
Reclassification of debt to liabilities subject to compromise          --          14,201           --
Assets acquired on May 1, 2001
Property and equipment                                                 --            --           11,489
Inventory                                                              --            --            3,678
Goodwill                                                               --            --            6,789
                                                                                            ------------
                                                                                            $     21,956
                                                                                            ============


Issuance of 5 million shares of common stock                           --            --            7,258
Innsuance of 8% subordinated debt                                      --            --            7,884
Issuance of 6.5% subordinated convertible debt                         --            --            4,354
Liabilities assumed                                                    --            --            2,460
                                                                                            ------------
                                                                                            $     21,956
                                                                                            ============
--------------------------------------------------------------------------------------------------------


NOTE 14: Subsequent Events
-------- -----------------

     On October 29, 2003, the Company closed the private placement of $4,500,000 in the Company's 7% Convertible Term Note with Laurus Muster Funds Ltd. ("Laurus"), due October 29, 2006. The Convertible Term Note is secured by the Company's assets and the stock of its principal operating unit, Inyx Pharma. Monthly payments of principal plus interest on the unpaid balance at the annual rate of 7% will be payable monthly beginning March 1, 2004. The Company has the option to issue common stock in lieu of debt service payments at the then-market price of the stock. In addition, at the option of the holder, the debt may be converted into common stock at a fixed conversion price of $5.00 per share. As additional consideration, the purchaser was issued a five-year Common Stock Purchase Warrant to acquire 1,350,000 shares of common stock at a exercise price of $1.25 per share for the first 450,000 shares, $1.5 per share for the second 450,000 shares and $1.75 per share for the last 450,000 shares. The Company can call these Warrants for redemption if its stock price has closed above 200% of the strike price for 20 consecutive days.

     On October 30, 2003, the Company closed the private placement of $3,000,000 in common stock. The common stock placement, which commenced October 9, 2003, has resulted in the issuance of 3,000,000 shares to a group of institutions and other accredited investor purchasers. In addition to the common shares, the purchasers received a five-year Stock Purchase Warrant to buy one share of common stock for each two shares acquired in the placement, at a price of $1.00 per share for half of such warrants and $1.35 for the remainder. Inyx can call these Warrants for redemption if the Company' stock price has closed above 200% of the strike price for 20 consecutive days.

     Subsequent to September 30, 2003 the Company granted 4,065,000 warrants (1,500,000 pursuant to issuance of equity, 2,010,000 pursuant to issuance of debt and the balance pursuant to services and consulting agreements amounting to 555,000) to purchase a maximum of 4,065,000 whole shares of common stock of the Company at a prices ranging from $1.00 - $2.57 per share. The warrants expire at various dates between August 5, 2005 and December 30, 2008.

     Subsequent to September 30, 2003 the Company granted 1,460,000 options pursuant to its Stock Option Plan, 30,000 options were forfeited and, 500,000 options were cancelled 75,000 options were exercised.

     On December 30, 2003, the Company obtained a U.S. $3.5 million debt facility (the "Facility"). The initial advance under the Facility was
$3,133,197, of which $2,676,300 was used to repay the Company's factoring arrangement with Venture Finance, PLC and the balance was applied to working capital. The Facility consists of two promissory notes, a $1.0 million Secured Convertible Minimum Borrowing Note, and a $2.5 million Secured Revolving Note. Such Notes are secured by all of the Company's assets previously pledged to Laurus under the $4.5 million loan on October 29, 2003, and additionally by the Company's accounts receivables released by Venture Finance. Both Notes bear interest at the greater of prime plus 3% or 7% and are convertible into the Company's common stock at a fixed conversion price of $1.47 per share. In addition, subject to certain limitations, the Secured Convertible Minimum Borrowing Note permits payments to be made in the Company's common stock.

     Subsequent to September 30, 2003, the Chairman and CEO was granted a bonus amounting up to $950,000 in order to return a capital contribution made to Inyx Pharma amounting to apporoximately &700,000 and the balance for business development activities on behalf of Inyx Canada and Inyx Pharma.

                    PRO FORMA FINANCIAL STATEMENT INFORMATION
                    -----------------------------------------

     The following condensed pro forma consolidated statements of operations are based on the assumption that the acquisition of Inyx Pharma Limited took place as of January 1, 2003 and includes the operations of Miza Pharmaceuticals (UK) Limited ("Miza UK") the predecessor to Inyx Pharma Limited for the period January 1, 2003 to March 6, 2003 and Inyx Pharma Limited for the period March 7, 2003 to September 30, 2003. On March 7, 2003, Inyx Pharma Limited acquired the operating assets of Miza UK from a court appointed Administrator and continued the operations of Miza in unbroken succession. The acquisition did not include the operations of Miza's Biopharma division which have been eliminated for the purposes of these pro forma statements.

     For the periods ended September 30, 2002 and December 31, 2002, the operations of Miza UK as predecessor to Inyx Pharma Limited are presented for comparative analysis after the elimination of Miza's Biopharma division.

     For the nine months ended September 30, 2003 and 2002 and the year ended December 31, 2002, operations relating to the business of the former Doblique, Inc. now Inyx, Inc. have been eliminated from these pro forma statements as if the divestiture of assets and liabilities and the discontinuance of related operations occurred on January 1, 2003 and January 1, 2002.

                        INYX, INC. (f/k/a Doblique, Inc.)
        Unaudited Pro Forma Condensed Combining Statements of Operations
               For the Nine Month Period Ended September 30, 2003
                                 (In Thousands)

                                                                                           Pro Forma      Pro Forma
                                                                                              Adj.           Adj.
                                               Inyx, Inc.    Inyx Pharma      Miza UK         (1)            (2)           Total
                                              -----------    -----------    -----------   -----------    -----------    -----------
Net Revenues                                  $      --      $     8,134    $     2,730   $      (334)                  $    10,530
Cost of goods sold                                   --            6,530          2,269          (393)                        8,406
                                              -----------    -----------    -----------                                 -----------
       Gross profit                                  --            1,604            461                                       2,124

Expenses:
    General and administrative expenses             2,438          1,991            568           (33)           (11)         4,953
    Selling expenses                                                 166             51                                         217
                                              -----------    -----------    -----------                                 -----------

           Total operating expenses                 2,438          2,157            619                                       5,170
                                              -----------    -----------    -----------                                 -----------

(Loss) from operations before other expenses       (2,438)          (553)          (158)                                     (3,046)

Other expense (income):
    Administration expense                           --             --               55                          (55)          --
    Loss on sale of livestock                          11           --             --                            (11)          --
    Management fees                                  (619)           619           --                                          --
    Interest expense                                  304            682           (253)                                        733
    Depreciation and amortization                       3            225            468          (120)            (3)           573
                                              -----------    -----------    -----------                                 -----------
                                                     (605)         1,148          1,205                                       1,306

Loss before provision for income taxes             (1,833)        (1,701)        (1,363)                                     (4,352)

Provision for income taxes                           --              510            269                                         779
                                              -----------    -----------    -----------                                 -----------

Net loss                                      $    (1,833)   $    (1,191)   $    (1,094)                                $    (3,573)
                                              ===========    ===========    ===========                                 ===========


(1) This is the adjustment to remove the activity of Biopharma division which was not included in the acquisition.
(2) This is the adjustment to remove the results of operations relating to the business of owning and racing horses. The Company divested itself of this business on March 6, 2003.

                        INYX, INC. (f/k/a Doblique, Inc.)
        Unaudited Pro Forma Condensed Combining Statements of Operations
               For the Nine Month Period Ended September 30, 2002
                                 (In Thousands)

                                                             Pro
                                                            Forma
                                                Miza UK    Adj (1)       Total
                                               --------    --------    --------

Net  revenues                                  $ 20,862      (2,729)   $ 18,133
Cost of goods sold                               17,325      (2,698)     14,627
                                               --------                --------
        Gross profit                              3,537         (31)      3,506

Expenses:
    General and administrative expenses           5,842        (325)      5,517
    Selling expenses                                338         (20)        318
                                               --------                --------

            Total operating expenses              6,180                   5,835
                                               --------                --------

(Loss) from operations before other expenses     (2,643)                 (2,329)

Other expense (income):
    Administration expense                          135                     135
    Interest expense                                418                     418
    Depreciation and amortization                   336         (53)        283
                                               --------                --------
                                                    889                     836

Loss before provision for income taxes           (3,532)                 (3,165)

Provision for income taxes                          352                     352
                                               --------                --------

Net loss                                       $ (3,180)               $ (2,813)
                                               ========                ========


(1) To remove the results of operations relating to Biopharma division which was not included in the acquisition


         Unaudited Pro Forma Condensed Combining Statement of Operations
                      For the Year Ended December 31, 2002
                                 (In thousands)


                                       Inyx, Inc.         Pro             Miza            Pro
                                       12 Months         Forma         12 Months         Forma
                                         Ended            Adj            Ended            Adj
                                      December 31,                    December 31,                      Combined
                                          2002            (1)             2002            (2)             Total
                                      ------------    ------------    ------------    ------------    ------------
Net revenues                          $         54    $        (54)   $     24,644    $     (3,460)   $     21,184
Cost of goods sold                                                          20,772          (3,450)         17,322
                                      ------------                    ------------                    ------------
      Gross profit                              54                           3,872                           3,862

Expenses:
      Livestock & jockey expenses               96             (96)                                           --
      General and administrative                32             (32)          6,850            (394)          6,456
      Selling expenses                                                         376             (13)            363
                                      ------------                    ------------                    ------------
                                               128                           7,226                           6,819
                                      ------------                    ------------                    ------------
(Loss) from operations before
 other expenses                                (74)                         (3,354)                          (2,957)
                                      ------------                    ------------                     ------------

Other expenses:
      Reorganization &
       administration costs                   --                             25,049                         25,049
      Loss on sale of livestock                 17             (17)                                           --
      Interest expense                        --                             1,680          (1,217)            463
      Depreciation and amortization             22             (22)          1,257          (1,083)            174
                                      ------------                    ------------                    ------------
                                                39                          27,986                          25,686
                                      ------------                    ------------                    ------------

(Loss) before tax benefit                     (113)            113         (31,340)          2,697         (28,643)

Income tax benefit                            --                               352            (352)           --
                                      ------------                    ------------                    ------------
Net (loss)                            $       (113)                   $    (30,988)                   $    (28,643)
                                      ============                    ============                    ============


(1) This is an adjustment to remove the results of operations relating to the business of owning and racing Horses. The Company divested itself of this business on March 6, 2003.

(2) Interest and depreciation expense are adjusted to reflect the charges related to pro forma debt and net fixed assets as they were as of the closing of the asset acquisition; the elimination of activity relating to the Bio Pharma division which was not included in the acquisition.

                                     PART II

                  INFORMATION NOT REQUIRED TO BE IN PROSPECTUS

Item 24..  Indemnification of Directors and Officers.

         Article Eleven of the Company's Restated Articles of Incorporation limits the liability of the Company's directors. It provides that no director of the Company shall be personally liable to the Company or its stockholders for damages for breach of fiduciary duty as a director, except for liability for any breach of the duty of loyalty, for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, or for any transaction from which he derived an improper personal benefit.

         In addition, Section 7.8 of the Company's Bylaws provides that the Company shall, to the maximum extent permitted by law, indemnify each officer and director against expenses, judgments, fines, settlements and other amount actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person in connection with any proceeding arising by reason of the fact that such person has served as an officer, agent or director of the Company, and may so indemnify any person in connection with any proceeding arising by reason of the fact that such person has served as an officer or director of the Company.

         Section 78.138(7) of the Nevada Revised Statutes ( the "NRS") provides, with limited exceptions, that:

a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

         (a) His act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

         (b) His breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

         Section 78.7502 of the NRS permits the Company to indemnify its directors and officers as follows:

         1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action suit or proceeding if he:

         (a) Is not liable pursuant to NRS 78.138; or

         (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS
78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

         2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

         (a) Is not liable pursuant to NRS 78.138; or

         (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

         Indemnification may not be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

         In addition, Section 78.751 of the NRS permits the Company to indemnify its directors and officers as follows:

         1. Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

         (a) By the stockholders;

         (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

         (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

         (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

         2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

         3. The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

         (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

         (b Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

         The Company has purchased director and officer liability insurance, as permitted by the NRS.

         Each selling stockholder has agreed to indemnify the Registrant, the officers and directors and controlling persons of the Registrant, and the employees of the Registrant who sign the Registration Statement against certain liabilities incurred in connection with this offering as the result of claims made under the Securities Act of 1933 (the "Securities Act"), the Securities Exchange Act of 1934 (the "Exchange Act") or state law.

Item 25.  Other Expenses of Issuance and Distribution

         The estimated expenses of the registration, all of which will be paid by the Company, are as follows:

SEC Filing fee                                     $4,022
Printing Expenses
Accounting Fees and Expenses
Legal Fees and Expenses
Blue Sky Fees and Expenses
                                                   ------
TOTAL                                              $

Item 26.  Recent Sales of Unregistered Securities

         Upon its incorporation in March 2000, the Company issued 5,000,000 shares of common stock to Pam J. Halter for $0.001 per share.

         On April 17, 2003, in connection with the Company's acquisition of all of the issued and outstanding securities of Inyx Pharma Limited, a specialty pharmaceutical company incorporated under the laws of England and Wales ("Inyx Pharma"), the Company issued the following restricted shares of common stock in a private transaction pursuant to Regulation D, Regulation S and Section 4(2) of the Securities Act of 1933 (the "Securities Act"):

          ----------------------------------------- --------------------------
                            Name                        Number of Shares
          ----------------------------------------- --------------------------
          Saintsbury Management Corp.                        975,000
          ----------------------------------------- --------------------------
          Grosvenor Trust Company, Ltd.                      475,000
          ----------------------------------------- --------------------------
          Liberty Management, LLC                            500,000
          ----------------------------------------- --------------------------
          Tri Finity Venture Corp.                           250,000
          ----------------------------------------- --------------------------
          BPL Corp.                                          250,000
          ----------------------------------------- --------------------------

         The above purchasers are unaffiliated with the Company. The purchase price per share recorded for each issuance was $0.53 per share. No other securities were issued.

         On April 17, 2003, the Company issued 1,500,000 shares of restricted common stock to Jordan Slatt, who is unaffiliated with the Company, at a recorded issue price of $0.53 per share, as consideration for future business consulting services under a Business Advisory & Financial Consulting Services Agreement. Such shares were restricted under Regulation D and Section 4(2) of the Securities Act, but have subsequently been registered for resale on a Form S-8 registration statement.

         On April 28, 2003, the Company concluded its acquisition of Inyx Pharma. The transaction consisted of an exchange of 100% of the outstanding common stock of Inyx Pharma, for 16,000,000 shares of restricted common stock of the Company, representing approximately 64% of the shares outstanding after the exchange, as a result of which Inyx Pharma became a wholly owned subsidiary of the Company. Inyx Pharma focuses its expertise on development-led manufacturing in the sterile pharmaceutical, finished-dosage form, outsourcing sector. It specializes in niche products and technologies for the treatment of respiratory, allergy, dermatological, and topical conditions. Inyx Pharma's client base is comprised of blue-chip ethical pharmaceutical companies, branded generic firms and biotechnology groups. The acquirors were:

--------------------------- ----------------- ----------------------------------
                            Shares of Common
             Name             Stock Received         Relationship to Company
--------------------------- ----------------- ----------------------------------

--------------------------- ----------------- ----------------------------------
715821 Ontario Ltd.               11,800,000  7,600,000 of such shares were
                                              distributed to JEM Family Trust,
                                              whose beneficiaries are family
                                              members of Jack Kachkar. Dr.
                                              Kachkar and his wife disclaim any
                                              beneficial ownership of shares
                                              owned by the Trust. The balance
                                              of the 11.8 million shares have
                                              been distributed to the
                                              unaffiliated partners
                                              of 715821 Ontario Ltd.
--------------------------- ----------------- ----------------------------------
Steve Handley                      2,000,000  President and Director of Company
--------------------------- ----------------- ----------------------------------
Colin Hunter                         600,000  Vice President and Director of
                                              Company
--------------------------- ----------------- ----------------------------------
Coral Beach Ventures, Inc.         1,600,000  None
--------------------------- ----------------- ----------------------------------


         The shares issued in connection with the Company's acquisition of Inyx Pharma were issued in a business combination pursuant to Regulation D or Regulation S of the Securities Act, and the shares issued are restricted against transfer. No lockups beyond usual Rule 144 restrictions were applied. The purchasers were given registration rights. The total transaction value was $8,520,000. No boot, warrants or other securities were issued in the transaction.

         On June 26, 2003, the Company entered into a three month consulting agreement with National Financial Communications Corp. ("NFCC") to provide public relations and shareholders communications services. In connection with those services, warrants for 300,000 shares of the Company's common stock were issued pursuant to Section 4(2) of the Securities Act, consisting of warrants for 150,000 shares to NFCC and warrants for 150,000 shares to Gary Geraci, entitling the holders to each purchase such shares by September 26, 2006 at prices ranging from $1.10 to $3.10.

         On July 1, 2003, pursuant to Section 4(2) of the Securities Act, the Company issued a 5-year warrant to The Garrard Group to purchase 200,000 restricted shares of common stock at prices ranging from $1.10 to $2.60, in exchange for consulting services regarding public relations, advertising and graphic design.

         On August 15, 2003, pursuant to Section 4(2) of the Securities Act, the Company issued a 3-year warrant to Capital Financial Media, Inc. to purchase 100,000 restricted shares of common stock at prices ranging from $1.10 to $2.60, in exchange for consulting services regarding advertising and mass mailings.

         On August 22, 2003, the Company closed a private placement of restricted common stock pursuant to Regulation D of the Securities Act to the following purchasers. The purchase price was $1.00 per share, and each purchaser also received a warrant to purchase one share for each share purchased in the offering for $1.50 per share.

         ---------------------------------- ------------------ -----------------
                           Name              Number of Shares    Affiliation
         ---------------------------------- ------------------ -----------------

         ---------------------------------- ------------------ -----------------
         Jack Kachkar                            100,000(1)    Chairman
         ---------------------------------- ------------------ -----------------
         J. Douglas Brown 100,000 Director
         ---------------------------------- ------------------ -----------------
         Jordan Slatt                            200,000       Shareholder
         ---------------------------------- ------------------ -----------------
         Saintsbury Management Corp               50,000       Shareholder
         ---------------------------------- ------------------ -----------------
         Liberty Management, LLC                  50,000       Shareholder
         ---------------------------------- ------------------ -----------------

         (1)      In exchange for debt arising from working capital loans.

         On August 25, 2003, the Company issued five-year warrants to Duncan Capital LLC to purchase 300,000 shares of our common stock at a price of $1.25 per share for investment banking and investor advisory services provided to us by Duncan Capital. On October 29, 2003, the Company issued Duncan Capital additional five-year warrants to purchase 525,000 shares of our common stock at a price of $1.80 per share, as consideration for arranging a $4.5 million convertible debt financing facility with Laurus Funds which we closed on October 29, 2003 and a $3 million private placement financing, provided by a group of accredited and institutional investors, which the Company completed on October 30, 2003. Duncan Capital subsequently transferred such warrants to its principals.

         On September 12, 2003, the Company issued three-year warrants to Mr. Rick Iler to purchase 20,000 shares of our common stock in exchange for business consulting services provided by Mr. Iler to the Company. Mr. Iler is entitled to purchase the following unregistered securities by September 12, 2006: 5,000 shares at $1.25, 5,000 shares at $1.50, 5,000 shares at $1.75, and 5,000 shares at $2.00.

         On October 1, 2003, the Company issued three- year warrants to R. Castro and Associates, PLLC to purchase 30,000 shares of common stock at $1.25 per share in exchange for advisory and consulting services provided by Mr. Rafael Castro, of R. Castro and Associates, to the Company.

         On October 29, 2003, the Company issued a 7% Convertible Term Note to Laurus Master Fund, Ltd. in the principal amount of $4,500,000. Such note is convertible by the holder into common stock at the fixed conversion rate of $1.00 per share. In addition, such certain conditions, the principal and interest payable under the Note may be paid by the Company in additional shares of common stock, and up to 6,000,000 shares of common stock that may be issued by the Company upon such conversion or in lieu of debt reserves payments are being registered hereunder. The Company also issued a Stock Purchase Warrant to purchase 450,000 shares at $1.25 per share, 450,000 shares at $1.50 per share, and 450,000 shares at $1.75 per share.

         On October 30, 2003, the Company issued 3,000,000 shares at $1.00 per share to 13 institutional and accredited investors in a private placement. In addition, the Company issued warrants to purchase 1,500,000 shares of which 750,000 shares are exercisable at $1.00 and 750,000 shares are exercisable at $1.35.

         On December 30, 2003, the Company closed a transaction with Laurus Master Fund, Ltd. to obtain a US $3.5 million debt facility (the "Facility"). The initial advance under the Facility was $3,133,197, of which $2,676,300 was used to repay the Company's factoring arrangement with Venture Finance, PLC and the balance was applied to working capital. The Facility consists of two promissory notes, a $1.0 million Secured Convertible Minimum Borrowing Note, and a $2.5 million Secured Revolving Note. Such Notes are secured by all of the Company's assets previously pledged to Laurus under the $4.5 million loan on October 29, 2003, and additionally by the Company's accounts receivables released by Venture Finance. Both Notes bear interest at the greater of prime plus 3% or 7% and are convertible into the Company's common stock at a fixed conversion price of $1.47 per share. In addition, subject to certain limitations, the Secured Convertible Minimum Borrowing Note permits payments to be made in the Company's common stock, and we have registered 3,150,000 shares hereunder to register shares issued upon conversion of the Notes or in lieu of Note payments. As additional consideration for the loan, we issued to Laurus a five year Common Stock Purchase Warrant to purchase 660,000 shares of common stock at exercise prices of $1.84 for 220,000 shares, $2.20 for 220,000 shares, and $2.57 for 220,000 shares.

Item 27.  Exhibits

*2.1.1        Stock Exchange  Agreement dated April 25, 2003, among Inyx Pharma,
              Doblique  and  the  Inyx  Stockholder.   (Material  schedules  are
              otherwise attached as exhibits hereto)
*3.1.1        Restated Articles of Incorporation of Inyx, Inc.
*3.2          Bylaws of Inyx, Inc.
*4            Specimen stock certificate for common shares
$5.1          Opinion of Alverson Taylor Mortensen Nelson & Sanders
*10.1         2003 Stock Option Plan
*10.2         Indemnity Agreement dated April 25, 2003 among the Company,  Steve
              Handley,  Colin Hunter and Jack Kachkar *10.3 Registration  Rights
              Schedule to Stock Exchange Agreement dated April 25, 2003
*10.4.1       Employment Agreement dated April 1, 2003, with Jack Kachkar
*10.4.2       Employment Agreement dated May 1, 2003, with Steven Handley
*10.4.3       Employment Agreement dated May 1, 2003, with Colin Hunter
*10.4.4       Employment Agreement dated April 1, 2003, with Rima Goldshmidt
$10.4.4.1     Amendment  dated  May 15,  2003 to  Employment  Agreement  of Rima
              Goldshmidt
*10.5         Opinion of Jeffrey Katz, C.A.
*10.6.1       Lease  dated  July 22,  1994 with the  Council  of the  Borough of
              Halton for  facilities at 6 Seymour  Court,  Manor Park,  Runcorn,
              Cheshire, England
*10.6.2       Lease  dated  June  23,  1988  between   Warrington   and  Runcorn
              Development  Corp  and  MiniPak   Aerosols,   Ltd.  for  lease  of
              facilities at 10-11 Arkwright  Road,  Astmoor  Industrial  Estate,
              Runcorn, Cheshire, England
*10.6.3       Lease  dated  June  23,  1988  between   Warrington   and  Runcorn
              Development  Corp  and  MiniPak   Aerosols,   Ltd.  for  lease  of
              facilities  at 1-2  Arkwright  Road,  Astmoor  Industrial  Estate,
              Runcorn, Cheshire, England
*10.7         Business Advisory and Financial Consulting Services Agreement with
              Jordan Slatt
*10.8         Agreement  dated March 7, 2003 between Miza  Pharmaceuticals  (UK)
              Limited (in administration) and Inyx Pharma
*10.9.1.      Option  Agreement  dated  March 6, 2003  between  Inyx  Pharma and
              Stiefel Laboratories,  Inc. *10.9.2 6% Convertible Promissory Note
              dated March 6, 2003 in the principal amount of (pound)2,500,000 to
              Stiefel Laboratories, Inc.
*10.10        Finders Fee Agreement with Saintsbury Management Corp.,  Grosvenor
              Trust Company, Ltd. And Liberty Management LLC
*10.11        Finders Fee Agreement with TriFinity  Venture  Corporation and BPL
              Corp.
**10.12.1     All  Assets  Debenture  dated  March 7,  2003 in favor of  Venture
              Finance PLC
**10.12.2     Plant  and  Machinery  Loan  Agreement  dated  March 7,  2003 with
              Venture Finance PLC
**10.12.3     Real  Property  Loan  Agreement  dated March 7, 2003 with  Venture
              Finance PLC
**10.12.4     Agreement for the Purchase of Debts with Venture Finance PLC
**10.13.1     Six percent Convertible  Promissory Note to Stiefel  Laboratories,
              Inc. dated March 6, 2003
**10.13.2     Option  Agreement  dated March 6, 2003 with Stiefel  Laboratories,
              Inc.
***10.14      Consulting  Agreement  dated June 1, 2003 with National  Financial
              Communications Corp.
***10.15      Stock Purchase Warrant dated June 26, 2003 with National Financial
              Communications Corp.
***10.16      Stock Purchase Warrant dated June 26, 2003 with Gary Geraci
***10.17      Business  Consulting  Services  Agreement  dated July 1, 2003 with
              Marc Courturier
#10.18.1      Securities  Purchase  Agreement dated October 29, 2003 with Laurus
              Master Fund, Ltd.
#10.18.2      Convertible Term Note dated October 29, 2003
#10.18.3      Common Stock Purchase Warrant
#10.18.4      Registration Rights Agreement
#10.18.5      Debenture (security agreement)
#10.18.6      Charge Over Shares (pledge agreement)
#10.19        Form of Subscription Agreement for common stock placement
###10.20      Consulting  Agreement  executed  July 1,  2003 with  Patrick  W.H.
              Garrard/dba/The Garrard Group of West Redding CT
##10.20.1     Security Agreement
##10.20.2     Secured Revolving Note

##10.20.3     Secured Convertible Minimum Borrowing Note
##10.20.4     Common Stock Purchase Warrant
###10.21      Public Relations  Agreement with Capital  Financial  Media,  Inc., dated August 15, 2003
###10.22      Investment banking agreement with Duncan Capital LLC, dated August
              25, 2003
###10.23.1    Stock Purchase  Warrant for  200,000shares of the Company's common stock with  Patrick  W.H.  Garrard/dba/The  Garrard  Group of West
              Redding CT, dated July 1, 2003
###10.23.2    Stock Purchase  Warrant for 100,000 shares of the Company's common stock with Capital Financial Media, Inc., dated August 15, 2003
###10.23.4    Stock Purchase  Warrant for 100,000 shares of the Company's common stock with Dr. Jack Kachkar, dated August 22, 2003
###10.23.5    Stock Purchase  Warrant for 200,000 shares of the Company's common stock with Mr. Jordan Slatt, dated August 22, 2003
###10.23.6    Stock Purchase  Warrant for 50,000 shares of the Company's  common stock with Saintsburg Management Corp., dated August 22, 2003
###10.23.7    Stock Purchase  Warrant for 50,000 shares of the Company's  common stock with Liberty Management, LLC, dated August 22, 2003
###10.23.8    Stock Purchase  Warrant for 300,000 shares of the Company's common stock with Duncan Capital LLC, dated August 25, 2003
###10.23.9    Stock Purchase  Warrant for 20,000 shares of the Company's  common stock with Mr. Rick Iler, dated September 12, 2003
$21           Subsidiaries of Registrant
$23.1         Consent of Berkovits, Lago & Company, LLP
$23.4         Consent of Alverson Taylor Mortensen Nelson & Sanders, included in opinion at Exhibit 5.1

----------------------
* Filed as exhibit to the Form 8K filed May 13, 2003 and incorporated herein by reference
** Filed as exhibit to Form 8K/A filed June 24, 2003 and incorporated herein by reference
*** Filed as exhibit to Form 10-QSB filed August 19, 2003 and incorporated herein by reference
# Filed as exhibit to Form 8-K filed November 3, 2003 and incorporated herein by reference
## Filed as exhibit to Form 8-K filed January 6, 2004 and incorporated herein by reference
### Filed as exhibit to Form 10-QSB filed November 14, 2003 and incorporated herein by reference
$        Filed herewith

Item 28.   Undertakings

         (a) The undersigned Company hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act;
                           (ii) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reelected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration" table in the effective registration statement; and (iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided however, that provisions (i) and (ii) of this undertaking are inapplicable if the information to be filed thereunder is contained in periodic reports filed by the Company pursuant to the Exchange Act that are incorporated by reference into the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of post-effective amendment any of the securities being registered which remains unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Company and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 16, 2004.

                           INYX, INC.



                           By:  /S/ Jack Kachkar
                              --------------------------------------------------
                              Jack Kachkar, Chairman and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature to the Registration Statement appears below hereby appoints Jack Kachkar, as such person's attorney-in-fact with full power to act alone, with full power of substitution or resubstitution, for such person and in such person's name, place and stead, in any and all capacities to sign on such person's behalf, individually and in the capacities stated below, and to file any and all amendments and post-effective amendments to this Registration Statement, which amendment or amendments may make such changes and additions as such attorney-in-fact may deem necessary or appropriate.

Name                       Office                                      Date
----                       ------                                      ----

/s/ Jack Kachkar           Chairman, Chief Executive           February 16, 2004
---------------------
Jack Kachkar               Officer and Director
                           (Principal Executive Officer)



/s/ Rima Goldshmidt        Vice President and Acting Chief     February 16, 2004
---------------------
Rima Goldshmidt            Financial Officer (Principal Financial
                           and Accounting Officer)



/s/ Steven Handley         President and Director              February 16, 2004
---------------------
Steven Handley



/s/ Douglas Brown          Director                            February 16, 2004
---------------------
Douglas Brown



/s/ Orestes L. Lugo        Director                            February 16, 2004
---------------------
Orestes L. Lugo



/s/ Colin Hunter           Vice President and Director         February 16, 2004
---------------------
Colin Hunter